Exhibit 10.1

EXECUTION COPY

Published CUSIP Number: 24521LAF01

CREDIT AGREEMENT

Dated as of January 29, 2010

among

DEL MONTE CORPORATION,

as the Borrower,

DEL MONTE FOODS COMPANY,

as Holdings,

BANK OF AMERICA, N.A.,

as Administrative Agent, Swing Line Lender and

L/C Issuer,

BARCLAYS CAPITAL and

BMO CAPITAL MARKETS,

as Co-Syndication Agents,

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A.,

NEW YORK BRANCH, SUNTRUST BANK and

U.S. BANK NATIONAL ASSOCIATION

as Co-Documentation Agents

and

The Other Lenders Party Hereto

BANC OF AMERICA SECURITIES LLC,

BARCLAYS CAPITAL and

BMO CAPITAL MARKETS,

as Joint Lead Arrangers and Joint Book Managers

[1]

A published CUSIP number entitles subscribers (primarily banks and brokers) of Standard & Poor’s CUSIP Service Bureau to obtain the number and associated CUSIP data from the Bureau whether or not the subscriber is a Lender under the Credit Agreement. Associated CUSIP data will include the Borrower’s name, place of incorporation, the Administrative Agent’s name, the date of the Credit Agreement, the total amount of the facilities thereunder, and the amount, type and maturity date of each facility thereunder. CUSIP numbers are unique identifiers designed to improve accuracy in communications involving a broad array of financial instruments, whether securities or not, and have no bearing on the characterization thereof.

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	ARTICLE IV
	CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01	Conditions of Initial Credit Extension	73
4.02	Conditions to all Credit Extensions	77

	ARTICLE V
	REPRESENTATIONS AND WARRANTIES

5.01	Existence, Qualification and Power; Compliance with Laws	78
5.02	Authorization; No Contravention	78
5.03	Governmental Authorization; Other Consents	78
5.04	Binding Effect	79
5.05	Financial Statements; No Material Adverse Effect	79
5.06	Litigation	79
5.07	No Default	80
5.08	Ownership of Property; Liens; Investments	80
5.09	Environmental Compliance	80
5.10	Insurance	81
5.11	Taxes	81
5.12	ERISA Compliance	81
5.13	Subsidiaries; Equity Interests; Loan Parties	82
5.14	Margin Regulations; Investment Company Act	82
5.15	Disclosure	83
5.16	Compliance with Laws	83
5.17	Intellectual Property; Licenses, Etc	83
5.18	Solvency	83

	ARTICLE VI
	AFFIRMATIVE COVENANTS

6.01	Financial Statements	84
6.02	Certificates; Other Information	85
6.03	Notices	86
6.04	Intentionally Omitted	87
6.05	Preservation of Existence, Etc	87
6.06	Maintenance of Properties	87
6.07	Maintenance of Insurance	87
6.08	Compliance with Laws	88
6.09	Books and Records	88
6.10	Inspection Rights	88
6.11	Use of Proceeds	88
6.12	Covenant to Guarantee Obligations and Give Security	88
6.13	Compliance with Environmental Laws	92
6.14	Further Assurances	93
6.15	Designation as Senior Debt	93
6.16	Collateral Release; Guaranty Release	93

6.17	Certain Post-Closing Matters	94

	ARTICLE VII
	NEGATIVE COVENANTS

7.01	Liens	94
7.02	Indebtedness	97
7.03	Investments	99
7.04	Fundamental Changes	102
7.05	Dispositions	103
7.06	Restricted Payments	105
7.07	Change in Nature of Business	106
7.08	Transactions with Affiliates	106
7.09	Burdensome Agreements	107
7.10	Financial Covenants	108
7.11	Amendments of Organization Documents	108
7.12	Accounting Changes	108
7.13	Prepayments, Etc. of Subordinated Debt	108
7.14	Amendment, Etc. of Related Documents and Certain Documents	109
7.15	Synthetic Lease Obligations	109
7.16	Speculative Transactions	109
7.17	Formation of Subsidiaries	109

	ARTICLE VIII
	EVENTS OF DEFAULT AND REMEDIES

8.01	Events of Default	110
8.02	Remedies upon Event of Default	112
8.03	Application of Funds	113

	ARTICLE IX
	ADMINISTRATIVE AGENT

9.01	Appointment and Authority	114
9.02	Rights as a Lender	114
9.03	Exculpatory Provisions	115
9.04	Reliance by Administrative Agent	115
9.05	Delegation of Duties	116
9.06	Resignation of Administrative Agent	116
9.07	Non-Reliance on Administrative Agent and Other Lenders	117
9.08	No Other Duties, Etc	117
9.09	Administrative Agent May File Proofs of Claim	117
9.10	Collateral and Guaranty Matters	118
9.11	Secured Cash Management Agreements and Secured Hedge Agreements	119

	ARTICLE X
	CONTINUING GUARANTY

10.01	Guaranty	119
10.02	Rights of Lenders	120
10.03	Certain Waivers	120
10.04	Obligations Independent	120
10.05	Subrogation	120
10.06	Termination; Reinstatement	121
10.07	Subordination	121
10.08	Stay of Acceleration	121
10.09	Condition of Borrower	121
10.10	Additional Guarantor Waivers and Agreements	121

	ARTICLE XI
	MISCELLANEOUS

11.01	Amendments, Etc	122
11.02	Notices; Effectivness; and Other Communications; Facsimile Copies	124
11.03	No Waiver; Cumulative Remedies; Enforcement	126
11.04	Expenses; Indemnity; Damage Waiver	127
11.05	Payments Set Aside	129
11.06	Successors and Assigns	129
11.07	Treatment of Certain Information; Confidentiality	134
11.08	Right of Setoff	134
11.09	Interest Rate Limitation	135
11.10	Counterparts; Integration; Effectiveness	135
11.11	Survival of Representations and Warranties	135
11.12	Severability	136
11.13	Replacement of Lenders	136
11.14	Governing Law; Jurisdiction; Etc	137
11.15	Waiver of Jury Trial	137
11.16	No Advisory or Fiduciary Responsibility	138
11.17	Electronic Execution of Assignments and Certain Other Documents	138
11.18	USA PATRIOT Act Notice	139

SIGNATURES		S-1

SCHEDULES

2.01	Commitments and Applicable Percentages
2.03	Existing Letters of Credit
5.08(b)	Existing Liens
5.08(c)	Owned Real Property
5.08(d)	Leased Real Property (Lessee)
5.08(e)	Existing Investments
5.12	ERISA
5.13	Subsidiaries and Other Equity Investments; Loan Parties
7.02	Surviving Debt
7.05	Assets Held for Sale
11.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B	Swing Line Loan Notice
C-1	Term Note
C-2	Revolving Credit Note
D	Compliance Certificate
E-1	Assignment and Assumption
E-2	Administrative Questionnaire
F	Subsidiary Guaranty
G	Security Agreement
H	Mortgage

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CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of January 29, 2010, among DEL MONTE CORPORATION, a Delaware corporation (the “Borrower”), DEL MONTE FOODS COMPANY, a Delaware corporation (“Holdings”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, BARCLAYS CAPITAL, THE INVESTMENT BANKING DIVISION OF BARCLAYS BANK PLC and BMO CAPITAL MARKETS, as Co-Syndication Agents and COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., NEW YORK BRANCH, SUNTRUST BANK and U.S. BANK, NATIONAL ASSOCIATION as Co-Documentation Agents.

PRELIMINARY STATEMENTS:

The Borrower, Holdings, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, certain financial institutions in their capacities as lenders and certain other agents are parties to the Credit Agreement dated as of February 8, 2005 (as amended, supplemented or otherwise modified from time to time, the “Existing Credit Agreement”).

The Borrower is also the issuer of (a) $250,000,000 in aggregate principal amount of 6 3/4% Senior Subordinated Notes due 2015 (the “2015 Subordinated Notes”) issued pursuant to the Indenture dated as of February 8, 2005 (the “2015 Subordinated Notes Indenture”) among the Borrower, as Issuer, the guarantors party thereto and Deutsche Bank Trust Company Americas, as Trustee and (b) $450,000,000 in aggregate principal amount of 7 1/2% Senior Subordinated Notes due 2019 (the “2019 Subordinated Notes”) issued pursuant to the Indenture dated as of October 1, 2009 (the “2019 Subordinated Notes Indenture”) among the Borrower,, as Issuer, the guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as Trustee.

The Borrower has requested that the Lenders provide a $500,000,000 revolving credit facility (including a Letter of Credit subfacility) and a $600,000,000 term loan A facility, and the Lenders have indicated their willingness to lend and the L/C Issuer has indicated its willingness to so issue Letters of Credit, in each case, on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition” means any transaction or series of related transactions for the purpose of, or resulting directly or indirectly in, (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the Equity Interests in any Person, or otherwise causing any Person to become a

Subsidiary of any Loan Party or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Loan Party or a Subsidiary thereof); provided that the Borrower or a Subsidiary of the Borrower or Holdings is the surviving entity. “Acquired” has the meaning correlative thereto.

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit E-2 or any other form approved by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Credit Agreement.

“Agreement Currency” has the meaning specified in Section 2.03(m)(vi).

“Applicable Commitment Fee Percentage” means, at any time, in respect of the Revolving Credit Facility, (a) for the first six months following the Closing Date, 0.5% per annum and (b) thereafter, a percentage per annum determined by reference to the Total Debt Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b), or, if delivered, the officer’s certificate referred to below:

Applicable Commitment Fee Percentage

Pricing Level	Total Debt Ratio	Applicable Commitment Fee Percentage
1	Less than or equal to 2.00:1.00	0.375%
2	Greater than 2.00:1.00, but less than or equal to 2.50:1.00	0.375%
3	Greater than 2.50:1.00	0.500%

Any increase or decrease in the Applicable Commitment Fee Percentage resulting from a change in the Total Debt Ratio shall become effective upon the first Business Day immediately following the earlier of (i) delivery of a certificate signed by a Responsible Officer calculating the Total Debt Ratio and (ii) the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided, however, if any adjustment becomes effective pursuant to the preceding clause (i), the Total Debt Ratio shall be recalculated upon the first delivery of financial statements pursuant to Sections 6.01(a) or 6.01(b) after the delivery of the officer’s certificate

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referred to in such clause, and if such recalculation indicates that the Total Debt Ratio on the last day of such fiscal quarter was different from that reported in such officer’s certificate, (A) the “Applicable Commitment Fee Percentage” shall be readjusted based on the recalculated Total Debt Ratio and (B) if the recalculated Total Debt Ratio is higher than that reported on the officer’s certificate and results in a higher Applicable Commitment Fee Percentage, the Borrower shall immediately pay an amount equal to the additional Commitment Fee on the Loans that would have accrued thereto based on such higher Applicable Commitment Fee Percentage, which amounts shall be paid (1) immediately, to the extent that any quarterly payment date to which such amounts related have occurred and (2) otherwise, on the quarterly payment date to which such amounts relate. If a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level 3 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered.

“Applicable Percentage” means (a) in respect of the Term A Facility, with respect to any Term A Lender at any time, the percentage (carried out to the ninth decimal place) of the Term A Facility represented by (i) on or prior to the Closing Date, such Term A Lender’s Term A Commitment at such time and (ii) thereafter, the principal amount of such Term A Lender’s Term A Loans at such time, and (b) in respect of the Revolving Credit Facility, with respect to any Revolving Credit Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Credit Facility represented by such Revolving Credit Lender’s Revolving Credit Commitment at such time. If the commitment of each Revolving Credit Lender to make Revolving Credit Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, or if the Revolving Credit Commitments have expired, then the Applicable Percentage of each Revolving Credit Lender in respect of the Revolving Credit Facility shall be determined based on the Applicable Percentage of such Revolving Credit Lender in respect of the Revolving Credit Facility most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means (a) in respect of any New Term Loan, the rate agreed among the Borrower and the Lender or Lenders with respect to such New Term Loan, (b) in respect of Section 2.03(i), the rate set forth in the following table under the heading “(Letters of Credit)” and (c) in respect of the Term A Facility and the Revolving Credit Facility, (i) for the first six months following the Closing Date, 1.75% per annum for Base Rate Loans and 2.75% per annum for Eurodollar Rate Loans and (ii) thereafter, a percentage per annum determined by reference to the Total Debt Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b), or, if delivered, the officer’s certificate referred to below:

Applicable Rate

Pricing Level	Total Debt Ratio	Eurodollar Rate (Letters of Credit)	Base Rate
1	Less than or equal to 2.00:1.00	2.000%	1.000%
2	Greater than 2.00:1.00, but less than or equal to 2.50:1.00	2.375%	1.375%
3	Greater than 2.50:1.00	2.750%	1.750%

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Any increase or decrease in the Applicable Rate resulting from a change in the Total Debt Ratio shall become effective upon the first Business Day immediately following the earlier of (A) delivery of a certificate signed by a Responsible Officer calculating the Total Debt Ratio and (B) the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided, however, if any adjustment becomes effective pursuant to the preceding clause (A), the Total Debt Ratio shall be recalculated upon the first delivery of financial statements pursuant to Sections 6.01(a) or 6.01(b) after the delivery of the officer’s certificate referred to in such clause, and if such recalculation indicates that the Total Debt Ratio on the last day of such fiscal quarter was different from that reported in such officer’s certificate, (I) the “Applicable Rate” shall be readjusted based on the recalculated Total Debt Ratio and (II) if the recalculated Total Debt Ratio is higher than that reported on the officer’s certificate and results in a higher Applicable Rate, the Borrower shall immediately pay an amount equal to the additional interest on the Loans that would have accrued thereto based on such higher Applicable Rate, which amounts shall be paid (y) immediately, to the extent that any Interest Payment Date to which such amounts related have occurred and (z) otherwise, on the Interest Payment Date to which such amounts relate. If a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level 3 shall apply in respect of the Term A Facility and the Revolving Credit Facility as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered.

“Applicable Revolving Credit Percentage” means with respect to any Revolving Credit Lender at any time, such Revolving Credit Lender’s Applicable Percentage in respect of the Revolving Credit Facility at such time.

“Appropriate Lender” means, at any time, (a) with respect to any of the Term A Facility or the Revolving Credit Facility, a Lender that has a Commitment with respect to such Facility or holds a Term A Loan or a Revolving Credit Loan, respectively, at such time, (b) with respect to the Letter of Credit Sublimit, (i) the L/C Issuer and (ii) if any Letters of Credit have been issued pursuant to Section 2.03(a), the Revolving Credit Lenders and (c) with respect to the Swing Line Sublimit, (i) the Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.04(a), the Revolving Credit Lenders.

“Approved Bank” has the meaning specified in the definition of “Cash Equivalents”.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assets Held for Sale” means those assets listed on Schedule 7.05.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

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“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b), and accepted by the Administrative Agent, in substantially the form of Exhibit E-1 or any other form approved by the Administrative Agent.

“Audited Financial Statements” means the audited consolidated balance sheet of Holdings and its Subsidiaries for the fiscal year ended May 3, 2009, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year of Holdings and its Subsidiaries, including the notes thereto.

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

“Availability Period” means in respect of the Revolving Credit Facility, the period from and including the Closing Date to the earliest of (a) the Maturity Date for the Revolving Credit Facility, (b) the date of termination of the Revolving Credit Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Revolving Credit Lender to make Revolving Credit Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Bank of America” means Bank of America, N.A. and its successors.

“BAS” means Banc of America Securities LLC and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate” and (c) the Eurodollar Rate for an Interest Period of one month commencing on such day plus 1%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Revolving Credit Loan, a Term A Loan or a New Term Loan that bears interest based on the Base Rate.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a Revolving Credit Borrowing, a Swing Line Borrowing or a Term Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any

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Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capital Expenditures” means, with respect to any Person for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset which, in accordance with GAAP would be required to be capitalized, but excluding expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (a) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored, (b) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced or (c) with the proceeds of a Disposition otherwise permitted hereby.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Collateralize” has the meaning specified in Section 2.03(g).

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any of its Subsidiaries: (a) obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof; (b) deposits, time deposits, eurodollar time deposits or overnight bank deposits with, or certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or an Affiliate of a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, or under the laws of a foreign country (or political subdivision thereof) in which a Subsidiary making such deposits operates its business and (ii) (A) has combined capital and surplus of at least $250,000,000, (B) whose senior unsecured debt is rated at least A-1 by S&P and at least P-1 by Moody’s; or (C) has a short-term commercial paper rating (at the time of acquisition of such security) by S&P of at least “A-1” or the equivalent thereof (each commercial bank referred to in this clause (b), being an “Approved Bank”); (c) deposits, time deposits, eurodollar time deposits or overnight bank deposits with, or certificates of deposit or bankers’ acceptances of any commercial bank that is organized under the laws of a foreign country but is not an Approved Bank to the extent deposits with such foreign bank do not exceed $1,000,000 outstanding at any time and the aggregate amount of all deposits made pursuant to this clause (c) does not exceed $5,000,000 outstanding at any time; (d) commercial paper and variable or fixed rate notes issued by any Approved Bank or by the parent company of any Approved Bank, (e) commercial paper and variable rate notes maturing no more than one year from the date of creation thereof and having the highest rating (at the time of acquisition of such security) obtainable from either S&P or Moody’s; (f) repurchase obligations of any Approved Bank, having a term of not more than seven days, with respect to securities described in clause (a) above; (g) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of

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which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (h) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Approved Bank; (i) obligations of other Persons with maturities of two years or less from the date of acquisition, rated at least AA by S&P and Aa2 by Moody’s; (j) shares of money market mutual or similar funds which invest at least 95% of their assets in securities or other investments satisfying the requirements of clauses (a) through (i) of this definition; and (k) in the case of any Foreign Subsidiary, high quality short-term investments which are customarily used for cash management purposes in any country in which such Foreign Subsidiary operates.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, card services (including services related to credit cards, including purchasing and commercial cards, prepaid cards, including payroll, stored value and gift cards, merchant services processing, and debit cards), electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means (a) any Person that, at the time it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender, or (b) any Lender or Affiliate of a Lender that is party to a Cash Management Agreement with the Borrower on the Closing Date, in each case, in its capacity as a party to such Cash Management Agreement.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.

“Change in Law” means the occurrence, after the date of this Agreement if in respect of a Lender that is party hereto as of such date or, in each other case, the date such Lender became a party hereto, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, directly or indirectly, of 35% or more of the equity securities of Holdings entitled to vote for members of the board of directors or equivalent governing body of Holdings on a fully-diluted basis; or

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(b) Holdings shall cease, directly or indirectly, to own and control legally and beneficially all of the Equity Interests in the Borrower, or

(c) a “change of control triggering event” under, and as defined in, the 2015 Subordinated Notes Indenture or the 2019 Subordinated Notes Indenture shall have occurred with the effect that the Borrower, Holdings or any other Loan Party is required to redeem or repurchase any of the 2015 Subordinated Notes or the 2019 Subordinated Notes.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 11.01.

“Code” means the Internal Revenue Code of 1986.

“Co-Documentation Agents” means each of Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., New York Branch, SunTrust Bank and U.S. Bank National Association, in its capacity as co-documentation agent under any of the Loan Documents, or any successor co-documentation agent.

“Co-Syndication Agent” means each of Barclays Capital, the investment banking division of Barclays Bank PLC, and BMO Capital Markets in its capacity as co-syndication agent under any of the Loan Documents, or any successor co-syndication agent.

“Collateral” means all of the “Collateral” and “Mortgaged Property” referred to in the Collateral Documents.

“Collateral Documents” means, collectively, the Security Agreement, the Intellectual Property Security Agreement, the Mortgages, each of the mortgages, collateral assignments, Security Agreement Supplements, IP Security Agreement Supplements, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent pursuant to Section 6.12, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Collateral Release Date” means any date on which the Borrower has Investment Grade Ratings. The Collateral Release Date shall occur upon written notice by the Borrower to the Administrative Agent.

“Commitment” means a Term A Commitment, a New Term Commitment, or a Revolving Credit Commitment, as the context may require.

“Committed Loan Notice” means a notice of (a) a Term Borrowing, (b) a Revolving Credit Borrowing, (c) a conversion of Loans from one Type to the other, or (d) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

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“Consolidated Net Income” means, for any period, with respect to any Person or its Subsidiaries the net income (or loss) of such Person and its Subsidiaries on a consolidated basis for such period. Notwithstanding the foregoing, “Consolidated Net Income” of Holdings shall be calculated without giving effect to any charges arising from any purchase accounting valuation adjustments over historical cost of any Person or assets acquired, as required or permitted by Accounting Standards Codification (“ASC”) sections 805 and 350.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or circumstance which constitutes an Event of Default or that, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Term Loans, Revolving Credit Loans, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, (c) has been deemed insolvent or has admitted in writing that it is insolvent, or (d) has become the subject of a bankruptcy or insolvency proceeding.

“Designated Subsidiary” has the meaning set forth in Section 6.12(f).

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“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any (a) sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith or (b) any Sale/Leaseback Transaction; provided, however, that “Disposition” and “Dispose” shall not include the granting of any Permitted Lien.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, in relation to an amount denominated in a currency other than Dollars, the amount of Dollars which could be purchased with such amount at the prevailing Spot Rate (as defined in Section 1.07).

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“EBITDA” means, for any Measurement Period, with respect to any Person,

(a) Consolidated Net Income of such Person for such Measurement Period excluding, to the extent reflected in determining such Consolidated Net Income, extraordinary or non-recurring gains and losses for such Measurement Period plus

(b) to the extent deducted in determining Consolidated Net Income and without duplication, (i) Interest Expense (including, without limitation, all costs (including associated tender costs and call premiums) incurred in connection with the prepayment of any Indebtedness), (ii) income tax expense, (iii) depreciation and amortization (including amortization of goodwill and other intangible assets or any non-cash impairment charges in respect of intangible assets) of such Person for such Measurement Period, (iv) non-cash charges and (v) losses from sales of assets other than inventory sold in the ordinary course of business (provided that in the event cash expenditures are made in such Measurement Period to reduce any non-cash charges established in such Measurement Period or a prior Measurement Period, such cash expenditures shall be deducted to calculate EBITDA for such Measurement Period) minus

(c) to the extent reflected in determining Consolidated Net Income and without duplication, non-cash credits and gains of such Person from sales of assets other than assets (including inventory) sold in the ordinary course of business (provided that in the event cash payments are received in such Measurement Period to offset any non-cash credits established in such Measurement Period or a prior Measurement Period, such cash payments shall be added to calculate EBITDA for such Measurement Period) plus

(d) to the extent deducted in determining Consolidated Net Income and without duplication, transaction fees, costs and expenses incurred in connection with (i) the Transactions, (ii) the issuance of Indebtedness permitted hereby (including permitted refinancings, refundings, renewals or extensions thereof, and specifically including any increase pursuant to Section 2.14 or 2.15 or the incurrence of any New Term Loan), (iii) any Acquisitions permitted hereby or consummated in a prior period (including any

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reasonable and customary fees, costs and expenses incurred in connection with the integration of the businesses acquired thereby) and management incentive payments;

provided that (i) the EBITDA (as calculated pursuant to clauses (a), (b), (c) and (d) above) of any Person, or attributable to any assets, acquired by the Borrower, Holdings or any of their respective Subsidiaries during such Measurement Period shall be included on a pro forma basis for such period (assuming the consummation of each such acquisition and the incurrence or assumption of any Indebtedness in connection therewith occurred on the first day of such Measurement Period, and including any pro forma expense and cost reductions determined in good faith by a responsible financial or accounting officer of Borrower on a basis consistent with Regulation S-X under the Securities Act except that such pro forma calculations may include operating expense and cost reductions for such period resulting from such transaction which is being given pro forma effect that have been realized or (A) for which the steps necessary for realization have been taken (or are taken concurrently with such transaction) or (B) with respect to any transactions for which the steps necessary for realization are reasonably expected to be taken within the six month period following such transaction and, in each case, including, but not limited to, (1) reductions in personnel expenses, (2) reductions of costs related to administrative functions, (3) reductions of costs related to leased or owned properties and (4) reductions from the consolidation of operations and streamlining of corporate overhead; provided that, in either case, such adjustments are set forth in an officers’ certificate signed by the Borrower’s chief financial officer and another Responsible Officer of the Borrower which states (x) the amount of such adjustment or adjustments and (y) that such adjustment or adjustments are based on the reasonable good faith beliefs of the officers executing such officers’ certificate at the time of such execution) if (A) either (1) the audited consolidated balance sheet of such acquired Person and its consolidated Subsidiaries as at the end of the fiscal year of such Person preceding the acquisition of such Person and the related audited consolidated statements of income and cash flows for such fiscal year have been provided to the Administrative Agent and have been reported on without a qualification or exception arising from the scope of the audit or a “going concern” or like qualification or exception or (2) such other audited or unaudited financial information furnished to the Administrative Agent with respect to such Measurement Period and such acquisition has been found reasonably acceptable by the Administrative Agent and (B) either (1) any subsequent unaudited financial statements for such Person for the period prior to the acquisition of such Person were prepared on a basis consistent with such audited financial statements, have been provided to the Administrative Agent and have been reported on without a qualification arising from the scope of the audit or a “going concern” or like qualification or (2) such other financial information furnished to the Administrative Agent with respect to such Measurement Period and such acquisition has been found reasonably acceptable by the Administrative Agent and (ii) the EBITDA (as calculated pursuant to clauses (a), (b), (c) and (d) above) of any Person (other than a Receivables Subsidiary), or attributable to any division or similar business unit, disposed of by the Borrower, Holdings or any of their respective Subsidiaries in a Disposition during such Measurement Period will be excluded on a pro forma basis for such period (assuming the consummation of each such Disposition occurred on the first day of such Measurement Period).

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).

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“Environmental Claims” means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability under any Environmental Law or responsibility for violation of any Environmental Law, or for Release or injury to the environment.

“Environmental Laws” means any and all Federal, state and local statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or during which a substantial cessation of operations is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the

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Borrower or any ERISA Affiliate from a Multiemployer Plan or receipt by the Borrower or any ERISA Affiliate of notification that a Multiemployer Plan is in reorganization; (d) the filing by the Borrower or any ERISA Affiliate of a notice of intent to terminate a Pension Plan, the treatment of a Pension Plan amendment as a termination under Section 4041 of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan; (e) receipt by the Borrower or any ERISA Affiliate of a notice of intent to terminate a Multiemployer Plan, including the treatment of a plan amendment or withdrawal by every employer as a termination under Section 4041A, or the commencement of proceedings by the PBGC to terminate a Multiemployer Plan; (f) receipt by Borrower or any ERISA Affiliate of notice from the PBGC of an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (g) the imposition by a governmental authority or court of any material liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Eurodollar Rate” means for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Eurodollar Rate Loan” means a Revolving Credit Loan, a Term A Loan or a New Term Loan that bears interest at a rate based on the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower or any other Loan Party is located, (c) any backup withholding tax that is required by the Code to be withheld from amounts payable to a Lender that has failed to comply with clause (A) of Section 3.01(e)(ii), and (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 11.13), any United States withholding tax that is imposed on amounts payable to

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such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e)(ii), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a).

“Existing Credit Agreement” has the meaning specified in the introductory paragraphs hereto.

“Existing Letters of Credit” means each of the letters of credit set forth on Schedule 2.03.

“Facility” means the Term A Facility, the Revolving Credit Facility, a New Term Loan, the Swing Line Sublimit or the Letter of Credit Sublimit, as the context may require.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the letter agreement, dated December 17, 2009, among the Borrower, BAS, and Bank of America.

“Fixed Charge Coverage Ratio” means, for any Measurement Period, the ratio of (a) (i) EBITDA of Holdings for such Measurement Period minus (ii) Capital Expenditures made during such Measurement Period by Holdings, the Borrower or any of their respective Subsidiaries to (b) the sum of (i) Interest Expense of Holdings payable in cash for such Measurement Period plus (ii) the scheduled installments of principal of the Term A Loans for such Measurement Period (excluding therefrom the last scheduled installment of principal of the Term A Loan and giving effect to any reduction of such scheduled installments by virtue of the application of any prepayments or repayments made which reduce scheduled installments pro rata pursuant to Section 2.05) plus (iii) any amounts paid as a dividend or distribution by Holdings to any holder of any of its Equity Interests during such period (other than amounts paid in consideration for or in connection with any stock repurchases by Holdings) plus (iv) cash income taxes of Holdings and its Subsidiaries paid during such period (other than income taxes on income arising directly from Dispositions); provided that to the extent that any Acquisition or any Disposition of a Person or a division or similar business unit occurred during such Measurement Period, all items in clauses (a)(i), (a)(ii), (b)(i), (b)(ii) and (b)(iv) shall be calculated on a pro forma basis as if each such Acquisition or Disposition of a Person or a

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division or similar business unit occurred prior to the first day of such Measurement Period and otherwise on the basis set forth in the definition of “EBITDA”.

“Foreign Lender” means any Lender that is organized under the Laws of a jurisdiction other than the United States (including such a Lender when acting in the capacity of the L/C Issuer). For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means, with respect to any Person, any Subsidiary of such Person organized under the law of any jurisdiction other than the United States or any political subdivision thereof.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants (to the extent applicable) and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States (including International Financial Reporting Standards, if and when (a) mandated by the SEC for Holdings or (b) permitted by the SEC for Holdings and adopted by the Loan Parties), that are applicable to the circumstances as of the date of determination, consistently applied; provided, however, that GAAP shall not give effect to ASC 470-20.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such

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Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, (a) Holdings, (b) each Subsidiary of the Borrower that shall be required to execute and deliver a guaranty or guaranty supplement pursuant to Section 6.12, and (c) any Domestic Subsidiary of the Borrower that the Borrower elects in its sole discretion to be a Subsidiary Guarantor (such election to be effected by written notice of such election from the Borrower to the Administrative Agent and by the due execution and delivery to the Administrative Agent of a guaranty or guaranty supplement in the form of Exhibit F hereto or (if a guaranty in the form of Exhibit F hereto has already been executed by another Subsidiary Guarantor) Exhibit A thereto (or, in each case, any other form of guaranty or guaranty supplement reasonably satisfactory to the Administrative Agent and the Borrower); provided that any such election shall be irrevocable once made unless, between the time of such election (the “Initial Election”) and the time that notice of a revocation of the Initial Election is delivered by the Borrower to the Administrative Agent, no event shall have occurred that was not a Default but would have been a Default if the Initial Election had never been made), but in each case, with respect to clause (b) and (c), only so long as the Guaranty delivered by such Subsidiary shall remain in effect; provided that in no event shall any Receivables Subsidiary or any Special Purpose Vehicle be a Guarantor.

“Guaranty” means, collectively, the guaranty made by Holdings under Article X in favor of the Secured Parties and the guaranty made by the Subsidiary Guarantors in favor of the Secured Parties, substantially in the form of Exhibit F, together with each other guaranty and guaranty supplement delivered pursuant to Section 6.12.

“Guaranty Release Period” means any period on or after the Collateral Release Date during which there is no Guaranty from any Subsidiary in effect with respect to any Subordinated Notes or Permitted Junior Indebtedness or any other Indebtedness of the Borrower. Each Guaranty Release Period shall terminate as of any date after the commencement of such Guaranty Release Period on which there is a Guaranty from any Subsidiary of the Borrower in effect with respect to any Subordinated Notes or Permitted Junior Indebtedness or any other Indebtedness of the Borrower.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

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“Hedge Bank” means (a) any Person that, at the time it enters into a Swap Contract permitted hereunder, is a Lender or an Affiliate of a Lender, or (b) any Lender or Affiliate of a Lender that is party to a Swap Contract permitted hereunder with the Borrower on the Closing Date, in either case, in its capacity as a party to such Swap Contract.

“Holdings” means Del Monte Foods Company, a Delaware corporation and the owner of all of the issued and outstanding Equity Interests in the Borrower.

“Honor Date” has the meaning specified in Section 2.03(c)(i).

“Immaterial Subsidiary” means a Subsidiary of Holdings (other than the Borrower) that meets all of the following criteria:

(a) the assets of such Subsidiary and its Subsidiaries (on a consolidated basis and giving effect to intercompany eliminations) do not exceed an amount equal to 5% of the consolidated assets (giving effect to intercompany eliminations) of Holdings and its Subsidiaries; and

(b) the revenues of such Subsidiary and its Subsidiaries (on a consolidated basis and giving effect to intercompany eliminations) for any fiscal quarter do not exceed an amount equal to 5% of the consolidated revenues (giving effect to intercompany eliminations) of Holdings and its Subsidiaries for such period.

“Impacted Lender” means any Lender (a) that is a Defaulting Lender, (b) as to which the Swing Line Lender or the L/C Issuer, as the case may be, has actual knowledge that such Lender has defaulted in fulfilling its obligations under other syndicated credit facilities generally, or (c) is under the Control of an entity that has become subject to a Proceeding under any Debtor Relief Law; provided, however that a Lender shall not be an Impacted Lender solely by virtue of the ownership or acquisition of any Equity Interest in such Lender or the Person controlling such Lender by a Governmental Authority.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP: (a) all indebtedness of such Person for borrowed money; (b) all obligations issued, undertaken or assumed by such Person as the deferred purchase price of property or services (other than trade payables entered into and accrued expenses arising in the ordinary course of business and any contingent obligation to pay a purchase price (including without limitation any such obligations constituting an earnout obligation) so long as such obligation remains contingent); (c) all non-contingent reimbursement or payment obligations with respect to Surety Instruments; (d) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments; (e) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (f) all obligations of such Person with respect to any Capital Lease (the amount of such Indebtedness being equal to the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP); (g) all indebtedness of the kinds

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referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts receivable and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; and (h) all Guarantees of such Person in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (g) above; provided, however, that Indebtedness shall not include any obligation under or resulting from any Qualified Receivables Transaction. For the avoidance of doubt, Indebtedness shall not include any Synthetic Lease Obligation or any obligation under a Swap Contract.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company or in which such Person is a limited partner) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 11.04(b).

“Information” has the meaning specified in Section 11.07.

“Information Memorandum” means the information memorandum dated January 5, 2010 used by the Joint Lead Arrangers in connection with the syndication of the Commitments.

“Intellectual Property Security Agreement” has the meaning specified in Section 4.01(a)(iv).

“Intercreditor Agreement” means the Amended and Restated Intercreditor Agreement, dated as of December 5, 1989, by and among certain creditors of the Borrower.

“Interest Expense” means for any period, with respect to any Person, the consolidated interest expense of such Person and its Subsidiaries for such period (including all imputed interest on Capital Leases but excluding any imputed interest on or with respect to Synthetic Lease Obligations) excluding (a) amortization or write-off of deferred financing costs and (b) any premium paid, including associated tender costs, in connection with the refinancing or repayment of Subordinated Notes or Permitted Junior Indebtedness to the extent such repayment is otherwise permitted hereunder.

“Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan or a Swing Line Loan, the last Business Day of each January, April, July and October and the Maturity Date of the Facility under which such Loan was made (with Swing Line Loans being deemed made under the Revolving Credit Facility for purposes of this definition).

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“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter (or with the consent of all of the Lenders holding Commitments or Loans under the relevant Facility, any other date that is twelve or fewer months thereafter or that is within such time period) as selected by the Borrower in its Committed Loan Notice; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person in another Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or substantially all of the business of, such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested (net of any return of capital in respect thereof), without adjustment for subsequent increases or decreases in the value of such Investment. Any contributions made to any “plan”, as defined in Section 3.3 of ERISA, shall not be deemed to be Investments.

“Investment Grade Ratings” means a corporate family rating of both (a) BBB- or better by S&P (with a stable or better outlook) and (b) Baa3 or better by Moody’s (with a stable or better outlook).

“IP Rights” has the meaning specified in Section 5.17.

“IP Security Agreement Supplement” has the meaning specified in Section 13(f) of the Security Agreement.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

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“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary of the Borrower) in favor of the L/C Issuer and relating to any such Letter of Credit.

“Joint Lead Arrangers” means Banc of America Securities LLC, Barclays Capital, the investment banking division of Barclays Bank PLC, and BMO Capital Markets in their capacities as joint lead arrangers and joint book managers.

“Joint Venture” means a corporation, partnership, limited liability company, joint venture or other similar legal arrangement (whether created by contract or conducted through a separate legal entity) which is not a Subsidiary of any Loan Party or any of their respective Subsidiaries and which is now or hereafter formed by any Loan Party or any of their respective Subsidiaries with another Person in order to conduct a common venture or enterprise with such Person.

“Judgment Currency” has the meaning specified in Section 2.03(m)(vi).

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

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“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder and shall include the Existing Letters of Credit. A Letter of Credit may be a commercial letter of credit or a standby letter of credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is five days prior to the Maturity Date then in effect for the Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(i).

“Letter of Credit Sublimit” means an amount equal to $150,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever in respect of any property (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing), but not including the interest of a lessor under any operating lease.

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Term Loan, a Revolving Credit Loan or a Swing Line Loan.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) the Guaranty, (d) the Collateral Documents, (e) the Fee Letter, (f) each Issuer Document, (g) each Secured Hedge Agreement and (h) each Secured Cash Management Agreement; provided that for purposes of Articles II through VIII and XI, “Loan Documents” shall not include Secured Hedge Agreements or Secured Cash Management Agreements.

“Loan Parties” means, collectively, the Borrower and each Guarantor; provided that in no event shall a Receivables Subsidiary or a Special Purpose Vehicle be considered a “Loan Party” hereunder.

“Margin Stock” has the meaning specified in Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

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“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, or financial condition of (i) the Borrower and its Subsidiaries taken as a whole and (ii) Holdings and its Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Specified Document, or of the ability of any Loan Party to perform its obligations under any Specified Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Specified Document to which it is a party. For purposes of this definition, a “Specified Document” means each of (w) this Agreement, (x) the Security Agreement, (y) any Note and (z) the Loan Documents taken (for purposes of this clause (z) only) as a whole.

“Material Domestic Subsidiary” means a Material Subsidiary that is also a Domestic Subsidiary; provided, that in no event shall any Receivables Subsidiary or a Special Purpose Vehicle be considered a “Material Domestic Subsidiary” hereunder.

“Material Subsidiary” means a Subsidiary of Holdings (other than the Borrower) that is not an Immaterial Subsidiary.

“Maturity Date” means (a) with respect to the Revolving Credit Facility, January 30, 2015 and (b) with respect to the Term A Facility, January 30, 2015; provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Measurement Period” means any period of four consecutive fiscal quarters of Holdings ending on the last day of a fiscal quarter.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” has the meaning specified in Section 4.01(a)(xiv).

“Mortgage Policy” has the meaning specified in Section 4.01.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means:

(a) with respect to any Disposition by Holdings or any of its Subsidiaries of any assets (other than the Disposition of any Receivables Program Assets pursuant to or in connection with a Qualified Receivables Transaction), the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such transaction (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset and that is required to be repaid in connection with such transaction (other than Indebtedness under the Loan Documents), (B) the out-of-pocket expenses

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incurred by such Loan Party or such Subsidiary in connection with such transaction (including sales and commissions and legal, accounting and investment banking fees), (C) taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (D) appropriate amounts to be provided by such Person as a reserve, in accordance with GAAP, against any liabilities associated with such Disposition and retained by such Person after such Disposition, including pension and other post employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Disposition; provided that, if and to the extent that such reserves are no longer required to be maintained in accordance with GAAP, such amounts shall constitute Net Cash Proceeds, to the extent such amounts would have otherwise constituted Net Cash Proceeds under this clause (a); and

(b) with respect to the incurrence or issuance of any Indebtedness by Holdings or any of its Subsidiaries, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such transaction over (ii) the underwriting discounts and commissions, and other out-of-pocket expenses, incurred by Holdings or such Subsidiary in connection therewith.

“New Term Loan” has the meaning specified in Section 2.16(a).

“Non-Dollar Letter of Credit” has the meaning specified in Section 2.03(m).

“Note” means a Term A Note or a Revolving Credit Note, as the context may require.

“NPL” means the National Priorities List under CERCLA.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, Secured Cash Management Agreement or Secured Hedge Agreement, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

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“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document (other than any Secured Hedge Agreement or any Secured Cash Management Agreement) or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document (other than any Secured Hedge Agreement or any Secured Cash Management Agreement).

“Outstanding Amount” means (a) with respect to Term Loans, Revolving Credit Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans, Revolving Credit Loans and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower or any Subsidiary of Unreimbursed Amounts.

“Overnight Rate” has the meaning specified in Section 2.03(m)(vii).

“Participant” has the meaning specified in Section 11.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Encumbrances” has the meaning specified in the Mortgages.

“Permitted Junior Indebtedness” has the meaning specified in Section 7.02(m).

“Permitted Liens” means Liens permitted under Section 7.01.

“Permitted Security Agreements” means, collectively, the Intellectual Property Security Agreements and Assignments between Del Monte Corporation, a New York corporation and the predecessor in interest to the Borrower, and Wafer Limited and Del Monte Corporation, a New York corporation and the predecessor in interest to the Borrower, and Del Monte Tropical Fruit Company, North America, each dated December 5, 1989, the Intellectual Property Security Agreement and Assignment dated as of January 9, 1990 between Del Monte Corporation, a New York corporation and the predecessor in interest to the Borrower, and Kikkoman Corporation, the Intellectual Property Security Agreement and Assignment dated as of May 9, 1990 between Del Monte Corporation, a New York corporation and the predecessor in interest to the Borrower, and Del Monte Foods Limited, the Intellectual Property Security Agreement and Assignment dated as of May 9, 1990 between Del Monte Corporation, a New York corporation and the predecessor in interest to the Borrower, and Del Monte International, Inc., and any other security agreements between the Borrower and a licensee of intellectual property to secure the damages,

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if any, of such licensee resulting from the rejection of the license of such licensee in a bankruptcy, reorganization or similar proceeding with respect to the Borrower; provided that each such Permitted Security Agreement shall be subject to the Intercreditor Agreement.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.02.

“Pledged Debt” has the meaning specified in Section 1 of the Security Agreement.

“Pledged Equity” has the meaning specified in Section 1 of the Security Agreement.

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by Borrower or any Subsidiary of Borrower pursuant to which Borrower or any such Subsidiary may sell, convey or otherwise transfer to a Receivables Subsidiary (in the case of a transfer by Borrower or any other Seller) or any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any Receivables Program Assets (whether existing on the date hereof or arising thereafter); provided that no portion of the indebtedness or any other obligations (contingent or otherwise) of a Receivables Subsidiary or Special Purpose Vehicle is recourse to or obligates Borrower or any other Seller in any way other than pursuant to Standard Securitization Undertakings; provided, that no Receivables Document with respect to such Qualified Receivables Transaction shall prohibit or otherwise restrict, or create any event of default on account of, the payment of dividends from a Receivables Subsidiary to the Borrower or any Subsidiary of the Borrower with the proceeds of Receivables Program Assets remaining after giving effect to all other allocations thereof required to be made by the Receivables Documents, unless after giving effect to any such dividend a “default,” “event of default,” “potential termination event” or “termination event,” as each term may be defined in the Receivables Documents, or other similar event or condition, would then occur or exist.

“Receivables” means rights of Borrower or any other Seller to payments (whether constituting accounts, chattel paper, instruments, general intangibles or otherwise, and including the right to payment of any interest or finance charges).

“Receivables Documents” means:

(a) a receivables purchase agreement, pooling and servicing agreement, credit agreement, agreements to acquire undivided interests or other agreement to transfer, or create a security interest in, Receivables Program Assets, in each case as amended, modified, supplemented or restated and in effect from time to time and entered into by the Borrower, another Seller and/or a Receivables Subsidiary, and

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(b) each other instrument, agreement and other document entered into by the Company, any other Seller or a Receivables Subsidiary relating to the transactions contemplated by the agreements referred to in clause (a) above, in each case as amended, modified, supplemented or restated and in effect from time to time.

“Receivables Facility Size” means, with respect to a Disposition of Receivables Program Assets in connection with a Qualified Receivables Transaction, the total amount of indebtedness required in accordance with GAAP to be reflected on the consolidated financial statements of Holdings as a borrowing in connection with such Qualified Receivables Transaction.

“Receivables Program Assets” means:

(a) all Receivables which are described as being transferred by the Company, another Seller or a Receivables Subsidiary pursuant to the Receivables Documents;

(b) all Receivables Related Assets; and

(c) all collections (including recoveries) and other proceeds of the assets described in the foregoing clauses.

“Receivables Related Assets” means:

(a) any rights arising under the documentation governing or relating to Receivables (including rights in respect of liens securing such Receivables and other credit support in respect of such Receivables);

(b) any proceeds of such Receivables and any lockboxes or accounts in which such proceeds are deposited;

(c) spread accounts and other similar accounts (and any amounts on deposit therein) established in connection with a Qualified Receivables Transaction;

(d) any warranty, indemnity, dilution and other intercompany claim arising out of Receivables Documents; and

(e) other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

“Receivables Subsidiary” means a special purpose Subsidiary of Borrower created in connection with the transactions contemplated by a Qualified Receivables Transaction.

“Register” has the meaning specified in Section 11.06(c).

“Registered Public Accounting Firm” has the meaning specified by the Securities Laws and shall be independent of Holdings as prescribed by the Securities Laws.

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“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release” means a “release”, as such term is defined in CERCLA.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Term Loans or Revolving Credit Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Lenders” means, as of any date of determination, Revolving Credit Lenders holding more than 50% of the sum of the (a) Total Revolving Credit Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, chief accounting officer, treasurer or assistant treasurer of a Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof).

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01(b).

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“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrower pursuant to Section 2.01(b), (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Revolving Credit Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time.

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment at such time.

“Revolving Credit Loan” has the meaning specified in Section 2.01(b).

“Revolving Credit Note” means a promissory note made by the Borrower in favor of a Revolving Credit Lender evidencing Revolving Credit Loans or Swing Line Loans, as the case may be, made by such Revolving Credit Lender, in substantially the form of Exhibit C-2.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sale/Leaseback Transaction” means any arrangement with any Person providing for the leasing by the Borrower or any of its Subsidiaries of any real or personal property, which property is or has been sold or transferred by the Borrower or any of its Subsidiaries in contemplation of taking back a lease thereof.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between the Borrower or any other Loan Party and any Cash Management Bank.

“Secured Hedge Agreement” means any Swap Contract permitted hereunder that is entered into by and between the Borrower or any other Loan Party and any Hedge Bank.

“Secured Obligations” has the meaning specified in Section 2 of the Security Agreement.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the L/C Issuer, the Hedge Banks, the Cash Management Banks, and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05.

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“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the Securities Act, the Securities Exchange Act of 1934, as amended, Sarbanes-Oxley, and, in each case, the rules and regulations of the SEC promulgated thereunder, and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date under this Agreement.

“Security Agreement” has the meaning specified in Section 4.01(a)(iii).

“Security Agreement Supplement” has the meaning specified in Section 23(b) of the Security Agreement.

“Seller” means the Company or any Subsidiary or other Affiliate of the Company (other than a Receivables Subsidiary) which is a party to a Receivables Document.

“Separation Agreement” means the Separation Agreement dated as of June 12, 2002 between H. J. Heinz Company, a Pennsylvania corporation, and SKF Foods Inc., a Delaware corporation and predecessor in interest to the Borrower.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Purpose Vehicle” means a trust, partnership or other special purpose Person established by Borrower and/or any of its Subsidiaries to implement a Qualified Receivables Transaction.

“Standard Securitization Undertakings” means representations, warranties, covenants (including without limitation repurchase obligations) and indemnities entered into by Borrower or any Subsidiary of Borrower which are reasonably customary in accounts receivable transactions.

“Subordinated Debt” means (a) the Subordinated Notes, (b) any Permitted Junior Indebtedness and (c) all other unsecured Indebtedness of any Loan Party or any Subsidiary thereof for borrowed money which is expressly subordinated in right of payment to the prior payment in full of the Obligations and which is subject to, and is only entitled to the benefits of,

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terms and provisions (including maturity, amortization, acceleration, interest rate, sinking fund, covenant, default and subordination provisions) satisfactory in form and substance to the Required Lenders, as evidenced by their written approval thereof (which may be granted or withheld in their sole discretion).

“Subordinated Notes” means, collectively, the 2015 Subordinated Notes and the 2019 Subordinated Notes.

“Subordinated Notes Documents” means the 2015 Subordinated Notes Indenture, the 2019 Subordinated Notes Indenture, the Subordinated Notes and all other agreements, instruments and other documents pursuant to which any Subordinated Notes have been or will be issued or otherwise setting forth the terms of any Subordinated Notes.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantors” means, collectively, each Subsidiary of the Borrower that is a Guarantor.

“Surety Instruments” means all letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, surety bonds and similar instruments.

“Surviving Debt” means the Indebtedness in existence on the date hereof and set forth on Schedule 7.02.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules and credit support documents, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

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“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line” means the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.04.

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $35,000,000 and (b) the Revolving Credit Facility. The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Synthetic Lease Obligation” means, with respect to any Person, the monetary obligations of such Person under a so-called synthetic lease, off-balance sheet or tax retention lease, if such obligations are considered indebtedness for borrowed money for tax purposes but such lease is classified as an operating lease under GAAP; provided, however, that the term Synthetic Lease Obligations shall in any case exclude any obligations that are liabilities of any such Person as lessee under any operating lease so long as the terms of such operating lease do not require any payment by or on behalf of such Person at termination of such operating lease.

“Tax Sharing Agreement” means the Tax Sharing Agreement dated as of January 9, 1990 by and between Holdings and Del Monte Corporation, a New York corporation and the predecessor in interest to the Borrower, as the same may be amended from time to time in accordance with Section 7.14 hereof.

“Tax Separation Agreement” has the meaning specified in the Separation Agreement.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

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“Term A Borrowing” means a borrowing consisting of simultaneous Term A Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Term A Lenders pursuant to Section 2.01(a).

“Term A Commitment” means, as to each Term A Lender, its obligation to make Term A Loans to the Borrower pursuant to Section 2.01(a) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term A Lender’s name on Schedule 2.01 under the caption “Term A Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Term A Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Term A Facility” means, at any time, (a) on or prior to the Closing Date, the aggregate amount of the Term A Commitments at such time and (b) thereafter, the aggregate principal amount of the Term A Loans of all Term A Lenders outstanding at such time.

“Term A Lender” means (a) at any time on or prior to the Closing Date, any Lender that has a Term A Commitment at such time and (b) at any time after the Closing Date, any Lender that holds Term A Loans at such time.

“Term A Loan” means an advance made by any Term A Lender under the Term A Facility.

“Term A Note” means a promissory note made by the Borrower in favor of a Term A Lender evidencing Term A Loans made by such Term A Lender, in substantially the form of Exhibit C-1.

“Term Borrowing” means either a Term A Borrowing or a borrowing consisting of New Term Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each Lender that holds such New Term Loans at such time.

“Term Commitment” means a Term A Commitment.

“Term Loan” means a Term A Loan or a New Term Loan.

“Threshold Amount” means $35,000,000.

“Total Debt” means, without duplication, (a) total Indebtedness of Holdings and its Subsidiaries at the time of determination less (b) Indebtedness of the type described in clause (c) of the definition of “Indebtedness” in respect of Surety Instruments under which Holdings or any of its Subsidiaries has only an unmatured payment obligation determined at such time less (c) Indebtedness of the type described in clauses (g) and (h) of the definition of “Indebtedness” in respect of Indebtedness at such time described in clause (b) above.

“Total Debt Ratio” means for any Measurement Period the ratio of

(a) the sum of (i) the aggregate outstanding principal amount of all Total Debt (other than Revolving Credit Loans) outstanding on the last day of such Measurement

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Period plus (ii) without duplication, the aggregate outstanding amount of any indebtedness for borrowed money of any Receivables Subsidiary (or, if greater, the Receivables Facility Size) pursuant to any Qualified Receivables Transaction as of the last day of such Measurement Period plus (iii) the quotient of (A) the sum of the aggregate outstanding principal amount of all Revolving Credit Loans outstanding on the last day of each of the twelve fiscal months during such Measurement Period divided by (B) 12, to

(b) EBITDA of Holdings for such Measurement Period.

“Total Revolving Credit Outstandings” means the aggregate Outstanding Amount of all Revolving Credit Loans, Swing Line Loans and L/C Obligations.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Transaction” means, collectively, (a) the entering into by the Loan Parties of the Loan Documents to which they are or are intended to be a party as of the Closing Date, (b) the refinancing of outstanding Indebtedness of the Borrower and the other Loan Parties in respect of the Existing Credit Agreement and the termination of all commitments with respect thereto, and (c) the payment of the fees and expenses incurred in connection with the consummation of the foregoing.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Voting Interests” means shares of capital stock issued by a corporation, or equivalent Equity Interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Wholly-Owned Subsidiary” means with respect to any Person in which (other than directors’ qualifying shares or due to native ownership requirements) 100% of the Voting Interests in such Person of each class is owned beneficially and of record by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

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1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms. (a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, except as otherwise specifically prescribed herein.

(b) Changes in GAAP. If at any time any change in GAAP (including the adoption by the Loan Parties of International Financial Reporting Standards) would affect the computation of any covenant, financial ratio or other provision set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to

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preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested by the Administrative Agent hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.07 Currency Equivalents Generally. Any amount specified in this Agreement (other than in Articles II, IX and X) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount thereof in the applicable currency to be determined by the Administrative Agent at such time on the basis of the Spot Rate (as defined below) for the purchase of such currency with Dollars. For purposes of this Section 1.07, the “Spot Rate” for a currency means the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date of such determination; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 The Loans. (a) The Term A Borrowing. Subject to the terms and conditions set forth herein, each Term A Lender severally agrees to make a single loan to the Borrower on the Closing Date in an amount not to exceed such Term A Lender’s Term A Commitment. The Term A Borrowing shall consist of Term A Loans made simultaneously by the Term A Lenders in accordance with their respective Applicable Percentage of the Term A

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Facility. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed. Term A Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

(b) The Revolving Credit Borrowings. Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make loans (each such loan, a “Revolving Credit Loan”) to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Revolving Credit Borrowing, (i) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Revolving Credit Lender’s Revolving Credit Commitment. Within the limits of each Revolving Credit Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(b), prepay under Section 2.05, and reborrow under this Section 2.01(b). Revolving Credit Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.02 Borrowings, Conversions and Continuations of Loans. (a) Each Term A Borrowing, each Revolving Credit Borrowing, each conversion of Term Loans or Revolving Credit Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans; provided, however, that if the Borrower wishes to request Eurodollar Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period”, the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. four Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Appropriate Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 5:00 p.m., four Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Appropriate Lenders. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $2,000,000 or a whole multiple of $500,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $250,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (A) whether the Borrower is requesting a Term A Borrowing, a Revolving Credit Borrowing, a conversion of Term Loans or Revolving Credit Loans from one Type to the other, or a continuation of

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Eurodollar Rate Loans, (B) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (C) the principal amount of Loans to be borrowed, converted or continued, (D) the Type of Loans to be borrowed or to which existing Term Loans or Revolving Credit Loans are to be converted, and (E) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans or Revolving Credit Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Notwithstanding anything to the contrary herein, a Swing Line Loan shall only be a Base Rate Loan and may not be converted to a Eurodollar Rate Loan.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage under the applicable Facility of the applicable Term A Loans or Revolving Credit Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a). In the case of a Term A Borrowing or a Revolving Credit Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date a Committed Loan Notice with respect to a Revolving Credit Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Revolving Credit Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.

(c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

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(e) After giving effect to all Term A Borrowings, all conversions of Term A Loans from one Type to the other, and all continuations of Term A Loans as the same Type, there shall not be more than twelve (12) Interest Periods in effect in respect of the Term A Facility. After giving effect to all Revolving Credit Borrowings, all conversions of Revolving Credit Loans from one Type to the other, and all continuations of Revolving Credit Loans as the same Type, there shall not be more than twelve (12) Interest Periods in effect in respect of the Revolving Credit Facility.

2.03 Letters of Credit. (a) The Letter of Credit Commitment. (i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower or its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, (y) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender, plus such Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Anything contained herein to the contrary notwithstanding, the L/C Issuer shall have no obligation to issue a requested Letter of Credit or any other Letter of Credit if at such time any Revolving Lender is an Impacted Lender unless the Borrower or such Impacted Lender shall have cash collateralized such Impacted Lender’s Applicable Percentage of the requested Letter of Credit in accordance with the procedures set forth in clause (g) below, or other arrangements satisfactory to the L/C Issuer have been entered into with the Borrower or such Impacted Lender to eliminate such L/C Issuer’s risk with respect to such Impacted Lender; provided, that if the Lender that triggers the cash collateral requirement under this clause (a) ceases to be an Impacted Lender (as determined by the L/C Issuer in good faith), or if there are no L/C Obligations outstanding, the funds held as cash collateral shall thereafter be returned to the Borrower or the Impacted Lender, whichever provided the funds for the Cash Collateral. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

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(ii) The L/C Issuer shall not issue any Letter of Credit if:

(A) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance, unless the Required Revolving Lenders have approved such expiry date; or

(B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Credit Lenders have approved such expiry date.

(iii) The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;

(C) except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $100,000, in the case of a commercial Letter of Credit, or $500,000, in the case of a standby Letter of Credit;

(D) except to the extent set forth in Section 2.03(m), such Letter of Credit is to be denominated in a currency other than Dollars;

(E) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(F) a default of any Lender’s obligations to fund under Section 2.03(c) exists or any Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into satisfactory arrangements with the Borrower or such Lender to eliminate the L/C Issuer’s risk with respect to such Lender.

(iv) The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its

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amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi) The L/C Issuer shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit. (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the L/C Issuer may require. Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may require.

(ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Revolving Credit Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or, subject to Section 2.03(1), if requested by the Borrower, a Subsidiary of the Borrower) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s

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usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Credit Lender’s Applicable Revolving Credit Percentage times the amount of such Letter of Credit.

(iii) If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Credit Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Revolving Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Revolving Credit Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations. (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof. Not later than 3:00 p.m. on the date of any payment by the L/C Issuer under a Letter of Credit, to the extent the Borrower has received notice that such payment is to be made by 1:00 p.m. on such date or, in the event such notice is received after 1:00 p.m. on such date by no later than 12:00 p.m. on the next succeeding Business Day (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Credit Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Credit Lender’s Applicable Revolving Credit Percentage thereof. In such event, the Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without

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regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Credit Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Revolving Credit Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Revolving Credit Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Revolving Credit Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Revolving Credit Percentage of such amount shall be solely for the account of the L/C Issuer.

(v) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Committed Loan Notice ). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

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(vi) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Committed Loan included in the relevant Committed Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(d) Repayment of Participations. (i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of cash collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Revolving Credit Percentage thereof in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection

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with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any of its Subsidiaries.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Credit Lenders or the Required Revolving Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the

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extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Cash Collateral. Upon the request of the Administrative Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations. Sections 2.05 and 8.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of this Section 2.03, Section 2.05 and Section 8.02(c), “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America. If at any time the Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, the Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited as Cash Collateral, an amount equal to the excess of (x) such aggregate Outstanding Amount over (y) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Laws, to reimburse the L/C Issuer.

(h) Applicability of ISP and UCP. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.

(i) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Revolving

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Credit Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06 (and Section 2.03(m) in the case of Non-Dollar Letters of Credit). Letter of Credit Fees shall be (i) due and payable on the last Business Day of each January, April, July and October, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Revolving Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit, at the rate of 0.200% per annum, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the last Business Day of each January, April, July and October in respect of the most recently ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(l) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(m) Non-Dollar Letters of Credit. The Borrower, the Administrative Agent, the L/C Issuer and all of the Lenders (a) agree that, upon the request of the Borrower, the L/C Issuer may (in its sole discretion) issue Letters of Credit (“Non-Dollar Letters of Credit”) in currencies other than Dollars and (b) further agree as follows with respect to such Non-Dollar Letters of Credit:

(i) The Borrower agrees that its reimbursement obligation under Section 2.03(c) and any resulting L/C Borrowing in each case in respect of a drawing under any Non-Dollar Letter of Credit, (i) shall be payable in Dollars at the Dollar Equivalent of such obligation in the currency in which such Non-Dollar Letter of Credit was issued (determined on the date of payment) and (ii) shall bear interest at a rate per annum equal to the sum of the Overnight Rate plus the Applicable Rate for Eurodollar Rate Revolving Credit Loans plus 3% for each day from and including the Honor Date to but excluding the date such obligation is paid in full; provided that that any payment received after 3:00 p.m. on any day shall be deemed received on the following Business Day.

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(ii) Each Lender agrees that its obligation to make Revolving Credit Loans under Section 2.03(c) and to make L/C Advances for any unpaid reimbursement obligation or L/C Borrowing in respect of a drawing under any Non-Dollar Letter of Credit shall be payable in Dollars at the Dollar Equivalent of such obligation in the currency in which such Non-Dollar Letter of Credit was issued (calculated on the date of payment) (and any such amount which is not paid when due shall bear interest at a rate per annum equal to the Overnight Rate plus, beginning on the third Business Day after such amount was due, the Applicable Rate for Eurodollar Rate Revolving Credit Loans as in effect from time to time).

(iii) For purposes of determining whether there is availability for the Borrower to request, continue or convert any Loan, or request, extend or increase the face amount of any Letter of Credit, the Dollar Equivalent of the Outstanding Amount of each Non Dollar Letter of Credit shall be calculated on the date such Loan is to be made, continued or converted or such Letter of Credit is to be issued, extended or increased.

(iv) For purposes of determining (A) the amount of the unused portion of the Revolving Credit Commitments under Section 2.09(a), (B) the letter of credit fee under Section 2.03(i) and (C) the letter of credit fronting fee under Section 2.03(j), the Dollar Equivalent of the Outstanding Amount of any Non-Dollar Letter of Credit shall be determined on each of (1) the date of an issuance, extension or change in the stated amount of such Non-Dollar Letter of Credit, (2) the date of any payment by the L/C Issuer in respect of a drawing under such Non-Dollar Letter of Credit, (3) the last day of each calendar month and (4) each day on which the aggregate amount of the Revolving Credit Commitments and/or L/C Commitment is reduced.

(v) If, on the last day of any calendar month or any day on which the aggregate amount of the Revolving Credit Commitments and/or L/C Commitment is reduced, the sum of the Outstanding Amount of all Revolving Credit Loans plus the Outstanding Amount of all Letters of Credit plus the Outstanding Amount of all Swing Line Loans (valuing the Outstanding Amount of, and all reimbursement obligations and L/C Borrowings of the Borrower in respect of, any Non-Dollar Letter of Credit at the Dollar Equivalent thereof as of such day) would exceed the aggregate amount of the Revolving Credit Commitments, then the Borrower will immediately eliminate such excess by prepaying Revolving Credit Loans or Swing Line Loans and/or causing one or more Letters of Credit to be reduced or terminated.

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(vi) If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due in respect of any Non-Dollar Letter of Credit in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the L/C Issuer could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent, the L/C Issuer or any Lender hereunder shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of the applicable Non-Dollar Letter of Credit (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the L/C Issuer of any sum adjudged to be so due in the Judgment Currency, the L/C Issuer may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the L/C Issuer in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent, the L/C Issuer or the Lender to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the L/C Issuer in such currency, the L/C Issuer agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).

(vii) For purposes of this Section, “Overnight Rate” means, for any day, the rate of interest per annum at which overnight deposits in the applicable currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by the London Branch of Bank of America to major banks in the London or other applicable offshore interbank market. The Overnight Rate for any day which is not a Business Day (or on which dealings are not carried on in the applicable offshore interbank market) shall be the Overnight Rate for the immediately preceding Business Day.

2.04 Swing Line Loans. (a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender may in its discretion, and in reliance upon the agreements of the other Lenders set forth in this Section 2.04, make available loans (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Revolving Credit Percentage of the Outstanding Amount of Revolving Credit Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility at such time, and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender at such time, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations at such time, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all Swing Line Loans at such time shall not exceed such Lender’s Revolving Credit Commitment, and provided further that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan.

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Notwithstanding anything herein to the contrary, the Swing Line Lender shall not be obligated to fund the percentage of any Swing Line Loan allocable to any Impacted Lender and with respect to any portion of a Swing Line Loan so not funded, such Impacted Lender shall not have any obligation to make Revolving Loans or to purchase participation interests in accordance with Section 2.04(c) and any pro rata calculations related to such Swing Line Loans for purposes thereof shall disregard such Impacted Lender. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall bear interest only at a rate based on the Base Rate. Immediately upon the making of a Swing Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Revolving Credit Lender’s Applicable Revolving Credit Percentage times the amount of such Swing Line Loan.

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Credit Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower at its office by crediting the account of the Borrower on the books of the Swing Line Lender in immediately available funds.

(c) Refinancing of Swing Line Loans. (i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Credit Lender make a Base Rate Loan in an amount equal to such Lender’s Applicable Revolving Credit Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Revolving Credit Facility and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable

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Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Credit Lender shall make an amount equal to its Applicable Revolving Credit Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Credit Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Committed Loan included in the relevant Committed Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

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(d) Repayment of Participations. (i) At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Revolving Credit Lender its Applicable Revolving Credit Percentage thereof in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Credit Lender shall pay to the Swing Line Lender its Applicable Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Revolving Credit Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Revolving Credit Lender’s Applicable Revolving Credit Percentage of any Swing Line Loan, interest in respect of such Applicable Revolving Credit Percentage shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05 Prepayments. (a) Optional. (i) The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Term Loans or Revolving Credit Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 11:00 a.m. (1) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (2) on the date of prepayment of Base Rate Loans; (B) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $250,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the relevant Facility). If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided, that any notice of prepayment given in connection with a notice of termination of the Commitments given by the Borrower may state that such prepayment notice is conditioned upon the effectiveness of other credit facilities or capital raising, in which case such notice may

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(subject to compliance by the Borrower with the requirements of Section 3.05) be revoked by the Borrower (by notice to Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each prepayment of the outstanding Term Loans pursuant to this Section 2.05(a) shall be applied to the principal repayment installments of the Term A Facility on a pro-rata basis, and each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentages in respect of each of the relevant Facilities.

(ii) The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (B) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(b) Mandatory. (i) If Holdings or any of its Subsidiaries Disposes of any property or assets (other than any Disposition of any property or assets permitted by Sections 7.05(a) through (i), (l) or (m)) which in the aggregate results in the realization by Holdings or such Subsidiary of Net Cash Proceeds (determined as of the date of consummation of such Disposition, whether or not such Net Cash Proceeds are then received by Holdings or such Subsidiary, but with the amount of any such Net Cash Proceeds attributable to any time period after the consummation of such Disposition to be determined by an estimate made in good faith by a Responsible Officer), in excess of the lesser of $25,000,000 and 10% of Consolidated Net Tangible Assets (as defined in the 2015 Subordinated Notes Indenture), determined as of the last day of the most recent fiscal quarter for which a consolidated balance sheet of Holdings and its Subsidiaries has been prepared as of the date of consummation of such Disposition, in any fiscal year, then the Borrower shall prepay, within 360 days of the date of such Disposition, an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom on or prior to such date (such prepayments to be applied as set forth in clauses (iii) and (iv) below); provided, however, that, with respect to any Net Cash Proceeds realized under a Disposition described in this Section 2.05(b)(i) (other than Dispositions pursuant to Section 7.05(k)), at the option of the Borrower, and as an alternative to the prepayment requirement set forth in this Section 2.05(b)(i), Holdings or such Subsidiary may reinvest all or any portion of such Net Cash Proceeds in fixed or capital assets to be used in the business of the Borrower and its Subsidiaries so long as such Net Cash Proceeds are used or committed to be so used within 12 months after the Disposition giving rise to the obligations under this Section 2.05(b)(i); provided, further, that with respect to any Disposition permitted by Section 7.05(k), the amount required to be prepaid pursuant to this Section 2.05(b)(i) shall be 50% of the first $200,000,000 of the Receivables Facility Size thereof and 100% of the Receivables Facility Size thereof in excess of $200,000,000.

(ii) Upon the incurrence or issuance by Holdings or any of its Subsidiaries of any Indebtedness (other than Indebtedness expressly permitted to be incurred or issued pursuant to Section 7.02), the Borrower shall prepay an aggregate principal amount of Loans equal to

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100% of all Net Cash Proceeds received therefrom on the date of receipt thereof by Holdings or such Subsidiary if received prior to 11:00 a.m. on a Business Day and otherwise on the next Business Day; provided that this provision shall apply to Indebtedness of Holdings only if such Indebtedness is of the type described in clause (a) of the definition of “Indebtedness” and exceeds $25,000,000 in the aggregate outstanding at any time.

(iii) Each prepayment of Loans pursuant to the foregoing provisions of this Section 2.05(b) shall be applied, first, to the Term A Facility and to the principal repayment installments thereof on a pro rata basis and, second, to the Revolving Credit Facility in the manner set forth in clause (iv) of this Section 2.05(b).

(iv) Prepayments of the Revolving Credit Facility made pursuant to clause (i) or (ii) of this Section 2.05(b), first, shall be applied ratably to the L/C Borrowings and the Swing Line Loans, second, shall be applied ratably to the outstanding Revolving Credit Loans, and, third, shall be used to Cash Collateralize the remaining L/C Obligations; and, in the case of prepayments of the Revolving Credit Facility required pursuant to clause (i) or (ii) of this Section 2.05(b), the amount remaining, if any, after the prepayment in full of all Unreimbursed Obligations, Swing Line Loans and Revolving Credit Loans outstanding at such time and the Cash Collateralization of the remaining L/C Obligations in full may be retained by the Borrower for use in the ordinary course of its business. Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Borrower or any other Loan Party) to reimburse the L/C Issuer or the Revolving Credit Lenders, as applicable.

(v) If for any reason the Total Revolving Credit Outstandings at any time exceed the Revolving Credit Facility at such time, the Borrower shall immediately prepay Revolving Credit Loans, Swing Line Loans and L/C Borrowings and/or Cash Collateralize the L/C Obligations (other than the L/C Borrowings) in an aggregate amount equal to such excess.

2.06 Termination or Reduction of Commitments. (a) Optional. (i) The Borrower may, upon notice to the Administrative Agent, terminate the Revolving Credit Facility, the Letter of Credit Sublimit or the Swing Line Sublimit, or from time to time permanently reduce the Revolving Credit Facility, the Letter of Credit Sublimit or the Swing Line Sublimit; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such reduction (if a partial reduction rather than a complete termination) shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof and (iii) the Borrower shall not terminate or reduce (A) the Revolving Credit Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Credit Outstandings would exceed the Revolving Credit Facility, (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit, or (C) the Swing Line Sublimit if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of Swing Line Loans would exceed the Letter of Credit Sublimit. Any notice of termination of any Commitments given by the Borrower hereunder may state that such notice is conditioned upon the effectiveness of other credit facilities or capital raising, in which case such notice may (subject to compliance by the Borrower with the requirements of Section 3.05) be revoked by the Borrower (by notice to Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

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(b) Mandatory. (i) The aggregate Term A Commitments shall be automatically and permanently reduced to zero on the date of the Term A Borrowing.

(ii) If after giving effect to any reduction or termination of unused Revolving Credit Commitments under this Section 2.06, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the Revolving Credit Facility at such time, the Letter of Credit Sublimit or the Swing Line Sublimit, as the case may be, shall be automatically reduced by the amount of such excess.

(c) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit, Swing Line Sublimit or the Revolving Credit Commitment under this Section 2.06. Upon any reduction of the Revolving Credit Commitments, the Revolving Credit Commitment of each Revolving Credit Lender shall be reduced by such Lender’s Applicable Revolving Credit Percentage of such reduction amount. All fees in respect of the Revolving Credit Facility accrued until the effective date of any termination of the Revolving Credit Facility shall be paid on the effective date of such termination.

2.07 Repayment of Loans. (a) Term A Loans. The Borrower shall repay to the Term A Lenders the aggregate principal amount of all Term A Loans outstanding on the following dates in the respective amounts set forth opposite such dates (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05):

Date	Amount
April 30, 2010	$7,500,000
July 30, 2010	$7,500,000
October 29, 2010	$7,500,000
January 28, 2011	$7,500,000
April 29, 2011	$7,500,000
July 29, 2011	$7,500,000
October 28, 2011	$7,500,000
January 27, 2012	$7,500,000
April 27, 2012	$7,500,000
July 27, 2012	$7,500,000
October 26, 2012	$7,500,000
January 25, 2013	$7,500,000
April 26, 2013	$7,500,000
July 26, 2013	$7,500,000
October 25, 2013	$7,500,000
January 24, 2014	$7,500,000
April 25, 2014	$7,500,000
July 25, 2014	$7,500,000
October 24, 2014	$7,500,000
Maturity Date	$457,500,000

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provided, however, that the final principal repayment installment of the Term A Loans shall be repaid on the Maturity Date for the Term A Facility and in any event shall be in an amount equal to the aggregate principal amount of all Term A Loans outstanding on such date.

(b) Revolving Credit Loans. The Borrower shall repay to the Revolving Credit Lenders on the Maturity Date for the Revolving Credit Facility the aggregate principal amount of all Revolving Credit Loans outstanding on such date.

(c) Swing Line Loans. The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date ten Business Days after such Loan is made and (ii) the Maturity Date for the Revolving Credit Facility.

2.08 Interest. (a) Subject to the provisions of Section 2.08(b), (i) each Eurodollar Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate for such Facility; (ii) each Base Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for such Facility; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for the Revolving Credit Facility.

(b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Upon the request of the Required Lenders, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable laws.

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

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2.09 Fees. In addition to certain fees described in Sections 2.03(i) and (j):

(a) Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Revolving Credit Percentage, a commitment fee equal to the Applicable Commitment Fee Percentage times the actual daily amount by which the aggregate Revolving Credit Commitments exceed the sum of (i) the Outstanding Amount of Revolving Credit Loans (but Swing Line Loans shall not be included for purposes of computing such Outstanding Amount under this Section 2.09(a)) plus (ii) the Outstanding Amount of L/C Obligations; provided, however, that any commitment fee accrued with respect to any of the Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such commitment fee shall otherwise have been due and payable by the Borrower prior to such time; and provided further that no commitment fee shall accrue on any of the Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each January, April, July and October, commencing with the first such date to occur after the Closing Date, and on the Maturity Date for the Revolving Credit Facility. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b) Other Fees. (i) The Borrower shall pay to the Administrative Agent and BAS for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii) The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10 Computation of Interest and Fees. All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

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2.11 Evidence of Debt. (a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12 Payments Generally; Administrative Agent’s Clawback. (a) General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage in respect of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected on computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance

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upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Appropriate Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

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(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Term Loans and Revolving Credit Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.

2.13 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations in respect of any of the Facilities due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations under the Facilities due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations in respect of any of the Facilities owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations under the Facilities owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payment on account of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations in respect of the Facilities then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest;

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(ii) the provisions of this Section shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any other Loan Document or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply);

(iii) the provisions of this Section shall not be construed to apply to any Cash Collateralization or similar security provided for the benefit of the L/C Issuer or the Swing Line Lender pursuant to the applicable provisions of this Agreement;

(iv) in the case of any optional prepayment or mandatory prepayment that is permitted or required by the terms of this Agreement to be applied to a particular Facility, the provisions of this Section shall not be construed to require that such prepayment must be shared with the Lenders under any other Facility; and

(v) the provisions of this Section shall not be construed to override any application of funds resulting from the existence of a Defaulting Lender or an Impacted Lender otherwise in accordance with the terms of this Agreement.

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14 Increase in Revolving Credit Facility. (a) Request for Increase. Provided no Default exists or would arise therefrom, upon notice to the Administrative Agent (which shall promptly notify the Revolving Credit Lenders), the Borrower may from time to time, request an increase in the Revolving Credit Facility by an amount (for all such requests and together with any requests under Sections 2.15 and 2.16, in each case to the extent such requests result in a corresponding increase in the applicable Facility or a New Term Loan) not exceeding $500,000,000; provided that any such request for an increase shall be in a minimum amount of $25,000,000. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Revolving Credit Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Revolving Credit Lenders). The Borrower may offer and pay to each Revolving Credit Lender that agrees to increase its Revolving Credit Percentage, and to each additional Eligible Assignee that becomes a Revolving Credit Lender, such fees or original issue discount as it may elect in connection with any increase in the Revolving Credit Facility pursuant to this Section.

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(b) Lender Elections to Increase. Each Revolving Credit Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Revolving Credit Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Revolving Credit Percentage of such requested increase. Any Revolving Credit Lender not responding within such time period shall be deemed to have declined to increase its Revolving Credit Commitment. Any Revolving Credit Lender approached to increase its Revolving Credit Commitment may elect to decline, in its sole discretion, to increase its Revolving Credit Commitment.

(c) Notification by Administrative Agent; Additional Revolving Credit Lenders. The Administrative Agent shall notify the Borrower and each Revolving Credit Lender of the Revolving Credit Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase, and subject to the approval of the Administrative Agent, the L/C Issuer and the Swing Line Lender (which approvals shall not be unreasonably withheld or delayed), the Borrower may also invite additional Eligible Assignees to become Revolving Credit Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.

(d) Effective Date and Allocations. If the Revolving Credit Facility is increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Revolving Credit Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Revolving Credit Lenders of the final allocation of such increase and the Revolving Credit Increase Effective Date.

(e) Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Revolving Credit Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of the Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects on and as of the Revolving Credit Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.14, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, (B) no Default exists or would arise from such increase, and (C) after giving effect to such increase (assuming that the amount of such increase was fully drawn), the Borrower would be in pro forma compliance with the requirements of Section 7.10 (assuming that such increase in the Revolving Credit Facility is fully drawn and as set forth below). The Borrower shall prepay any Revolving Credit Loans outstanding on the Revolving Credit Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Revolving Credit Loans ratable with any revised Applicable Revolving Credit Percentages arising from any nonratable increase in the Revolving Credit Commitments under this Section. If the proceeds from any increased or additional Revolving Credit Loans are to be used by the Borrower, Holdings or any of their

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respective Subsidiaries to make any Acquisition and such Acquisition is to be consummated, or an acquisition agreement for such Acquisition is to be executed, as of the Revolving Increase Effective Date, then the pro forma calculation described above shall take into account the EBITDA of the Person, or attributable to the assets, acquired in such Acquisition for the applicable Measurement Period as set forth in the definition of “EBITDA” (including taking into account any pro forma expense and cost reductions as set forth therein). If the proceeds from any increased or additional Revolving Credit Loans are to be used by the Borrower, Holdings or any of their respective Subsidiaries to purchase, repay or otherwise satisfy any Indebtedness, then the pro forma calculation described above shall take into account such repayment (including any principal reduction of such Indebtedness and any pro forma interest savings for the applicable Measurement Period as set forth in the definition of “EBITDA”).

(f) Conflicting Provisions. This Section shall supersede any provisions in Section 2.13 or 11.01 to the contrary.

2.15 Increase in Term A Facility. (a) Request for Increase. Provided no Default exists or would arise therefrom, upon notice to the Administrative Agent (which shall promptly notify the Term A Lenders), the Borrower may from time to time, request an increase in the Term A Loans by an amount (for all such requests and together with any requests under Sections 2.14 and 2.16, in each case to the extent such requests result in a corresponding increase in the applicable Facility or a New Term Loan) not exceeding $500,000,000; provided that any such request for an increase shall be in a minimum amount of $25,000,000. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Term A Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Term A Lenders). The Borrower may offer and pay to each Term A Lender that agrees to increase its Term A Loans, and to each additional Eligible Assignee that becomes a Term A Lender, such fees or original issue discount as it may elect in connection with any increase in the Term A Loans pursuant to this Section.

(b) Lender Elections to Increase. Each Term A Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Term A Loans and, if so, whether by an amount equal to, greater than, or less than its ratable portion (based on such Term A Lender’s Applicable Percentage in respect of the Term A Facility) of such requested increase. Any Term A Lender not responding within such time period shall be deemed to have declined to increase its Term A Loans. Any Term A Lender approached to increase its Term A Loans may elect to decline, in its sole discretion, to increase its Term A Loans.

(c) Notification by Administrative Agent; Additional Term A Lenders. The Administrative Agent shall notify the Borrower and each Term A Lender of the Term A Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase, and subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld or delayed), the Borrower may also invite additional Eligible Assignees to become Term A Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.

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(d) Effective Date and Allocations. If the Term A Loans are increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Term A Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Term A Lenders of the final allocation of such increase and the Term A Increase Effective Date. As of the Term A Increase Effective Date, the amortization schedule for the Term A Loans set forth in Section 2.07(a) shall be amended to increase the then-remaining unpaid installments of principal by an aggregate amount equal to the additional Term A Loans being made on such date, such aggregate amount to be applied to increase such installments ratably in accordance with the amounts in effect immediately prior to the Term A Increase Effective Date. Such amendment may be signed by the Administrative Agent on behalf of the Lenders.

(e) Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Term A Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of the Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects on and as of the Term A Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.15, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, (B) no Default exists or would arise from such increase, and (C) after giving effect to such increase, the Borrower would be in pro forma compliance with the requirements of Section 7.10 (and as set forth below). The additional Term A Loans shall be made by the Term A Lenders participating therein pursuant to the procedures set forth in Section 2.02. If the proceeds from any additional Term A Loans are to be used by the Borrower, Holdings or any of their respective Subsidiaries to make any Acquisition and such Acquisition is to be consummated, or an acquisition agreement for such Acquisition is to be executed, as of the Term A Increase Effective Date, then the pro forma calculation described above shall take into account the EBITDA of the Person, or attributable to the assets, acquired in such Acquisition for the applicable Measurement Period as set forth in the definition of “EBITDA” (including taking into account any pro forma expense and cost reductions as set forth therein). If the proceeds from any additional Term A Loans are to be used by the Borrower, Holdings or any of their respective Subsidiaries to purchase, repay or otherwise satisfy any Indebtedness, then the pro forma calculation described above shall take into account such repayment (including any principal reduction of such Indebtedness and any pro forma interest savings for the applicable Measurement Period as set forth in the definition of “EBITDA”).

(f) Conflicting Provisions. This Section shall supersede any provisions in Section 2.13 or 11.01 to the contrary.

2.16 New Term Facility. (a) Request for New Term Facility. Provided no Default exists or would arise therefrom, upon notice to the Administrative Agent, the Borrower may from time to time, request an increase in the Term Loans, each in the form of a new term

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loan (a “New Term Loan”) by an amount (for all such requests and together with any requests under Sections 2.14 and 2.15, in each case to the extent such requests result in a corresponding increase in the applicable Facility or a New Term Loan) not exceeding $500,000,000; provided that (i) the maturity date and weighted average life to maturity (as of the effective date of the New Term Loan) of such New Term Loan shall be no earlier than, or shorter than, as the case may be, the maturity date and weighted average life to maturity (as of the effective date of the New Term Loan), as the case may be, of the Term A Facility, (ii) the interest rates, fees and original issue discount and, subject to clause (i) above, amortization schedule applicable to the New Term Loan shall be determined by the Borrower and the lenders thereunder, (iii) the New Term Loan shall be on terms and pursuant to documentation to be determined by the Borrower and the lenders thereunder, (iv) any such request for a New Term Loan shall be in a minimum amount of $25,000,000, (v) the New Term Loans shall constitute “Loans” for all purposes of the Loan Documents, (vi) the Loan Documents, including, without limitation, Section 2.05, 2.06, 2.13 and 11.01 and all necessary related definitions of this Agreement are amended to include the New Term Loan in a manner comparable to the other Term Loans, as applicable, (vii) such New Term Loan ranks pari passu in right of payment and security with the Loans, and (viii) such New Term Loan is on the same terms and conditions as those set forth in this Agreement, except as set forth in clause (i) or (ii) above or to the extent reasonably satisfactory to the Administrative Agent.

(b) Proposed Lenders. Any proposed New Term Loan may be requested from existing Lenders, new prospective Lenders who are Eligible Assignees or a combination thereof, as selected by, and with such allocations of committed amounts as may be determined by, the lead arranger(s) thereof and the Borrower. Any Lender approached to provide all or a portion of the New Term Facility may elect or decline, in its sole discretion, to provide New Term Loans.

(c) Technical Amendments. The Administrative Agent shall promptly notify the Borrower and the Lenders of the amount and effective date (the “New Term Loan Effective Date”) of any New Term Loan. In connection with any New Term Loan, this Agreement and the other Loan Documents may be amended in a writing executed and delivered by the Borrower and the Administrative Agent to reflect any technical changes necessary to give effect to such New Term Loan in accordance with its terms as set forth herein, which may include the addition of such New Term Loan as a separate facility and the inclusion of any such separate facility in the provisions relating to mandatory prepayments set forth in Section 2.05(b) and to sharing set forth in Section 2.13 in a manner consistent with the treatment hereunder of the corresponding existing facility.

(d) Conditions to Effectiveness of New Term Loan. As a condition precedent to any New Term Loan, the Borrower shall deliver to the Administrative Agent (x) a certificate of each Loan Party dated as of the New Term Loan Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such New Term Loan, and (ii) in the case of the Borrower, certifying that, before and after giving effect to such New Term Loan, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects on and as of the New Term Loan Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for

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purposes of this Section 2.16, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, (B) no Default exists or would arise from such New Term Loan, and (C) after giving effect to such increase, the Borrower would be in pro forma compliance with the requirements of Section 7.10 (as set forth below) and (y) all deeds, conveyances, security agreement, mortgages, assignments, estoppel certificates, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments or any amendment or modification of any thereof, as, the Administrative Agent may reasonably request, subject to the limits of Section 6.12, from time to time in order to reflect such New Term Loan. If the proceeds from any New Term Loans are to be used by the Borrower, Holdings or any of their respective Subsidiaries to make any Acquisition and such Acquisition is to be consummated, or an acquisition agreement for such Acquisition is to be executed, as of the New Term Loan Effective Date, then the pro forma calculation described above shall take into account the EBITDA of the Person, or attributable to the assets, acquired in such Acquisition for the applicable Measurement Period as set forth in the definition of “EBITDA” (including taking into account any pro forma expense and cost reductions as set forth therein). If the proceeds from any New Term Loans are to be used by the Borrower, Holdings or any of their respective Subsidiaries to purchase, repay or otherwise satisfy any Indebtedness, then the pro forma calculation described above shall take into account such repayment (including any principal reduction of such Indebtedness and any pro forma interest savings for the applicable Measurement Period as set forth in the definition of “EBITDA”).

(e) Conflicting Provisions. This Section shall supersede any provisions in Section 2.13 or 11.01 to the contrary.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes. (a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. (i) Any and all payments by or on account of any obligation of the Borrower or Holdings hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable Laws require the Borrower, Holdings or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by the Borrower, Holdings or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii) If the Borrower, Holdings or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made

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on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrower or Holdings, as the case may be, shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Borrower and Holdings. Without limiting the provisions of subsection (a) above, the Borrower and Holdings shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification. (i) Without limiting the provisions of subsection (a) or (b) above, the Borrower and Holdings shall, and do hereby, jointly and severally, indemnify the Administrative Agent, each Lender and the L/C Issuer, and shall make payment in respect thereof within 30 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by the Borrower, Holdings or the Administrative Agent or paid by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The Borrower and Holdings shall also, and do hereby, jointly and severally, indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender or the L/C Issuer for any reason fails to pay indefeasibly to the Administrative Agent as required by clause (ii) of this subsection. A certificate setting forth in reasonable detail the basis for such claim and the calculation of the amount of any such payment or liability shall be delivered to the Borrower and Holdings by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, and shall be conclusive absent manifest error. Neither the Borrower nor Holdings shall have any liability for any claim that is attributable to any period of time occurring more than 180 days prior to the date of any certificate delivered pursuant to the preceding sentence; provided, that if the event or circumstance giving rise to any payment is retroactive, the 180-day period referred to above will be extended to include the period of retroactive effect of the event or circumstance giving rise to such payment.

(ii) Without limiting the provisions of subsection (a) or (b) above, each Foreign Lender shall, and does hereby, severally and not jointly, indemnify the Borrower, Holdings and the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Borrower, Holdings or the Administrative Agent) incurred by or asserted against the Borrower or the Administrative Agent by any Governmental Authority as a result of the failure by such Foreign Lender to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Foreign Lender to the Borrower, Holdings or the Administrative Agent pursuant to subsection (e). Each Foreign Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Foreign Lender

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under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii). The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Foreign Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations.

(d) Evidence of Payments. Upon request by the Borrower, Holdings or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower, Holdings or the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower and Holdings shall each deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower and Holdings, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower, Holdings or the Administrative Agent, as the case may be.

(e) Status of Lenders; Tax Documentation. (i) Each Lender shall deliver to the Borrower, to Holdings and to the Administrative Agent, at the time or times prescribed by applicable Laws or when reasonably requested by the Borrower, Holdings or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower, Holdings or the Administrative Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Borrower or Holdings, as the case may be pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower, Holdings and the Administrative Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by the Borrower, Holdings or the Administrative Agent as will enable the Borrower, Holdings or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and

(B) each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower, Holdings and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower, Holdings or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(I) executed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

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(II) executed originals of Internal Revenue Service Form W-8ECI,

(III) executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation,

(IV) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower or Holdings within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) executed originals of Internal Revenue Service Form W-8BEN, or

(V) executed originals of any other form prescribed by applicable laws as a basis for claiming exemption from or a reduction in United States federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrower, Holdings or the Administrative Agent to determine the withholding or deduction required to be made.

(iii) Each Lender shall promptly (A) notify the Borrower, Holdings and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that the Borrower, Holdings or the Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender.

(f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be. If the Administrative Agent, any Lender or the L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or Holdings, as the case may be, or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower or Holdings, as the case may be, an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower or Holdings under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower or Holdings, as the case may

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be, upon the request of the Administrative Agent, such Lender or the L/C Issuer, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer in the event the Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower, Holdings or any other Person.

3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03 Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein.

3.04 Increased Costs; Reserves on Eurodollar Rate Loans. (a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with

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or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or the L/C Issuer;

(ii) subject any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the L/C Issuer); or

(iii) impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth in reasonable detail the basis of and the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be prima facie evidence thereof. The Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof. Neither the Borrower or Holdings shall be required to make any payment to any Person pursuant to this Section which is attributable to any period of time occurring more than 180 days prior to the date

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of any certificate delivered pursuant to this Section; provided that if the event or circumstance giving rise to any payment is retroactive, the 180-day period referred to above will be extended to include the period of retroactive effect of the event or circumstance giving rise to such payment.

(d) Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Reserves on Eurodollar Rate Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert, or reduce or terminate any Commitment in respect of, any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower (including any such failure to prepay, or to reduce or terminate any Commitment, whether or not the relevant prepayment notice has been validly revoked in accordance with Section 2.05(a), and whether or not the relevant Commitment reduction or termination notice has been validly revoked in accordance with Section 2.06(a)); or

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(c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.13;

but excluding any loss of anticipated profits and including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06 Mitigation Obligations; Replacement of Lenders. (a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender, the L/C Issuer, or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender or the L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or the L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the L/C Issuer, as the case may be. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 11.13.

3.07 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

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ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01 Conditions of Initial Credit Extension. The obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent:

(i) counterparts of this Agreement, duly executed by each party hereto, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;

(ii) a Note executed by the Borrower in favor of each Lender requesting a Note;

(iii) a security agreement, in substantially the form of Exhibit G (together with each other security agreement and security agreement supplement delivered pursuant to Section 6.12, in each case as amended, the “Security Agreement”), duly executed by each Loan Party, together with:

(A) certificates representing the Pledged Equity referred to therein accompanied by undated stock powers executed in blank and instruments evidencing the Pledged Debt indorsed in blank,

(B) proper Financing Statements in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Security Agreement, covering the Collateral described in the Security Agreement,

(C) completed requests for information, dated on or before the date of the initial Credit Extension, listing all effective financing statements filed in the jurisdictions referred to in clause (B) above that name any Loan Party as debtor, together with copies of such other financing statements,

(D) evidence of the completion of all other actions, recordings and filings of or with respect to the Security Agreement that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created thereby (in accordance with and subject to the terms of the Security Agreement), and

(E) evidence that all other action that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Security Agreement has been taken (in accordance with and subject to the terms of the Security Agreement) (including receipt of duly executed payoff letters and UCC-3 termination statements);

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(iv) an intellectual property security agreement, in substantially the form of Exhibit E to the Security Agreement (together with each other intellectual property security agreement and intellectual property security agreement supplement delivered pursuant to Section 6.12, in each case as amended, the “Intellectual Property Security Agreement”), duly executed by each Loan Party, together with evidence that all action that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Intellectual Property Security Agreement has been taken;

(v) such certificates of resolutions or other action, incumbency certificates and/or other certificates of the secretary of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;

(vi) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(vii) a favorable opinion of Gibson, Dunn & Crutcher LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, in form and substance reasonably satisfactory to the Joint Lead Arrangers;

(viii) a favorable opinion of internal counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, in form and substance reasonably satisfactory to the Joint Lead Arrangers;

(ix) a certificate of a Responsible Officer of the Borrower either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by each Loan Party and the validity against each Loan Party of the Loan Documents to which it is a party as of such date, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(x) a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied and (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a “Material Adverse Effect” (as such term is defined in the Existing Credit Agreement);

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(xi) a certificate attesting to the Solvency of each Loan Party before and after giving effect to the Transaction, from the Chief Financial Officer or the treasurer of the Borrower;

(xii) an environmental assessment report with respect to each of the properties identified to be mortgaged specified on Schedule 5.08(c), and the Administrative Agent shall be reasonably satisfied with the form and substance thereof;

(xiii) evidence that the loans outstanding under the Existing Credit Agreement have been, or concurrently with the Closing Date are being, repaid in full and such Existing Credit Agreement has been, or concurrently with the Closing Date is being, terminated and all Liens securing obligations under the Existing Credit Agreement have been or concurrently with the Closing Date are being released;

(xiv) deeds of trust, trust deeds and mortgages, in substantially the form of Exhibit H (with such changes as may be satisfactory to the Administrative Agent and its counsel to account for local law matters) and covering the properties identified to be mortgaged specified on Schedule 5.08(c) (together with the Assignments of Leases and Rents referred to therein and each other mortgage delivered pursuant to Section 6.12, in each case as amended, the “Mortgages”), duly executed by the appropriate Loan Party, together with:

(1) evidence that counterparts of the Mortgages have been duly executed, acknowledged and delivered and are in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may deem necessary or desirable in order to create a valid first and subsisting Lien on the property described therein in favor of the Administrative Agent for the benefit of the Secured Parties and that all filing and recording taxes and fees have been paid,

(2) fully paid American Land Title Association Lender’s Extended Coverage title insurance policies (the “Mortgage Policies”) in form and substance, with endorsements and in amounts acceptable to the Administrative Agent, issued, coinsured and reinsured by title insurers acceptable to the Administrative Agent, insuring the Mortgages to be valid first and subsisting Liens on the property described therein, free and clear of all defects (including, but not limited to, mechanics’ and materialmen’s Liens) and encumbrances, excepting only Permitted Encumbrances and other Liens permitted under the Loan Documents, and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents and for mechanics’ and materialmen’s Liens) and such coinsurance and direct access reinsurance as the Administrative Agent may deem necessary or desirable,

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(3) American Land Title Association/American Congress on Surveying and Mapping form surveys, for which all necessary fees (where applicable) have been paid, and dated no more than 30 days before the Closing Date, certified to the Administrative Agent and the issuer of the Mortgage Policies in a manner satisfactory to the Administrative Agent by a land surveyor duly registered and licensed in the States in which the property described in such surveys is located and acceptable to the Administrative Agent, showing all buildings and other improvements, any off-site improvements, the location of any easements, parking spaces, rights of way, building set-back lines and other dimensional regulations and the absence of encroachments, either by such improvements or on to such property, and other defects, other than encroachments and other defects acceptable to the Administrative Agent; provided that notwithstanding anything in this clause (3) to the contrary, to the extent that the Mortgage Policies for the properties identified to be mortgaged on Schedule 5.08(c) hereto include customary survey coverages without the need to comply with this clause (3), this clause (3) shall not apply with respect to such properties,

(4) [intentionally omitted]

(5) such other consents, agreements, and confirmations of third parties as the Administrative Agent may reasonably deem necessary of desirable and evidence that all other action that the Administrative Agent may deem necessary or desirable in order to create valid first and subsisting Liens on the property described in the Mortgages has been taken;

(xv) favorable opinions of Gibson, Dunn & Crutcher LLP, counsel to the Loan Parties in the jurisdiction where Mortgages are to be recorded, as to certain corporate matters relating to the mortgages in form and substance reasonably satisfactory to the Joint Lead Arrangers; and

(xvi) favorable opinions of local counsel to the Loan Parties in jurisdictions where the Mortgages are to be recorded in form and substance reasonably satisfactory to the Joint Lead Arrangers.

(b) (i) All fees required to be paid by the Borrower to the Administrative Agent and the Joint Lead Arrangers on or before the Closing Date shall have been paid and (ii) all fees required to be paid by the Borrower to the Lenders on or before the Closing Date shall have been paid.

(c) Unless waived by the Administrative Agent, the Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent due and payable hereunder to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by

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it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

(d) The Closing Date shall have occurred on or before March 1, 2010.

Without limiting the generality of the provisions of Sections 9.04 and 11.01, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02 Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a) The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Sections 5.05(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b), respectively.

(b) No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c) The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

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ARTICLE V

REPRESENTATIONS AND WARRANTIES

Each of Holdings and the Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.01 Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each of its Subsidiaries (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization (except, with respect to any Subsidiary that is not a Material Subsidiary or a Guarantor, where the failure to be so duly organized or formed, validly existing and in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect), (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party and consummate the Transaction, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws; except in each case referred to in clause (b)(i), (c) or (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any material Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transaction, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection (to the extent that such perfection is required under the Security Agreement) or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof, subject to Permitted Liens) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (i) such authorizations, approvals, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect, (ii) the filing of documents required to be delivered pursuant to the terms of Sections 4.01 and the Collateral Documents and (iii) (solely in the case of Collateral in which the Security Agreement does not require that the Administrative Agent have a perfected security interest) for any steps required for the Administrative Agent to obtain such a perfected security interest. All applicable waiting periods in connection with the Transaction have expired without any action having been taken by any Governmental Authority restraining, preventing or imposing materially adverse conditions upon the Transaction or the rights of the Loan Parties or their Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them.

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5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

5.05 Financial Statements; No Material Adverse Effect. (a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of Holdings and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of Holdings and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness, to the extent required by GAAP to be shown on such financial statements.

(b) The unaudited consolidated balance sheet of Holdings and its Subsidiaries dated November 1, 2009, and the related consolidated statements of income, stockholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of Holdings and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d) The consolidated forecasted balance sheet, statements of income and cash flows of Holdings and its Subsidiaries dated January 5, 2010 or delivered pursuant to Section 6.01(c) were prepared in good faith on the basis of assumptions that Holdings and senior management believed to be reasonable at the time of delivery of such forecasts; provided that it is understood that such forecasts are subject to significant uncertainties and contingencies, many of which are beyond the control of Holdings and its Subsidiaries, and that no assurance can be given that such forecasts will be realized.

5.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the best knowledge of the Borrower and Holdings, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower, Holdings or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement, any other Loan Document or the consummation of the Transaction, or (b) either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

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5.07 No Default. Neither the Borrower, Holdings nor any Subsidiary is in default under or with respect to, or a party to, any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08 Ownership of Property; Liens; Investments. (a) Each Loan Party and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Schedule 5.08(b) sets forth a complete and accurate list of all Liens on the property or assets of each Loan Party, showing as of the date hereof the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of such Loan Party subject thereto other than with respect to any Lien the existence of which would not be reasonably likely to have a Material Adverse Effect. The property of each Loan Party and each of its Subsidiaries is subject to no Liens, other than Liens set forth on Schedule 5.08(b), and as otherwise permitted by Section 7.01.

(c) Schedule 5.08(c) sets forth, as of the date hereof, a complete and accurate list of all real property owned by each Loan Party and each of its Material Domestic Subsidiaries, showing as of the date hereof the street address and the description thereof. Each Loan Party and each of its Material Domestic Subsidiaries has good, marketable and insurable fee simple title to the real property owned by such Loan Party or such Material Domestic Subsidiary, free and clear of all Liens, other than Liens created or permitted by the Loan Documents and such defects in title as would not, individually or in the aggregate, have a Material Adverse Effect.

(d) Schedule 5.08(d) sets forth, as of the date hereof, a complete and accurate list of all leased real property of which any Loan Party or any Material Subsidiary of a Loan Party is the lessee.

(e) Schedule 5.08(e) sets forth, as of the date hereof, a complete and accurate list of all Investments held by any Loan Party or any Subsidiary of a Loan Party on the date hereof.

5.09 Environmental Compliance. (a) All facilities and property (including underlying groundwater) owned, operated or leased by each Loan Party and each of their respective Subsidiaries are in compliance with all Environmental Laws, except for such non-compliance as would not reasonably be expected to result in a Material Adverse Effect.

(b) There are no pending or, to the best of its knowledge, threatened Environmental Claims against any Loan Party or any of their respective Subsidiaries, except for such Environmental Claims that are not reasonably likely, either singly or in the aggregate, to result in a Material Adverse Effect.

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(c) There have been no Releases of Hazardous Materials at, on or under any property now or, to the best of its knowledge, previously owned, operated or leased by any Loan Party or any of their respective Subsidiaries that, singly or in the aggregate, have, or may reasonably be expected to have, a Material Adverse Effect.

(d) Each Loan Party and each of their respective Subsidiaries have been issued and are in compliance with all permits, certificates, approvals, licenses and other authorizations relating to environmental matters that are necessary or desirable for their businesses, except to the extent that the failure to have or comply with such permits, certificates, approvals, licenses and other authorizations relating to environmental matters would not be reasonably likely to have a Material Adverse Effect.

(e) No property now or, to the best of its knowledge, previously owned, operated or leased by any Loan Party and each of their respective Subsidiaries is listed or proposed for listing on the National Priorities List pursuant to CERCLA or any similar state law, or, to the best of its knowledge, is on the CERCLIS or on any similar state list of sites requiring investigation or clean-up, except, in each case, for any such listing that, singly or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

(f) To the best of its knowledge, no Loan Party nor any of their respective Subsidiaries has directly transported or directly arranged for the transportation of any Hazardous Material to any location which is listed or proposed for listing on the National Priorities List pursuant to CERCLA, or which is the subject of Federal, state or local enforcement actions or other investigations which may lead to Environmental Claims against such Loan Party or Subsidiary except, in each case, to the extent that the foregoing would not reasonably be expected to have a Material Adverse Effect.

5.10 Insurance. The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.

5.11 Taxes. Holdings, the Borrower and its Subsidiaries have filed all United States federal, state and other material tax returns and reports required to be filed, and have paid all United States federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against any Loan Party or any Subsidiary that would, if made, have a Material Adverse Effect. The Tax Sharing Agreement and the Tax Separation Agreement are the only agreements among the Loan Parties regarding tax sharing, tax reimbursement or tax indemnification.

5.12 ERISA Compliance. (a) Except as specifically disclosed in Schedule 5.12, each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable federal or state law. To its best knowledge, nothing has

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occurred which would cause any Pension Plan which is intended to qualify under Section 401(a) of the Code to fail to be so qualified. Each of the Loan Parties and each of their respective ERISA Affiliates has made all required contributions to any Pension Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made by the Loan Party or any ERISA Affiliate within the last five years with respect to any Pension Plan.

(b) Except as specifically disclosed in Schedule 5.12, there are no pending or, to the best of its knowledge, threatened claims, actions or lawsuits, or actions by any Governmental Authority, with respect to any Plan which has resulted or would reasonably be expected to result in a Material Adverse Effect. There has been no prohibited transaction for which an exemption is not applicable or applied for or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or would reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur that would reasonably be expected to have a Material Adverse Effect; (ii) no contribution failure has occurred with respect to a Pension Plan sufficient to give rise to a Lien under Section 303(k) of ERISA; and (iii) except as specifically disclosed in Schedule 5.12, neither any Loan Party nor any of their respective ERISA Affiliates has incurred, or reasonably expects to incur, any material liability to the PBGC, apart from PBGC premiums due but not yet delinquent under Section 4007 of ERISA, under Title IV of ERISA with respect to any Pension Plan.

5.13 Subsidiaries; Equity Interests; Loan Parties. As of the date hereof, each Loan Party has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable (in each case, to the extent applicable) and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens except those created under the Collateral Documents. Each Loan Party has, as of the date hereof, no equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.13. All of the outstanding Equity Interests in the Borrower have been validly issued, are fully paid and non-assessable and are owned by Holdings free and clear of all Liens except those created under the Collateral Documents. Set forth on Part (c) of Schedule 5.13 is a complete and accurate list of all Loan Parties, showing as of the Closing Date (as to each Loan Party) the jurisdiction of its incorporation, the address of its principal place of business and its U.S. taxpayer identification number. As of the date hereof, none of the Borrower’s Domestic Subsidiaries is a Material Subsidiary.

5.14 Margin Regulations; Investment Company Act. (a) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b) None of the Borrower, any Person Controlling the Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

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5.15 Disclosure. None of the representations or warranties made by any Loan Party in the Loan Documents as of the date such representations and warranties are made or deemed made and none of the written statements contained in the Information Memorandum or any exhibit, report, statement or certificate furnished by or on behalf of any Loan Party in connection with the Loan Documents, considering each of the foregoing in the context in which it was made and together with all other representations, warranties and written statements theretofore furnished by such Loan Party to the Administrative Agent and the Lenders in connection with the Loan Documents and in the context of all publicly available information concerning the Loan Parties, contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make such representation, warranty or written statement, in light of the circumstances under which it is made, not misleading as of the time when made or delivered; provided that the Borrower’s representation and warranty as to any forecast, projection or other statement regarding future performance, future financial results or other future development is limited to the fact that such forecast, projection or statement was prepared in good faith on the basis of information and assumptions that the Borrower believed to be reasonable as of the date such material was prepared (it being understood that the projections are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, and that no assurance can be given that the projections will be realized).

5.16 Compliance with Laws. Each Loan Party and each of its Subsidiaries is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17 Intellectual Property; Licenses, Etc. Each Loan Party and each of its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person except for IP Rights the failure of which to own or be licensed or otherwise have the right to use would not reasonably be likely to have a Material Adverse Effect. To the best knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party or any of its Subsidiaries infringes upon any rights held by any other Person except for any infringement that, individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect. Except as specifically disclosed in Schedule 5.17, no claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.18 Solvency. Each Loan Party is, individually and together with its Subsidiaries on a consolidated basis, Solvent.

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ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than contingent indemnification obligations for which no claim has been asserted) hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, each of Holdings and the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03, 6.11 and 6.17) cause each Subsidiary to:

6.01 Financial Statements. Deliver to the Administrative Agent:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of Holdings, a consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of a Registered Public Accounting Firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards;

(b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Holdings, a consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations for such fiscal quarter and for the portion of Holdings’ fiscal year then ended and consolidated statements of cash flows for the portion of Holdings’ fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by a Responsible Officer of Holdings as fairly presenting the financial condition, results of operations and cash flows of Holdings and its Subsidiaries in accordance with GAAP, subject only to normal year-end adjustments and the absence of footnotes;

(c) no later than 60 days after the end of each fiscal year of Holdings, forecasts prepared by management of the Borrower, of consolidated balance sheets and statements of income or operations and cash flows of Holdings and its Subsidiaries on a quarterly basis for the fiscal year following such fiscal year accompanied by a certificate of a Responsible Officer of the Borrower to the effect that (i) such projections were prepared in good faith, (ii) the Borrower has a reasonable basis for the assumptions contained in such projections and (iii) such projections have been prepared in accordance with such assumptions.

As to any information contained in materials furnished pursuant to Section 6.02(c), the Borrower shall not be separately required to furnish such information under Sections 6.01(a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in Sections 6.01(a) and (b) above at the times specified therein.

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6.02 Certificates; Other Information. Deliver to the Administrative Agent:

(a) concurrently with the delivery of the financial statements referred to in Section 6.01(a), to the extent permitted by the internal policies of Holdings’ Registered Public Accounting Firm and not inconsistent with accounting rules or guidelines, a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default under the financial covenants set forth herein or, if any such Default shall exist, stating the nature and status of such event;

(b) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower;

(c) promptly after the same are available, copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d) promptly after the furnishing thereof, copies of any written statement or report furnished to any holder of debt securities of any Loan Party or of any of its Subsidiaries with an aggregate principal amount in excess of the Threshold Amount and otherwise delivered pursuant to the terms of the indenture, loan or credit or similar agreement governing such debt securities and not otherwise required to be furnished to the Administrative Agent pursuant to any other clause of this Section 6.02;

(e) promptly after the assertion or occurrence thereof, notice of any noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit, in each case, that could reasonably be expected to have a Material Adverse Effect;

(f) promptly, such additional information regarding the business, financial, legal or corporate affairs of any Loan Party or any Subsidiary thereof, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent, including without limitation any Platform); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests in writing the Borrower to

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deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent of the posting of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(b) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Administrative Agent and/or the Joint Lead Arrangers shall make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower pursuant to Sections 6.01, 6.02 or 6.03. The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Joint Lead Arrangers will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower under this Agreement (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Joint Lead Arrangers, the L/C Issuer and the Lenders to treat such Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws; (y) all Borrower Materials marked “PUBLIC” by the Borrower are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Joint Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” by the Borrower as being suitable only for posting on a portion of the Platform not designated “Public Investor.” In connection with the foregoing, each party hereto acknowledges and agrees that the foregoing provisions are not in derogation of their confidentiality obligations under Section 11.07 hereof. In addition, each party hereto acknowledges and agrees that no person shall be granted access to the Platform without having agreed to an electronic or written confidentiality undertaking or agreement that complies with the requirements of Regulation FD promulgated under the Securities Laws.

6.03 Notices. Notify the Administrative Agent promptly following the knowledge of a Responsible Officer of the Borrower thereof:

(a) of the occurrence of any Default;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of any Loan Party or any Subsidiary thereof where such breach, non-performance or default could reasonably be expected to have a Material

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Adverse Effect; (ii) any dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Subsidiary thereof and any Governmental Authority where the dispute, litigation, investigation, proceeding or suspension involves a claim in excess of the Threshold Amount or that could reasonably be expected to have a Material Adverse Effect; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any Subsidiary thereof, including pursuant to any applicable Environmental Laws and where such litigation or proceeding involves a claim against one or more Loan Parties or one or more Subsidiaries thereof in excess of the Threshold Amount or could reasonably be expected to have a Material Adverse Effect;

(c) of the occurrence of any ERISA Event;

(d) of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof; and

(e) of the (A) occurrence of any Disposition of property or assets for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.05(b)(i) or (B) incurrence or issuance of any Indebtedness for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.05(b)(ii).

Each notice pursuant to Section 6.03(a), (b), (c) or (d) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04 Intentionally Omitted.

6.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05 and except with respect to a Subsidiary that is not a Material Subsidiary or a Loan Party; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06 Maintenance of Properties. (a) Maintain, preserve and protect all of its properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted, other than obsolete, worn out or surplus equipment; and (b) make all necessary repairs thereto and renewals and replacements thereof except in either of cases (a) or (b) above where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.07 Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties and

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business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

6.08 Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09 Books and Records. Maintain proper books of record and account, in which materially full, true and correct entries (subject to normal adjustments at the end of fiscal periods) in material conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be.

6.10 Inspection Rights. Permit representatives and independent contractors of each Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

6.11 Use of Proceeds. Use the proceeds of the Credit Extensions for general corporate purposes not in contravention of any Law or of any Loan Document.

6.12 Covenant to Guarantee Obligations and Give Security(a) Upon the formation or acquisition of any new direct or indirect Material Domestic Subsidiaries by any Loan Party, or if an existing Subsidiary becomes a Material Domestic Subsidiary (other than, in any such case, a Material Domestic Subsidiary that is held directly or indirectly by a CFC), or if an existing Subsidiary is designated as a Designated Subsidiary in accordance with the requirements of Section 6.12(f), and subject in each case to the provisions of Section 6.12(e) hereof, then the Borrower shall, at the Borrower’s expense:

(i) except during a Guaranty Release Period, within 15 days after such formation, acquisition or designation, cause such Material Domestic Subsidiary or Designated Subsidiary, and cause each direct and indirect parent of such Subsidiary (if it has not already done so), unless such parent is a CFC, a Material Domestic Subsidiary that is held directly or indirectly by a CFC, a Receivables Subsidiary or a Special Purpose Vehicle, to duly execute and deliver to the Administrative Agent a guaranty or guaranty supplement in the form of Exhibit F hereto or (if a guaranty in the form of Exhibit F hereto has already been executed by another Subsidiary Guarantor) Exhibit A thereto, as the case may be,

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(ii) except if the Collateral Release Date has occurred, within 10 days after such formation, acquisition or designation, furnish to the Administrative Agent a description of the real and personal properties of such Material Domestic Subsidiary or Designated Subsidiary, in detail satisfactory to the Administrative Agent,

(iii) except if the Collateral Release Date has occurred, within 20 days after such formation, acquisition or designation, cause such Material Domestic Subsidiary or Designated Subsidiary and each direct and indirect parent of such Material Domestic Subsidiary or Designated Subsidiary (if it has not already done so), unless such parent is a CFC, a Material Domestic Subsidiary that is held directly or indirectly by a CFC, a Receivables Subsidiary or a Special Purpose Vehicle, to duly execute and deliver, to the Administrative Agent deeds of trust, trust deeds, mortgages, Security Agreement Supplements, IP Security Agreement Supplements and other security and pledge agreements, as specified by and in form and substance reasonably satisfactory to the Administrative Agent (including delivery of all Pledged Interests in and of such Material Domestic Subsidiary or Designated Subsidiary, and other instruments of the type specified in Section 4.01(a)(iii)), securing payment of all the Obligations of such Material Domestic Subsidiary, Designated Subsidiary or parent, as the case may be, under the Loan Documents and constituting Liens on all real and personal properties of such Material Domestic Subsidiary, Designated Subsidiary or parent that constitute Collateral (excluding therefrom the Equity Interests in any CFC, a Material Domestic Subsidiary or Designated Subsidiary that is held directly or indirectly by a CFC, Receivables Subsidiary or Special Purpose Vehicle), provided, that (A) there shall be no obligation to deliver mortgages or similar instruments in respect of (1) any leasehold interests of such Material Domestic Subsidiary or Designated Subsidiary or (2) any fee simple property of such Material Domestic Subsidiary or Designated Subsidiary, unless such fee simple property has a fair market value in excess of $10,000,000,

(iv) except if the Collateral Release Date has occurred, within 35 days after such formation, acquisition or designation, cause such Material Domestic Subsidiary or Designated Subsidiary and each direct and indirect parent of such Material Domestic Subsidiary or Designated Subsidiary (if it has not already done so), unless such parent is a CFC, a Material Domestic Subsidiary that is held directly or indirectly by a CFC, a Receivables Subsidiary or a Special Purpose Vehicle, to take whatever action (including the recording of mortgages, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the deeds of trust, trust deeds, mortgages, Security Agreement Supplements, IP Security Agreement Supplements and security and pledge agreements delivered pursuant to this Section 6.12, enforceable against all third parties in accordance with their terms,

(v) except if the Collateral Release Date has occurred or during any Guaranty Release Period, within 60 days after such formation, acquisition or designation, deliver to the Administrative Agent, upon the request of the Administrative Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent

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and the other Secured Parties, of counsel for the Loan Parties acceptable to the Administrative Agent as to the matters contained in clauses (i), (iii) and (iv) above, and as to such other matters as the Administrative Agent may reasonably request, and

(vi) except if the Collateral Release Date has occurred, as promptly as practicable after such formation, acquisition or designation, deliver, upon the request of the Administrative Agent in its sole discretion, to the Administrative Agent with respect to each parcel of fee simple real property owned or held by such Material Domestic Subsidiary or Designated Subsidiary with a fair market value in excess of $10,000,000, title insurance, surveys and engineering, soils and other reports, and environmental assessment reports, each in scope, form and substance reasonably satisfactory to the Administrative Agent; provided, however, that to the extent that any Loan Party or any of its Subsidiaries shall have otherwise received any of the foregoing items with respect to such real property, such items shall, promptly after the receipt thereof, be delivered to the Administrative Agent.

(b) Except if the Collateral Release Date has occurred, upon the acquisition of any fee simple real property by any Loan Party having a fair market value in excess of $10,000,000 for any individual item of acquired property, and such property, in the judgment of the Administrative Agent, shall not already be subject to a perfected first priority security interest (subject to Permitted Liens) in favor of the Administrative Agent for the benefit of the Secured Parties, then the Borrower shall, at the Borrower’s expense:

(i) within 10 days after such acquisition, furnish to the Administrative Agent a description of the property so acquired in detail satisfactory to the Administrative Agent,

(ii) within 20 days after such acquisition, cause the applicable Loan Party to duly execute and deliver to the Administrative Agent deeds of trust, trust deeds, mortgages, Security Agreement Supplements, IP Security Agreement Supplements and other security and pledge agreements, as specified by and in form and substance reasonably satisfactory to the Administrative Agent, securing payment of all the Obligations of the applicable Loan Party under the Loan Documents and constituting Liens on all such properties; provided, however, that if the amount of mortgage recording tax or similar tax required to be paid upon the recordation of the applicable deed of trust, trust deed or mortgage would be material (as determined by the applicable Loan Party), the applicable Loan Party may limit the amount of Obligations secured by such deed of trust, trust deed or mortgage to an amount at least equal to 110% of the fair market value of the property as reasonably determined by such Loan Party,

(iii) within 35 days after such acquisition, cause the applicable Loan Party to take whatever action (including the recording of Mortgages, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on such property, enforceable against all third parties,

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(iv) within 60 days after such acquisition, deliver to the Administrative Agent, upon the request of the Administrative Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties acceptable to the Administrative Agent as to the matters contained in clauses (ii) and (iii) above and as to such other matters as the Administrative Agent may reasonably request, and

(v) as promptly as practicable after any acquisition of such fee simple real property (subject to the limitations described in the introductory paragraph of this clause (b), deliver, upon the request of the Administrative Agent in its sole discretion, to the Administrative Agent with respect to such real property title insurance, surveys and engineering, soils and other reports, and environmental assessment reports, each in scope, form and substance reasonably satisfactory to the Administrative Agent, provided, however, that to the extent that any Loan Party or any of its Subsidiaries shall have otherwise received any of the foregoing items with respect to such real property, such items shall, promptly after the receipt thereof, be delivered to the Administrative Agent,

(c) Upon the request of the Administrative Agent following the occurrence and during the continuance of a Default, the Borrower shall, at the Borrower’s expense:

(i) within 10 days after such request, furnish to the Administrative Agent a description of the real and personal properties of the Loan Parties and their respective Subsidiaries in detail satisfactory to the Administrative Agent, and

(ii) cause each financial institution at which Holdings, the Borrower or any Material Domestic Subsidiary of the Borrower or Holdings (other than any Receivable Subsidiary or Special Purpose Vehicle) maintains any deposit account or other similar account with a balance in excess of $5,000,000 to deliver to the Administrative Agent and the Borrower a written agreement in form and substance satisfactory to the Administrative Agent by each such financial institution pursuant to which such financial institution agrees to, among other things, comply with the instructions originated by the Administrative Agent directing the disposition of funds in any such account without the further consent of Holdings, the Borrower or such Material Domestic Subsidiary and put customary lockbox arrangements into place with respect to its deposit accounts or other similar accounts to extent requested by the Administrative Agent (which such agreement and other arrangements shall be terminated and released when no Default is any longer continuing).

(d) At any time upon request of the Administrative Agent, promptly execute and deliver any and all further instruments and documents and take all such other action as the Administrative Agent reasonably may deem necessary or desirable in obtaining the full benefits of, or in perfecting and preserving the Liens of, such guaranties, deeds of trust, trust deeds, mortgages, Security Agreement Supplements, IP Security Agreement Supplements and other security and pledge agreements in each case as contemplated by this Section 6.12.

(e) Notwithstanding any provision of this Section 6.12 or any other provision of this Agreement or any other Loan Document to the contrary, no Receivables Subsidiary or

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Special Purpose Vehicle shall be required to guaranty any of the Obligations or grant any liens on any of its assets with respect thereto. In addition, no Equity Interests of the Borrower or any Subsidiary of the Borrower in any Receivables Subsidiary or Special Purpose Vehicle shall be required to be pledged to secure the Obligations of the Borrower or any such Subsidiary of the Borrower.

(f) If the Domestic Subsidiaries of the Borrower that are not Guarantors, when considered together as a single Subsidiary, had (x) assets exceeding 20% of the consolidated assets of Holdings and its Subsidiaries as of the last day of any fiscal year or quarter to which financial statements delivered pursuant to the requirements of Section 6.01 relate (any such financial statements being the “Relevant Financial Statements”) or (y) revenues exceeding 20% of the consolidated revenues of Holdings and its Subsidiaries for the fiscal quarter to which such Relevant Financial Statements relate (or, if the Relevant Financial Statements are annual financial statements, for the fourth fiscal quarter of the fiscal year to which the Relevant Financial Statements relate), the Borrower shall, within ten (10) Business Days after the delivery of such Relevant Financial Statements, deliver to the Administrative Agent a notice designating one or more of such Domestic Subsidiaries as a “Designated Subsidiary” so that, after such Domestic Subsidiary or Subsidiaries have become Guarantors in accordance with the requirements of Section 6.12(a), the remaining Domestic Subsidiaries of the Borrower that are not Guarantors, when considered together as a single Subsidiary, will not have had (x) assets exceeding 20% of the consolidated assets of Holdings and its Subsidiaries as of the last day of the fiscal year or quarter to which the Relevant Financial Statements relate or (y) revenues exceeding 20% of the consolidated revenues of Holdings and its Subsidiaries for the fiscal quarter to which the Relevant Financial Statements relate (or, if the Relevant Financial Statements are annual financial statements, for the fourth fiscal quarter of the fiscal year to which the Relevant Financial Statements relate).

(g) After the Borrower has designated a Subsidiary as a “Designated Subsidiary” (an “Initial Designation”), the Borrower may deliver to the Administrative Agent a notice cancelling such designation if such Subsidiary and the Domestic Subsidiaries of the Borrower that are not Guarantors, when considered together as a single Subsidiary, had (x) assets not exceeding 20% of the consolidated assets of Holdings and its Subsidiaries as of the last day of any fiscal year or quarter to which financial statements delivered pursuant to the requirements of Section 6.01 relate (any such financial statements being the “Subsequent Financial Statements”) and (y) revenues not exceeding 20% of the consolidated revenues of Holdings and its Subsidiaries for the fiscal quarter to which such Subsequent Financial Statements relate (or, if the Subsequent Financial Statements are annual financial statements, for the fourth fiscal quarter of the fiscal year to which the Subsequent Financial Statements relate). Upon the delivery of such notice and the satisfaction of the foregoing conditions (x) and (y), such Subsidiary shall no longer be a Designated Subsidiary and shall be thereby released from its Guaranty.

6.13 Compliance with Environmental Laws. The Borrower shall, and shall cause each of its Subsidiaries to:

(a) use and operate all of its facilities and properties in compliance with all Environmental Laws, keep all necessary permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in material

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compliance therewith, and handle all Hazardous Materials in compliance with all applicable Environmental Laws except in each case where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(b) promptly notify the Administrative Agent and provide copies to the Administrative Agent of all written Environmental Claims, and act in a diligent and prudent fashion to address such Environmental Claims, including Environmental Claims that allege that the Borrower or any of its Subsidiaries is not in compliance with Environmental Laws, except for Environmental Claims that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and

(c) provide such information (including, without limitation, environmental assessment or audit reports) and certifications which the Administrative Agent may reasonably request from time to time to evidence compliance with this Section 6.13.

6.14 Further Assurances. Promptly upon request by the Administrative Agent, or the Required Lenders through the Administrative Agent, (a) correct any material error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or the Required Lenders through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable law, subject any Loan Party’s or any of its Subsidiaries’ (in each case, other than any CFC, a Material Domestic Subsidiary that is held directly or indirectly by a CFC, a Receivables Subsidiary or a Special Purpose Vehicle) properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority (subject to Permitted Liens) of any of the Collateral Documents in accordance with and subject to the terms thereof and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party.

6.15 Designation as Senior Debt. Designate all Obligations as “Designated Senior Indebtedness” under, and defined in, the Subordinated Notes Documents and all supplemental indentures thereto.

6.16 Collateral Release; Guaranty Release. (a) Upon the Collateral Release Date, so long as no Default or Event of Default shall have occurred and be continuing and a Responsible Officer of the Borrower shall have certified to the Administrative Agent in writing (i) the occurrence of the Collateral Release Date and (ii) the absence of any Default or Event of Default, the Administrative Agent agrees to release the security interests and liens of the Administrative Agent and the other Secured Parties; provided that the Guaranty of each Loan Party of the Obligations pursuant to the Loan Documents shall remain in effect on and after the

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Collateral Release Date unless the criteria set forth in the definition of “Guaranty Release Period” shall have been satisfied and a Responsible Officer of the Borrower shall have so certified in writing to the Administrative Agent. From and after the Collateral Release Date, the Administrative Agent shall execute and deliver, at the Borrower’s expense, all documents or other instruments that the Borrower shall reasonably request to evidence the termination and release of the relevant security interests and shall, if applicable, return all Collateral in their possession to the Borrower or other applicable Loan Party.

(b) Upon the commencement of a Guaranty Release Period, so long as no Default or Event of Default shall have occurred and be continuing and a Responsible Officer of the Borrower shall have certified to the Administrative Agent in writing (i) the commencement of a Guaranty Release Period and (ii) the absence of any Default or Event of Default, upon the Borrower’s written request as to any specific Guarantor, the Administrative Agent agrees to release the Guaranty and execute and deliver, at the Borrower’s expense, all documents or other instruments that the Borrower shall reasonably request to evidence the termination and release of the Guaranty.

(c) Upon the termination of any Guaranty Release Period, the provisions of Section 6.16(b) shall no longer apply (until the commencement of a subsequent Guaranty Release Period). Promptly upon the request of the Administrative Agent following the termination of any Guaranty Release Period, the Loan Parties shall execute any and all documents and instrument, and take all such actions that may be required under applicable law or that the Administrative Agent shall reasonably request, to reinstate such Guaranty and to cause the requirements set forth in Section 4.01(a)(v) and Section 6.12 (to the extent relating to guaranties) to be satisfied, all at the expense of the Loan Parties.

6.17 Certain Post-Closing Matters. Not later than 15 Business Days following the Closing Date, the Borrower shall deliver to the Administrative Agent, in form and substance satisfactory to the Administrative Agent, evidence of the insurance required by the terms of the Mortgages.

ARTICLE VII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than contingent indemnification obligations for which no claim has been asserted) hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly, and solely in the case of Sections 7.12 and 7.17, Holdings shall not:

7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Loan Document, Secured Cash Management Agreement or Secured Hedge Agreement;

(b)(i) Liens existing on the date hereof and listed on Schedule 5.08(b) securing Indebtedness or other obligations outstanding on such date and (ii) any Lien on

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the property of any of the Loan Parties or any Subsidiaries thereof in existence as of the date hereof that could not reasonably be expected to have a Material Adverse Effect;

(c) Liens for taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP; provided that no notice of lien has been filed or recorded under the Code;

(d) growers’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not delinquent or which are being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f) (x) Liens on property of the Borrower or any of its Subsidiaries securing (i) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases, and statutory obligations, (ii) surety bonds (excluding appeal bonds and other bonds posted in connection with court proceedings or judgments) and (iii) other non delinquent obligations of a like nature, and (y) Liens securing obligations under or related to Swap Contracts permitted hereunder, in each of cases (x) and (y) above, incurred in the ordinary course of business; provided that all such Liens in the aggregate would not (even if enforced) cause a Material Adverse Effect; provided, further, that any Liens incurred in reliance on clause (y) above shall be limited to Liens on assets other than Equity Interests of Subsidiaries, IP Rights, Inventory (as defined in the UCC) and real property;

(g) easements, rights-of-way, restrictions, municipal, building and zoning ordinances and other similar encumbrances or other irregularities affecting real property that do not secure any Indebtedness, and which are incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h) Liens securing judgments for the payment of money or judicial attachment Liens, in either case not constituting an Event of Default under Section 8.01(h) or securing appeal or other surety bonds related to such judgments;

(i) (x) Liens securing Indebtedness permitted under Section 7.02(j); provided that (A) such Liens do not at any time encumber any property other than the property financed by such Indebtedness or, if applicable, subject to such Capitalized Lease and, in each case, the proceeds thereof and (B) in the case of Liens securing Indebtedness incurred to finance the acquisition of property, the Indebtedness secured thereby does not exceed the cost of the property being acquired on the date of acquisition, (y) Liens on

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property Disposed of pursuant to a Sale/Leaseback Transaction permitted under Section 7.05(f); provided that such Liens shall cover only the property subject to such Sale/Leaseback Transaction and the amount of Indebtedness secured thereby shall not exceed $50,000,000 at any one time outstanding and (z) Liens with respect to Synthetic Lease Obligations permitted under Section 7.15, so long as such Liens attach only to property subject to such Synthetic Lease Obligations or other property related thereto;

(j) (x) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Borrower or any Subsidiary of the Borrower or becomes a Subsidiary of the Borrower, provided, that such Liens were not created in contemplation of such merger, consolidation or investment and do not extend to any assets other than those of the Person merged into or consolidated with the Borrower or such Subsidiary or acquired by the Borrower or such Subsidiary; and (y) Liens on property of a Person existing at the time such property is purchased by the Borrower or any Subsidiary of the Borrower in a transaction constituting an Acquisition permitted hereunder; provided, that such Liens were not created in contemplation of such Acquisition;

(k) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Borrower in excess of those set forth by regulations promulgated by the FRB and (ii) such deposit account is not intended by the Borrower or any of its Subsidiaries to provide collateral to the depository institution;

(l) Liens under the Permitted Security Agreements;

(m) Liens on Receivables Program Assets securing Indebtedness or other obligations incurred pursuant or with respect to a Qualified Receivables Transaction;

(n) Permitted Encumbrances;

(o) leases, subleases, licenses and rights-of-use granted to others incurred in the ordinary course of business and that do not materially and adversely affect the use of the property encumbered thereby for its intended purposes;

(p) other Liens securing Indebtedness or other obligations outstanding in an aggregate amount not to exceed $50,000,000 at any time; and

(q) the replacement, extension or renewal of any Lien referred to in clauses (a) through (p) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Indebtedness or other obligations secured thereby.

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7.02 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) [Intentionally omitted];

(b) Indebtedness evidenced by the 2015 Subordinated Notes and the 2019 Subordinated Notes, including, to the extent the same guarantors are Guarantors in respect of the Obligations, the guarantees thereof;

(c) Indebtedness of the Borrower or any Subsidiary of the Borrower in connection with guaranties resulting from endorsement of negotiable instruments in the ordinary course of business;

(d) surety bonds and appeal bonds required in the ordinary course of business or in connection with the enforcement of rights or claims of the Borrower or in connection with judgments that do not result in a Default or Event of Default;

(e) Indebtedness owed to the Borrower or a Wholly-Owned Subsidiary of the Borrower by a Loan Party or any Subsidiary thereof, which Indebtedness shall (i) if owed to the Borrower or another Loan Party, constitute “Pledged Debt” under the Security Agreement and (ii) be otherwise permitted under the provisions of Section 7.03; provided that the aggregate amount of such Indebtedness owed by Foreign Subsidiaries of the Borrower to the Loan Parties shall not exceed $50,000,000 at any time outstanding;

(f) Indebtedness under the Loan Documents or any Secured Cash Management Agreement;

(g) Indebtedness outstanding on the date hereof and listed on Schedule 7.02 (“Surviving Debt”);

(h) any refinancings, repurchases, refundings, renewals or extensions of any Subordinated Notes, Surviving Debt, Permitted Junior Indebtedness or Indebtedness incurred in reliance on Section 7.02(k), including, in each case, any Guarantees thereof; provided that (i) the amount of such Indebtedness does not result in an increase in the aggregate principal amount thereof (plus the amount of any premium paid in respect of such Indebtedness in connection with any such refinancing, repurchase, refunding, renewal or extension and plus the amount of reasonable expenses incurred by Holdings and its Subsidiaries in connection therewith), (ii) such Indebtedness does not have a weighted average life to maturity that is less than the weighted average life to maturity of the Indebtedness being refinanced, repurchased, refunded, renewed or extended, and (iii) such Indebtedness does not have a final maturity earlier than the final maturity of the Indebtedness being refinanced, repurchased, refunded, renewed or extended; provided, further that (x) if the Indebtedness being refinanced, repurchased, refunded, renewed or extended is solely Indebtedness of the Borrower, then the Indebtedness incurred to refinance, repurchase, refund, renew or extend such Indebtedness shall be Indebtedness solely of the Borrower; and (y) if the Indebtedness being refinanced, repurchased, refunded, renewed or extended is subordinate or junior to the Loans and any Guarantee thereof, then the Indebtedness incurred to refinance, repurchased, refund, renew or extend such Indebtedness shall be subordinate to the Loans and any Guarantee, as the case may

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be, at least to the same extent and in the same manner as the Indebtedness being repurchased, refinanced, refunded, renewed or extended;

(i) (x) Guarantees of the Borrower or any Wholly-Owned Subsidiary in respect of Indebtedness otherwise permitted hereunder of the Borrower or any Wholly-Owned Subsidiary; (y) Indebtedness with respect to Joint Ventures permitted pursuant to Section 7.03(h); and (z) Guarantees and other contingent obligations permitted pursuant to Section 7.03(o);

(j) Indebtedness in respect of Capitalized Leases, and purchase money obligations for fixed or capital assets or other property acquired in the ordinary course of business within the limitations set forth in Section 7.01(i)(x); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding and permitted to be incurred under this Section 7.02(j) shall not exceed $50,000,000;

(k) (x) Indebtedness of any Person that becomes a Subsidiary of the Borrower after the date hereof in accordance with the terms of Sections 7.03(i), and (y) Indebtedness assumed by the Borrower or any Subsidiary of the Borrower in connection with any Acquisition permitted under Section 7.03(i), which Indebtedness in each case of clauses (x) and (y) is existing at the time such Person becomes a Subsidiary of the Borrower or the time such Acquisition is consummated (other than Indebtedness incurred solely in contemplation of such Person’s becoming a Subsidiary of the Borrower or such Acquisition);

(l) Indebtedness incurred in a Sale/Leaseback Transaction permitted under Section 7.05(f);

(m) (i) additional unsecured Indebtedness in an aggregate principal amount incurred since the date hereof not to exceed $500,000,000, and (ii) subordinated Indebtedness which is subordinated to the Loans on terms at least as favorable to the Lenders as the subordination terms of the 2019 Subordinated Notes, in the case of each of clause (i) and (ii) with a scheduled maturity date falling no earlier than June 1, 2015 and with no amortization or mandatory prepayments thereof (other than pursuant to contingent mandatory prepayment provisions substantially the same as and not materially more adverse to the Lenders than those contained in the 2019 Subordinated Notes Indenture) prior to such date (collectively, “Permitted Junior Indebtedness”); provided that prior to or contemporaneously with the entry by the Borrower or such Subsidiary into any agreement or contract relating thereto, the Borrower shall have delivered to the Administrative Agent a certificate demonstrating pro forma compliance with the covenants set forth in Section 7.10 as of the last date of the last completed fiscal quarter immediately preceding the proposed date of incurrence of such Indebtedness (on the assumption that such incurrence of Indebtedness under this clause occurred on the first day of the applicable four fiscal quarter period); provided, that if the proceeds from any such Permitted Junior Indebtedness are to be used by the Borrower, Holdings or any of their respective Subsidiaries to make any Acquisition, then the pro forma calculation described above shall take into account the EBITDA of the Person, or attributable to the assets, acquired in such Acquisition for the applicable Measurement Period as set forth in

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the definition of “EBITDA” (including taking into account any pro forma expense and cost reductions as set forth therein); provided, further, that if the proceeds from any Permitted Junior Indebtedness are to be used by the Borrower, Holdings or any of their respective Subsidiaries to purchase, repay or otherwise satisfy any Indebtedness, then the pro forma calculation described above shall take into account such repayment (including any principal reduction of such Indebtedness and any pro forma interest savings for the applicable Measurement Period); and

(n) other secured or unsecured Indebtedness in an aggregate principal amount not to exceed $25,000,000 at any time outstanding, provided that any portion of such Indebtedness that is secured by a Lien on Collateral either (i) does not exceed $10,000,000 at any one time outstanding or (ii) is secured by Liens that are subordinated, on terms reasonably satisfactory to the Administrative Agent, to the Liens arising under the Loan Documents, any Secured Hedging Agreements and any Secured Cash Management Agreements.

(o) Indebtedness in respect of Guarantees by the Borrower of Capitalized Leases, operating leases, Sale/Leaseback Transactions, vendor supply contracts or any other Indebtedness, liabilities or other obligations entered into by any Subsidiary of the Borrower which is otherwise permitted by the limitations set forth in Article VII hereof and the limitations set forth in any Subordinated Notes.

It is understood that any Indebtedness borrowed in a foreign currency shall continue to be permitted under this Section, notwithstanding any fluctuation in the Dollar Amount of such Indebtedness, as long as the outstanding principal balance of such Indebtedness (denominated in its original currency) does not exceed the maximum amount of such Indebtedness (denominated in such currency) permitted to be outstanding on the date such Indebtedness was incurred.

7.03 Investments. Make or hold any Investments, except:

(a) Investments held by the Borrower and its Subsidiaries in the form of Cash Equivalents;

(b) loans and advances to officers, directors and employees of the Borrower and Subsidiaries in an aggregate amount not to exceed $15,000,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(c) (i) Investments by the Borrower and its Subsidiaries in their respective Subsidiaries outstanding on the date hereof, (ii) additional Investments by the Borrower and its Subsidiaries in a Loan Party (other than Holdings), (iii) Investments by any Subsidiary in the Borrower, (iv) so long as the Collateral Release Date has not occurred or a Guaranty Release Period is not then in effect, additional Investments by the Borrower in its Domestic Subsidiaries, (v) if the Collateral Release Date has occurred or a Guaranty Release Period is then in effect, additional Investments by the Borrower and its Subsidiaries in its Domestic Subsidiaries made after the Collateral Release Date or

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during such Guaranty Release Period that do not exceed $50,000,000 in the aggregate at any one time outstanding (exclusive of any Investments made prior to the Collateral Release Date or during any period of time that is not a Guaranty Release Period), (vi) Investments by Subsidiaries that are not Loan Parties in other Subsidiaries that are not Loan Parties (limited, in the case of Investments in Foreign Subsidiaries, to the amount set forth in the following clause (vii)), and (vii) Investments by Loan Parties and Subsidiaries that are not Loan Parties in Foreign Subsidiaries in an aggregate amount outstanding at any time not to exceed $50,000,000;

(d) (x) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss, and (y) Investments received in satisfaction of judgments or pursuant to any plan or reorganization or similar arrangement upon the bankruptcy or insolvency of trade creditors or account debtors;

(e) Guarantees and Indebtedness permitted by Section 7.02;

(f) Investments existing on the date hereof and set forth on Schedule 5.08(e) and any replacements, renewals or extensions of Guarantees constituting an Investment permitted hereunder provided that the amount of any such Guarantee is not increased at the time of such replacement, renewal or extension of such Guarantee except by an amount equal to a reasonable premium or other reasonable amount paid in respect of the underlying obligations and fees and expenses reasonably incurred in connection with such replacement, renewal or extension; provided further that the terms relating to collateral (if any) and subordination (if any) and other material terms taken as a whole in respect of such replacement, renewed or extended Guarantee and of any agreement entered into and of any instrument issued in connection therewith, are not less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Guarantees being replaced, renewed or extended;

(g) Investments, payments or advances by the Borrower and any Subsidiary in Swap Contracts permitted hereunder;

(h) Investments by the Borrower and its Subsidiaries in Joint Ventures; provided that, immediately before and after giving effect to such investment, no Default or Event of Default shall have occurred and be continuing, and the aggregate amount of all investments pursuant to this clause (h) shall not exceed $50,000,000 in the aggregate outstanding at any time;

(i) Acquisitions; provided that, with respect to each Acquisition made pursuant to this Section 7.03(i):

(i) the lines of business of the Person to be (or the property and assets of which are to be) Acquired shall be substantially the same lines of business as one or more of the principal businesses of the Borrower and its Subsidiaries in the

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ordinary course or a business substantially related or incidental thereto (it being understood that, without limiting the generality of the foregoing, a line of business consisting of the manufacture, production and/or sale of consumer products shall satisfy this requirement); and

(ii) either (A) (w) the total consideration for all such Acquisitions (including without duplication cash and noncash purchase price, liabilities assumed, deferred or financed purchase price, purchase price characterized as noncompetition payments and the like but excluding therefrom consideration consisting of Equity Interests of Holdings) does not exceed in the aggregate during the term of this Agreement an amount equal to the sum of (I) $500,000,000 plus (II) an amount equal to the aggregate amount received by the Borrower as capital contributions from Holdings since the date of this Agreement; (x) immediately before and immediately after giving pro forma effect to any such purchase or other acquisition, no Default shall have occurred and be continuing; (y) immediately after giving effect to such Acquisition, Holdings and its Subsidiaries shall be in pro forma compliance with the covenants set forth in Section 7.10, such compliance in each case to be determined on the basis of the financial information most recently delivered to the Administrative Agent pursuant to Section 6.01(a) or (b) as though such Acquisition had been consummated as of the first day of the applicable Measurement Period and otherwise on the basis set forth in the definition of “EBITDA” (including taking into account the EBITDA of the Person, or attributable to the assets, acquired in the Acquisition for the applicable Measurement Period as set forth in the definition of “EBITDA” and any pro forma expense and cost reductions as set forth therein); and (z) a certificate of a Responsible Officer certifying as to the items set forth in this Section 7.03(i)(ii)(A) shall be delivered to the Administrative Agent on or prior to the consummation of the subject Acquisition; or (B) (x) immediately before and immediately after giving pro forma effect to any such purchase or other acquisition, no Default shall have occurred and be continuing; (y) immediately after giving effect to such Acquisition, Holdings and its Subsidiaries shall be in pro forma compliance with the covenant set forth in Section 7.10(a) (as if the maximum Total Debt Ratio permitted by such covenant was 0.25x lower than the maximum Total Debt Ratio set out in such Section 7.10(a)) and with the covenant set forth in Section 7.10(b), such compliance in each case to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b) as though such Acquisition had been consummated as of the first day of the applicable Measurement Period and otherwise on the basis set forth in the definition of “EBITDA” (including taking into account the EBITDA of the Person, or attributable to the assets, acquired in the Acquisition for the applicable Measurement Period as set forth in the definition of “EBITDA” and any pro forma expense and cost reductions as set forth therein); and (z) a certificate of a Responsible Officer certifying as to the items set forth in this Section 7.03(i)(ii)(B) shall be delivered to the Administrative Agent on or prior to the consummation of the subject Acquisition;

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(j) Intentionally omitted;

(k) Investments made in connection with Qualified Receivables Transactions;

(l) Investments made or received as a result of consideration received in connection with a Disposition made in compliance with this Agreement;

(m) other Investments not exceeding $50,000,000 in the aggregate outstanding at any time;

(n) endorsements for collection or deposit in the ordinary course of business;

(o) Guarantees and other contingent obligations in favor of title insurers arising in the ordinary course of business; and

(p) Guarantees by the Borrower of Capitalized Leases, operating leases, Sale/Leaseback Transactions, vendor supply contracts or any other Indebtedness, liabilities or other obligations entered into by any Subsidiary of the Borrower which is otherwise permitted by the limitations set forth in Article VII hereof and the limitations set forth in any Subordinated Notes.

For purposes of this Section 7.03 and Section 7.02(k), the amount of any Investment outstanding at any time shall be the total of (x) the original cost of such Investment (meaning the cash amount thereof, if in cash, or the fair market value thereof as determined by the senior management of the Borrower, if in property), without any adjustment for increases or decreases in value or any writeup or writedown with respect to such investment; provided that any Investment in the form of Guarantees shall be valued at the maximum reasonably expected liability thereof, minus (y) an amount equal to the lesser of the return of cash with respect to any such Investment (other than a Guarantee) and the initial amount of such Investment, in either case, less the cost of disposition of such Investment.

7.04 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default would result therefrom:

(a) any Subsidiary may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any Loan Party (other than Holdings) is merging with another Subsidiary, such Loan Party shall be the continuing or surviving Person or the surviving Person shall become a Guarantor contemporaneously with the consummation of such merger and take or have taken such other action as is necessary or desirable, or as the Administrative Agent may request, to preserve the Liens of the Administrative Agent and continue the perfection thereof with the same priority as granted and provided for in the Collateral Documents;

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(b) any Subsidiary that is a Loan Party may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Loan Party;

(c) any Subsidiary that is not a Loan Party may dispose of all or substantially all its assets to (i) another Subsidiary which is not a Loan Party or (ii) to a Loan Party for no consideration;

(d) in connection with any Acquisition permitted under Section 7.03, any Subsidiary of the Borrower may merge into or consolidate with any other Person, and the Borrower and any of its Subsidiaries may permit any other Person to merge into or consolidate with it; provided that (i) the Person surviving such merger shall be the Borrower or a Wholly-Owned Subsidiary of the Borrower (ii) in the case of any such merger or consolidation involving a Subsidiary Guarantor, the Person surviving such merger or consolidation shall be a Subsidiary Guarantor, and (iii) in the case of any such merger or consolidation involving the Borrower, the Person surviving such merger or consolidation shall be the Borrower.

(e) in connection with any Disposition permitted under Section 7.05(j), any Subsidiary of the Borrower may merge or consolidate with any other Person (with either such Subsidiary or such other Person being the surviving entity with respect to such merger or consolidation) or may sell all or substantially all of its assets; provided that the Person surviving such merger or consolidation shall after such merger or consolidation not be an Affiliate of Holdings; and any such merger or consolidation shall be deemed to be a disposition subject to the release provisions in respect of Collateral pursuant to Section 26 of the Security Agreement.

7.05 Dispositions. Make any Disposition, except:

(a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b) Dispositions of inventory in the ordinary course of business;

(c) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d) (i) Dispositions of property by any Subsidiary to the Borrower or to a Wholly-Owned Subsidiary or to a Loan Party (other than Holdings); provided that if the transferor of such property is a Guarantor, the transferee thereof must either be the Borrower or a Guarantor and (ii) Dispositions of property by the Borrower to any Loan Party (other than Holdings), provided, that the fair market value of all property disposed of by the Borrower in reliance on this clause (ii) in any fiscal year shall not exceed 10% of Consolidated Net Tangible Assets (as defined in the 2015 Subordinated Notes Indenture), determined as of the last day of the most recent fiscal quarter for which a consolidated balance sheet of Holdings and its Subsidiaries has been prepared;

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(e) Dispositions permitted by Section 7.04;

(f) Dispositions by the Borrower and its Subsidiaries of property pursuant to Sale-Leaseback Transactions, provided that the book value of all property so Disposed of pursuant to this clause (f) shall not exceed $50,000,000 from and after the Closing Date;

(g) Dispositions of Assets Held for Sale (including by means of a Sale/Leaseback Transaction) for consideration of not less than fair market value of the assets Disposed of;

(h) non-exclusive licenses of IP Rights in the ordinary course of business;

(i) leases or subleases of interests in real property of the Borrower or any Subsidiary entered into in the ordinary course of business;

(j) Dispositions by the Borrower and its Subsidiaries not otherwise permitted under this Section 7.05 for fair market value; provided that (i) at the time of such Disposition, no Default shall exist or would result from such Disposition; (ii) the Borrower would be in compliance with Section 7.10 as of the most recently completed Measurement Period ending prior to such Disposition for which the financial statements and certificates required by Section 6.01(a) or 6.01(b), as applicable, were required to be delivered, after giving pro forma effect to such Disposition and the application of any proceeds thereof (including, without limitation, the application of any such proceeds to the repayment of Indebtedness and any pro forma interest savings for the applicable Measurement Period as set forth in the definition of “EBTIDA”) as if such Disposition and application of the proceeds therefrom had occurred as of the first day of such Measurement Period; and (iii) at least 75% of the purchase price for such asset shall be paid to the Borrower or such Subsidiary in cash or Cash Equivalents, whether received on the date of consummation of such Disposition or thereafter (and which determination of cash or Cash Equivalents shall be deemed to include any Designated Noncash Consideration (as defined in the 2015 Subordinated Notes Indenture as in effect as of the date of this Agreement)); provided that up to $10,000,000 per fiscal year in fair market value of property disposed of in reliance on this clause (j) may be disposed of for less than fair market value or for consideration other than 75% cash or Cash Equivalents; provided further, that the fair market value of any property disposed of in reliance on this clause (j) for which no portion of the consideration is paid in cash or Cash Equivalents shall not exceed $2,000,000 for any single transaction or series of related transactions;

(k) the Disposition of Receivables Program Assets in connection with a Qualified Receivables Transaction;

(l) dispositions of accounts receivable and other rights to payment for collection purposes; and

(m) the surrender or waiver of contractual rights or the settlement, release or surrender of contract or tort claims in the ordinary course of business.

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7.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, except that:

(a) each Subsidiary of the Borrower may make Restricted Payments to (x) the Borrower and to any Subsidiary of the Borrower that is a Guarantor and (y) every Person that owns a direct Equity Interest in such Subsidiary, provided that any Restricted Payment made in reliance on this Section 7.06(a)(y) is made to each such Person ratably according to each such Person’s respective holding of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b) the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(c) the Borrower and each Subsidiary may purchase, redeem or otherwise acquire its common Equity Interests up to $50,000,000 in the aggregate with the proceeds received from the substantially concurrent issue of new common Equity Interests;

(d) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Borrower or any of its Subsidiaries may purchase (or may pay a dividend to Holdings to enable Holdings to purchase) (i) Equity Interests in any Loan Party or options with respect to Equity Interests in any Loan Party held by directors, employees or management of Holdings or any of its Subsidiaries (or their estates or authorized representatives) in connection with the death, disability or termination of employment of any such directors, employees or management and (ii) Equity Interests in any Loan Party for the purpose of holding such Equity Interest for future issuance under an employee stock plan; provided that all such payments in the aggregate for clauses (i) and (ii) do not exceed $10,000,000 in any fiscal year; provided, further that the amount available in any given fiscal year shall be increased by the excess, if any, of (i) $10,000,000 over (ii) the amount used pursuant to this clause (d) in the immediately preceding two fiscal years;

(e) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Borrower may pay dividends to Holdings in an aggregate amount not to exceed the sum of (A) $350,000,000 plus (B) 50% of Consolidated Net Income of Holdings determined on a cumulative basis from November 1, 2009; provided that notwithstanding the foregoing, no dividend payment shall be permitted hereunder if the making of such dividend payment would at the time of such payment violate Section 4.10 of the 2015 Subordinated Note Indenture;

(f) the Borrower may make payments to Holdings at the times and in the amounts resulting from the application of the provisions of the Tax Sharing Agreement;

(g) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Borrower may pay dividends to Holdings in an aggregate amount not to exceed the amount of proceeds received from the incurrence or issuance of

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Indebtedness permitted under Section 7.02(m), so long as such dividend is paid prior to or within 12 months after the incurrence or issuance of such Indebtedness; and

(h) the Borrower may make payments to Holdings in amounts not to exceed $3,000,000 per fiscal year to reimburse Holdings for expenses incurred by Holdings in the ordinary course of business.

7.07 Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or any business substantially related or incidental thereto (it being understood that, without limiting the generality of the foregoing, engaging in the manufacture, production and/or sale of consumer products shall not violate this Section 7.07).

7.08 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms not substantially less favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to:

(a) reasonable fees and compensation paid to (including issuances and grant of securities and stock options, employment agreements and stock option and ownership plans for the benefit of), and indemnity provided on behalf of, officers, directors, employees or consultants of Borrower or any Subsidiary of Borrower as determined in good faith by Borrower’s Board of Directors or senior management;

(b) any agreement as in effect as of the Closing Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto or any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Lenders, as determined in good faith by Borrower’s Board of Directors, in any material respect than the original agreement as in effect on the Closing Date);

(c) loans or advances to employees and officers of Borrower and its Subsidiaries to the extent permitted hereby;

(d) any reasonable and customary directors’ fees, indemnification and similar arrangements, consulting fees, employee salaries, bonuses or employment agreements, compensation or employee benefit arrangements and incentive arrangements with any officer, director or employee of Borrower or a Subsidiary;

(e) Qualified Receivables Transactions;

(f) the Tax Sharing Agreement and any payments made pursuant thereto; and

(g) transactions between or among the Borrower and its Subsidiaries.

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7.09 Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to the Borrower or any Guarantor or to otherwise transfer property to or invest in the Borrower or any Guarantor, except for any agreement in effect at the time any Subsidiary becomes a Subsidiary of the Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower, (ii) of any Subsidiary to Guarantee the Indebtedness of the Borrower or (iii) of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person securing the Obligations; provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.02(j) or any Synthetic Lease Obligation permitted under Section 7.15 solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness or such Synthetic Lease Obligation, as the case may be; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person. The foregoing restrictions shall not be violated by reason of (i) applicable law, rule, regulation or order (including agreements with regulatory authorities), (ii) any provision of this Agreement and the other Loan Documents and any other Contractual Obligation in effect on the date hereof, (iii) customary net worth, restrictions on cash or other deposits and non-assignment provisions of any lease, license or other contract, (iv) any provision of any agreement or other instrument governing Indebtedness of any Person existing at the time such Person is acquired pursuant to an Acquisition permitted under Section 7.03, which Indebtedness is not created by such Person in connection with, or in anticipation or contemplation of, such Acquisition, and in each case which provision is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired, (v) any provision of any agreement or other instrument of a Person acquired by the Borrower or a Subsidiary of the Borrower in existence at the time of such acquisition, but not created in contemplation thereof, which provision is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired, (vi) any provision of secured Indebtedness permitted to be incurred under Section 7.02 that limits the ability of the debtor to dispose of the assets securing such Indebtedness, (vii) customary restrictions with respect to a Subsidiary of the Borrower pursuant to an agreement that has been entered into for the sale or disposition (not otherwise prohibited by the Loan Documents) of all or substantially all of the assets or Equity Interests of such Subsidiary, (viii) customary provisions in joint venture agreements and other similar agreements relating solely to the securities, assets and revenues of such joint venture or other business venture, (ix) the Subordinated Notes Documents as in effect on the date hereof, (x) any provision in an agreement governing Indebtedness permitted under Section 7.02 if either (A) (I) the Board of Directors of the Borrower in its reasonable and good faith judgment determines at the time such Indebtedness is incurred that any such provision will not affect the ability of the Borrower to make payments with respect to the Obligations or any other Indebtedness that is an obligation of the Borrower and (II) the provision is not materially more disadvantageous to the Lenders than is customary in comparable financings or agreements (as determined by the Board of Directors of the Borrower in its reasonable and good faith judgment) or (B) such Indebtedness is incurred by a Foreign Subsidiary of the Borrower, (xi) any provision in any agreement governing Indebtedness incurred to refinance the Indebtedness issued, assumed or incurred pursuant to this Agreement or an agreement in effect on the date hereof or referred to in clause (iv), (v) or (x) above; provided,

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however, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness are not, in the aggregate, materially less favorable to the Borrower as determined by the Board of Directors of the Borrower in its reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in the agreement governing the refinanced Indebtedness, (xii) restrictions imposed in connection with Qualified Receivables Transactions, and (xiii) negative pledges imposed under or in connection with Swap Contracts permitted hereunder relating to commodities (including without limitation commodity swaps, commodity options and forward commodity contracts).

7.10 Financial Covenants. (a) Total Debt Ratio. Permit the Total Debt Ratio for any Measurement Period set forth below to be greater than the ratio set forth below opposite such period:

Four Fiscal Quarters Ending	Maximum Total Debt Ratio

Closing Date through January 29, 2012	3.75:1.00

April 29, 2012 through January 26, 2014	3.50:1.00

April 27, 2014 and thereafter	3.25:1.00

(b) Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio for any Measurement Period set forth below to be less than the ratio set forth below opposite such period:

Four Fiscal Quarters Ending	Minimum Fixed Charge Coverage Ratio

Closing Date through January 29, 2012	1.15:1.00

April 29, 2012 and thereafter	1.25:1.00

7.11 Amendments of Organization Documents. Amend any of its Organization Documents, unless, in any case, such amendment is not materially adverse in any respect to the Lenders.

7.12 Accounting Changes. Make any change in (a) accounting policies or reporting practices, of Holdings, the Borrower or any Material Subsidiary, except as required or permitted by GAAP, or (b) fiscal year; provided that any Subsidiary acquired in an acquisition permitted under this Agreement may change its fiscal year to end on the Sunday closest to April 30.

7.13 Prepayments, Etc. of Subordinated Debt. Optionally prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Subordinated Debt except (a)

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so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Borrower may prepay, purchase or redeem up to $50,000,000 in the aggregate of Subordinated Notes or Permitted Junior Indebtedness; (b) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Borrower may prepay, purchase or redeem Subordinated Notes or Permitted Junior Indebtedness in an amount not to exceed the net cash proceeds of an issuance of Equity Interests by Holdings; provided that any such prepayment, purchase or redemption shall be made within 60 days of the receipt of such net cash proceeds; (c) any Surviving Debt or Subordinated Notes or Permitted Junior Indebtedness may be prepaid, purchased or redeemed using the Net Cash Proceeds of any Indebtedness permitted to be incurred in connection with the refinancing of such Indebtedness pursuant to Section 7.02(h) or (m) or, in the case of any Subordinated Notes or Permitted Junior Indebtedness, exchanged for other notes or debt securities meeting the requirements of Section 7.02(h) or (m); and (d) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, prepayments, purchases or redemptions of Subordinated Debt with cash otherwise available to be used to make a Restricted Payment then permitted under Section 7.06(e), provided that the amount available for Restricted Payments under Section 7.06(e) shall be reduced by a corresponding amount.

7.14 Amendment, Etc. of Related Documents and Certain Documents. Amend, modify or change in any manner any term or condition of or waive any of their respective rights under, the Tax Sharing Agreement, any Subordinated Note Document, or any document governing any Permitted Junior Indebtedness, except for (i) any refinancing, repurchase, refunding, renewal or extension thereof permitted by Section 7.02(h) and (ii) in any case, where any such amendment, modification or change is not adverse in any material respect to the Lenders.

7.15 Synthetic Lease Obligations. Incur, assume or otherwise become liable in respect of any Synthetic Lease Obligations in excess of $100,000,000 in the aggregate at any time outstanding.

7.16 Speculative Transactions. Enter into any Swap Contract solely for purposes of market speculation and not for the purpose of mitigating risks associated with liabilities, commitments or assets held or reasonably anticipated by the Borrower and its Subsidiaries.

7.17 Formation of Subsidiaries. In the case of Holdings, organize any new Subsidiary that is not also a Subsidiary of the Borrower.

Notwithstanding any other provision to the contrary contained in this Agreement, no Margin Stock shall be subject to the provisions of Section 2.05(b), 7.01, 7.04 or 7.05 to the extent that the application of such provisions would result in Margin Stock composing more than 25% of the value of the assets subject to the provisions of Section 2.05(b), 7.01, 7.04 or 7.05 or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of a Lender relating to Indebtedness within the scope of Section 8.01(e).

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ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrower or any other Loan Party fails to (i) pay when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation or deposit any funds as Cash Collateral in respect of L/C Obligations, or (ii) pay within three days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) pay within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.03 or Article VII (other than Section 7.01, 7.02, 7.08 or 7.11); or

(c) Other Defaults. (i) The Borrower fails to perform or observe any term or covenant contained in Section 7.01, 7.02 or 7.08 of this Agreement and such default shall continue unremedied for a period of 10 days after the earlier of (A) the date upon which a Responsible Officer knew of such failure or (B) the date upon which written notice thereof is given to the Borrower by the Administrative Agent or any Lender; or (ii) any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above or subclause (i) of this clause (c)) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the earlier of (A) the date upon which a Responsible Officer of such Loan Party knew of such failure or (B) the date upon which written notice thereof is given to the Borrower by the Administrative Agent or any Lender (provided that the failure to provide notice of delivery of reports furnished pursuant to Sections 6.01(a) and (b) and Section 6.02(c) shall not constitute an Event of Default unless such failure continues for 10 days after notice of such failure from the Administrative Agent); or

(d) Representations and Warranties. Any representation, warranty, certification or written statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default. (i) Any Loan Party or any of its Subsidiaries (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and, to the extent constituting any Guarantee, obligations under any Swap Contract) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing,

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securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Loan Party or such Subsidiary as a result thereof is greater than the Threshold Amount or (iii) there occurs any “default”, “event of default”, “potential termination event” or “termination event” in respect of, and as defined in, a Qualified Receivables Transaction; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any of its Material Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Loan Party or any of its Material Subsidiaries becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h) Judgments. There is entered against any Loan Party or any of its Subsidiaries (i) a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

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(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability, in excess of liability for ongoing costs and contributions of maintaining the Pension Plan or Multiemployer Plan prior to such ERISA Event, of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j) Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(k) Change of Control. There occurs any Change of Control; or

(l) Collateral Document. Any Collateral Document after delivery thereof pursuant to Section 4.01 or 6.12 shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority lien (subject to Permitted Liens) on the Collateral purported to be covered thereby.

8.02 Remedies upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to 105% of the then Outstanding Amount thereof); and

(d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of

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each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer (including fees and time charges for attorneys who may be employees of any Lender or the L/C Issuer) arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations arising under the Loan Documents, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, L/C Borrowings and Obligations then owing under Secured Hedge Agreements and Secured Cash Management Agreements, ratably among the Lenders, the L/C Issuer, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; and

Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all

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Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Notwithstanding the foregoing, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof at or before the time of such application, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to the Credit Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE IX

ADMINISTRATIVE AGENT

9.01 Appointment and Authority. (a) Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

(b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Hedge Bank and a potential Cash Management Bank) and the L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article XI (including Section 11.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with

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the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request,

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certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and reasonably believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right with the consent of the Borrower so long as no Default has occurred and is continuing (which consent shall not be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and

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become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (ii) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, neither the Joint Lead Arrangers nor any Co-Syndication Agent or Co-Documentation Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

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(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and its agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(i) and (j), 2.09 and 11.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer or to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C/ Issuer in any such proceeding.

9.10 Collateral and Guaranty Matters. Each of the Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (or the Cash Collateralization of such Letters of Credit on terms acceptable to the Administrative Agent and the L/C Issuer), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, (iii) in accordance with Section 6.16 or (iv) if approved, authorized or ratified in writing in accordance with Section 11.01 hereof;

(b) to release any Guarantor from its obligations under the Guaranty (i) if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder, (ii) as permitted by Section 6.16, and (iii) with respect to Subsidiary Guarantors that are not at such time, taken individually or in the aggregate, Material Subsidiaries, as permitted by the terms of the Guaranty; and

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(c) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i).

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

9.11 Secured Cash Management Agreements and Secured Hedge Agreements. No Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.03, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

ARTICLE X

CONTINUING GUARANTY

10.01 Guaranty. Holdings hereby absolutely and unconditionally guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all of the Obligations, whether for principal, interest, premiums, fees, indemnities, damages, costs, expenses or otherwise, of the Borrower to the Secured Parties, and whether arising hereunder or under any other Loan Document, any Secured Cash Management Agreement or any Secured Hedge Agreement (including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by the Secured Parties in connection with the collection or enforcement thereof). The Administrative Agent’s books and records showing the amount of the Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon Holdings, and conclusive for the purpose of establishing the amount of the Obligations. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations or any instrument or agreement evidencing any Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral

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therefor, or by any fact or circumstance relating to the Obligations which might otherwise constitute a defense to the obligations of Holdings under this Guaranty, and Holdings hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.

10.02 Rights of Lenders. Holdings consents and agrees that the Secured Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Obligations; (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent, the L/C Issuer and the Lenders in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Obligations. Without limiting the generality of the foregoing, Holdings consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of Holdings under this Guaranty or which, but for this provision, might operate as a discharge of Holdings.

10.03 Certain Waivers. Holdings waives (a) any defense arising by reason of any disability or other defense of the Borrower or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of any Secured Party) of the liability of the Borrower; (b) any defense based on any claim that Holdings’ obligations exceed or are more burdensome than those of the Borrower; (c) the benefit of any statute of limitations affecting Holdings’ liability hereunder; (d) any right to proceed against the Borrower, proceed against or exhaust any security for the Indebtedness, or pursue any other remedy in the power of any Secured Party whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by any Secured Party; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties. Holdings expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Obligations.

10.04 Obligations Independent. The obligations of Holdings hereunder are those of primary obligor, and not merely as surety, and are independent of the Obligations and the obligations of any other guarantor, and a separate action may be brought against Holdings to enforce this Guaranty whether or not the Borrower or any other person or entity is joined as a party.

10.05 Subrogation. Holdings shall not exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Obligations and any amounts payable under this Guaranty have been indefeasibly paid and performed in full and the Commitments and the Facilities are terminated. If any amounts are paid to Holdings in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Secured Parties to reduce the amount of the Obligations, whether matured or unmatured.

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10.06 Termination; Reinstatement. This Guaranty is a continuing and irrevocable guaranty of all Obligations now or hereafter existing and shall remain in full force and effect until all Obligations and any other amounts payable under this Guaranty are indefeasibly paid in full in cash and the Commitments and the Facilities with respect to the Obligations are terminated. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrower or Holdings is made, or any of the Secured Parties exercises its right of setoff, in respect of the Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Secured Parties in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Secured Parties are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of Holdings under this paragraph shall survive termination of this Guaranty.

10.07 Subordination. Holdings hereby subordinates the payment of all obligations and indebtedness of the Borrower owing to Holdings, whether now existing or hereafter arising, including but not limited to any obligation of the Borrower to Holdings as subrogee of the Secured Parties or resulting from Holdings’ performance under this Guaranty, to the indefeasible payment in full in cash of all Obligations. If the Secured Parties so request, any such obligation or indebtedness of the Borrower to Holdings shall be enforced and performance received by Holdings as trustee for the Secured Parties and the proceeds thereof shall be paid over to the Secured Parties on account of the Obligations, but without reducing or affecting in any manner the liability of Holdings under this Guaranty.

10.08 Stay of Acceleration. If acceleration of the time for payment of any of the Obligations is stayed, in connection with any case commenced by or against Holdings or the Borrower under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by Holdings immediately upon demand by the Secured Parties.

10.09 Condition of Borrower. Holdings acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrower and any other guarantor such information concerning the financial condition, business and operations of the Borrower and any such other guarantor as Holdings requires, and that none of the Secured Parties have any duty, and Holdings is not relying on the Secured Parties at any time, to disclose to Holdings any information relating to the business, operations or financial condition of the Borrower or any other guarantor (Holdings waiving any duty on the part of the Secured Parties to disclose such information and any defense relating to the failure to provide the same).

10.10 Additional Guarantor Waivers and Agreements. (a) Holdings understands and acknowledges that if the Secured Parties foreclose judicially or nonjudicially against any real property security for the Obligations, that foreclosure could impair or destroy any ability that

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Holdings may have to seek reimbursement, contribution, or indemnification from the Borrower or others based on any right Holdings may have of subrogation, reimbursement, contribution, or indemnification for any amounts paid by Holdings under this Guaranty. Holdings further understands and acknowledges that in the absence of this paragraph, such potential impairment or destruction of Holdings’ rights, if any, may entitle Holdings to assert a defense to this Guaranty based on Section 580d of the California Code of Civil Procedure as interpreted in Union Bank v. Gradsky, 265 Cal. App. 2d 40 (1968). By executing this Guaranty, Holdings freely, irrevocably, and unconditionally: (i) waives and relinquishes that defense and agrees that Holdings will be fully liable under this Guaranty even though the Secured Parties may foreclose, either by judicial foreclosure or by exercise of power of sale, any deed of trust securing the Obligations; (ii) agrees that Holdings will not assert that defense in any action or proceeding which the Secured Parties may commence to enforce this Guaranty; (iii) acknowledges and agrees that the rights and defenses waived by Holdings in this Guaranty include any right or defense that Holdings may have or be entitled to assert based upon or arising out of any one or more of Sections 580a, 580b, 580d, or 726 of the California Code of Civil Procedure or Section 2848 of the California Civil Code; and (iv) acknowledges and agrees that the Secured Parties are relying on this waiver in creating the Obligations, and that this waiver is a material part of the consideration which the Secured Parties are receiving for creating the Obligations.

(b) Holdings waives all rights and defenses that Holdings may have because any of the Obligations is secured by real property. This means, among other things: (i) the Secured Parties may collect from Holdings without first foreclosing on any real or personal property collateral pledged by the other Loan Parties; and (ii) if the Secured Parties foreclose on any real property collateral pledged by the other Loan Parties: (A) the amount of the Obligations may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price, and (B) the Secured Parties may collect from Holdings even if the Secured Parties, by foreclosing on the real property collateral, have destroyed any right Holdings may have to collect from the Borrower. This is an unconditional and irrevocable waiver of any rights and defenses Holdings may have because any of the Obligations is secured by real property. These rights and defenses include, but are not limited to, any rights or defenses based upon Section 580a, 580b, 580d, or 726 of the California Code of Civil Procedure.

(c) Holdings waives any right or defense it may have at law or equity, including California Code of Civil Procedure Section 580a, to a fair market value hearing or action to determine a deficiency judgment after a foreclosure.

ARTICLE XI

MISCELLANEOUS

11.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.01 (other than Section 4.01(b)(i) or (c)), or, in the case of the initial Credit Extension, Section 4.02, without the written consent of each Lender;

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(b) extend or increase the Commitment of any Lender (or reinstate any Commitment of any Lender terminated pursuant to Section 8.02) without the written consent of such Lender;

(c) postpone any date fixed by this Agreement or any other Loan Document for any payment (including scheduled repayments under Section 2.07(a), but excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (v) of the second proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

(e) change (i) any provision of this Section 11.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder (other than the definitions specified in clause (ii) of this Section 11.01(g)), without the written consent of each Lender or (ii) the definition of “Required Revolving Lenders” without the written consent of each Lender under the Revolving Credit Facility;

(f) release all or substantially all of the Collateral in any transaction or series of related transactions, other than as expressly provided by the Loan Documents, or amend any of the definition of “Collateral Release Date”, the definition of “Investment Grade Ratings” or Section 6.16, without the written consent of each Lender; or

(g) release all or substantially all of the value of the Guaranties, other than as expressly provided by the Loan Documents, or amend the definition of “Guaranty Release Period” or Section 6.16, without the written consent of each Lender;

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent

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shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; and (v) the Borrower may, with the consent of the Administrative Agent but without the consent of any other party hereto, from time to time increase (A) the Applicable Rate in respect of the Revolving Credit Facility, the Term A Facility or both such Facilities, (B) the Applicable Commitment Fee Percentage or (C) both (A) and (B). Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

11.02 Notices; Effectivness; and Other Communications; Facsimile Copies. (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to Holdings, the Borrower, the Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

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Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to Holdings, the Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the use by others of Borrower Materials transmitted through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party or any of its officers, directors or employees; provided, however, that in no event shall any Agent Party have any liability to Holdings, the Borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of Holdings, the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side

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Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03 No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of such Section and Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

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11.04 Expenses; Indemnity; Damage Waiver. (a) Costs and Expenses. The Borrower shall pay, within ten Business Days after demand therefor (subject to Section 4.01)(b)) (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates and the Joint Lead Arrangers (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and the Joint Lead Arrangers, it being understood that the Administrative Agent and the Joint Lead Arrangers will be represented by the same counsel) in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out of pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent, any Lender or the L/C Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each of the Joint Lead Arrangers, each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated; provided that such indemnity shall not, as to any

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Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or any of its officers, directors or employees or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for material breach of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. Each Indemnitee agrees that in the event that any investigation, litigation or proceeding is asserted or threatened in writing or instituted against it or any other Indemnitee, or any remedial, removal or response action which is requested of it or any other Indemnitee, for which any Indemnitee may desire indemnity or defense hereunder, such Indemnitee shall notify the Borrower in writing of such event; provided that failure to so notify the Borrower shall not affect the right of any Indemnitee to seek indemnification under this Section.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent and the L/C Issuer, and the Swing Line Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

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11.05 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06 Successors and Assigns. (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 11.06(b), (ii) by way of participation in accordance with the provisions of Section 11.06(d),or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this Section 11.06(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and the Loans at the time owing to it

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under such Facility or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit Facility, or $1,000,000, in the case of any assignment in respect of the Term Facility, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not (A) apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless an Event of Default has occurred and is continuing at the time of such assignment;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any Term Commitment or Revolving Credit Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (2) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund;

(C) the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

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(D) the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Facility.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.06(d).

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by each of the Borrower and the L/C Issuer at any reasonable time and from time to time upon reasonable prior notice. Each Lender shall have the right to inspect its own entry in the Register.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than

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a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.06(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells such a participation shall maintain a register on which it enters the name and address of each of its Participants and the principal amount of each such Participant’s participation interest in the Loans (or other rights or obligations) held by it (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each person whose name is recorded in its Participant Register as the owner of such participation interest as the owner thereof for all purposes notwithstanding any notice to the contrary. In maintaining a Participant Register, a Lender shall be acting as the agent of the Borrower solely for purposes of applicable United States federal income tax law and Treasury regulations promulgated thereunder. Under a written request by the Borrower, such Lender shall make available the Participant Register to the Borrower.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, Farm Credit Bank or, in the case of a Foreign Lender, any central bank in the jurisdiction of such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

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(g) Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving Credit Commitment and Revolving Credit Loans pursuant to Section 11.06(b), Bank of America may, (i) upon 30 days’ notice to the Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon 30 days’ notice to the Borrower, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

(h) In the event that any Lender shall become an Impacted Lender or S&P, Moody’s and Thompson’s BankWatch (or InsuranceWatch Ratings Service, in the case of Lenders that are insurance companies (or Best’s Insurance Reports, if such insurance company is not rated by Insurance Watch Ratings Service)) shall downgrade the long-term certificate deposit ratings of such Lender, and the resulting ratings shall be below BBB-, Baa3 and C (or BB, in the case of a Lender that is an insurance company (or B, in the case of an insurance company not rated by InsuranceWatch Ratings Service)) (or, with respect to any Lender that is not rated by any such ratings service or provider, the L/C Issuer or the Swing Line Lender shall have reasonably determined that there has occurred a material adverse change in the financial condition of any such Lender, or a material impairment of the ability of any such Lender to perform its obligations hereunder, as compared to such condition or ability as of the date that any such Lender became a Lender), then the L/C Issuer shall have the right, but not the obligation, at its own expense, upon notice to such Lender and the Administrative Agent, to replace such Lender with an assignee (in accordance with and subject to the restrictions contained in paragraph (b) above), and such Lender hereby agrees to transfer and assign without recourse (in accordance with and subject to the restrictions contained in paragraph (b) above) all its interests, rights and obligations in respect of its Commitment to such assignee; provided, however, that (i) no such assignment shall conflict with any law, rule and Regulation or order of any Governmental Authority and (ii) the L/C Issuer or such assignee, as the case may be, shall pay to such Lender in immediately available funds on the date of such assignment at par the principal of and interest accrued to the date of payment on the Loans made by such Lender hereunder and all other amounts accrued for such Lender’s account or owed to it hereunder.

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11.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (including disclosures required by applicable laws or regulations or by any subpoena or similar legal process in connection with pledges permitted under Section 11.06(f)), (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower, provided that the source of such information was not known by the Administrative Agent, Lender, L/C Issuer or Affiliate, as the case may be, to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Borrower or any other party with respect to such information.

For the purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

11.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable law, to set off and apply any

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and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the

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Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.13 Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

136

11.14 Governing Law; Jurisdiction; Etc. (a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW

11.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS

137

AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Borrower and Holdings acknowledges and agrees, and acknowledges its controlled Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Joint Lead Arrangers and the Lenders are arm’s-length commercial transactions between the Borrower, Holdings and their respective Affiliates, on the one hand, and the Administrative Agent, the Joint Lead Arrangers and the Lenders, on the other hand, (B) each of the Borrower and Holdings has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Borrower and Holdings is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Joint Lead Arrangers and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, Holdings or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent, any Joint Lead Arranger nor any Lender has any obligation to the Borrower, Holdings or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Joint Lead Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, Holdings and their respective Affiliates, and neither the Administrative Agent, any Joint Lead Arranger nor any Lender has any obligation to disclose any of such interests to the Borrower, Holdings or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and Holdings hereby waives and releases any claims that it may have against the Administrative Agent and the Joint Lead Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

11.17 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and

138

National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

11.18 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” an anti-money laundering rules and regulations, including the Act.

139

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

DEL MONTE CORPORATION

By:	/s/ Richard L. French
Name:	Richard L. French
Title:	Senior Vice President, Treasurer, Chief Accounting Officer and Controller

DEL MONTE FOODS COMPANY

By:	/s/ Richard L. French
Name:	Richard L. French
Title:	Senior Vice President, Treasurer, Chief Accounting Officer and Controller

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ William F. Sweeney
Name:	William F. Sweeney
Title:	Senior Vice President

BARCLAYS BANK PLC, as Co-Syndication Agent

By:	/s/ David Barton
Name:	David Barton
Title:	Director

BMO CAPITAL MARKETS, as Co-Syndication Agent

By:	/s/ Manuel J. Diaz
Name:	Manuel J. Diaz
Title:	Vice President

COÖPERATIEVE CENTRALE RAIFFEISEN- BOERENLEENBANK B.A. “RABOBANK NEDERLAND”, NEW YORK BRANCH, as Co- Documentation Agent

By:	/s/ Janet Lee
Name:	Janet Lee
Title:	Vice President

By:	/s/ Rebecca O. Morrow
Name:	Rebecca O. Morrow
Title:	Executive Director

SUNTRUST BANK, as Co-Documentation Agent

By:	/s/ M. Gabe Bonfield
Name:	M. Gabe Bonfield
Title:	Vice President

U.S. BANK NATIONAL ASSOCIATION, as Co-Documentation Agent

By:	/s/ Thomas N. Martin
Name:	Thomas N. Martin
Title:	Senior Vice President

BANK OF AMERICA, N.A., as a Lender, L/C Issuer and Swing Line Lender

By:	/s/ William F. Sweeney
Name:	William F. Sweeney
Title:	Senior Vice President

AGFIRST FARM CREDIT BANK, as a Lender

By:	/s/ Steven J. O’Shea
Name:	Steven J. O’Shea
Title:	Vice President

BARCLAYS BANK PLC, as a Lender

By:	/s/ Diane Rolfe
Name:	Diane Rolfe
Title:	Director

BANK OF MONTREAL, as a Lender

By:	/s/ Manuel J. Diaz
Name:	Manuel J. Diaz
Title:	Vice President

COÖPERATIEVE CENTRALE RAIFFEISEN- BOERENLEENBANK B.A. “RABOBANK NEDERLAND”, NEW YORK BRANCH, as a Lender

By:	/s/ Janet Lee
Name:	Janet Lee
Title:	Vice President

By:	/s/ Rebecca O. Morrow
Name:	Rebecca O. Morrow
Title:	Executive Director

SUNTRUST BANK, as a Lender

By:	/s/ M. Gabe Bonfield
Name:	M. Gabe Bonfield
Title:	Vice President

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Thomas N. Martin
Name:	Thomas N. Martin
Title:	Senior Vice President

FARM CREDIT BANK OF TEXAS, as a Lender

By:	/s/ Luis M. H. Requejo
Name:	Luis M. H. Requejo
Title:	Director Capital Markets

NORTHWEST FARM CREDIT SERVICES, PCA, as a Lender

By:	/s/ Carol L. Sobson
Name:	Carol L. Sobson
Title:	Vice President

UNITED FCS, PCA, D/B/A FCS COMMERCIAL FINANCE GROUP, as a Lender

By:	/s/ Lisa Caswell
Name:	Lisa Caswell
Title:	Assistant Vice President

COBANK, ACB, as a Lender

By:	/s/ Hal Nelson
Name:	Hal Nelson
Title:	Vice President

AMERICAN AGCREDIT, PCA, as a Lender

By:	/s/ Gary Van Schuyver
Name:	Gary Van Schuyver
Title:	Vice President

1st FARM CREDIT SERVICES, PCA, as a Lender

By:	/s/ Corey J. Waldinger
Name:	Corey J. Waldinger
Title:	VP, Illinois Capital Markets Group

THE BANK OF NOVA SCOTIA, as a Lender

By:	/s/ Annabella Guo
Name:	Annabella Guo
Title:	Director

SCOTIABANK INC., as a Lender

By:	/s/ J. F. Todd
Name:	J. F. Todd
Title:	Managing Director

COMPASS BANK, as a Lender

By:	/s/ Andrew Widmer
Name:	Andrew Widmer
Title:	Vice President

PNC BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Jennifer L. Loew
Name:	Jennifer L. Loew
Title:	Vice President

WELLS FARGO BANK, N.A., as a Lender

By:	/s/ Margarita A. Chichioco
Name:	Margarita A. Chichioco
Title:	Senior Vice President

FARM CREDIT SERVICES OF MID-AMERICA PCA, as a Lender

By:	/s/ Ralph M. Bowman
Name:	Ralph M. Bowman
Title:	Vice President Agribusiness

CAPITAL ONE LEVERAGE FINANCE CORP, as a Lender

By:	/s/ Paul Dellova
Name:	Paul Dellova
Title:	SVP

HSBC BANK USA, NATIONAL ASSOCIATION as a Lender

By:	/s/ David Hants
Name:	David Hants
Title:	SVP Commercial Executive

UNION BANK, N.A., as a Lender

By:	/s/ Michael Stahl
Name:	Michael Stahl
Title:	Assistant Vice President

FARM CREDIT SERVICES OF AMERICA, PCA, as a Lender

By:	/s/ Steven L. Moore
Name:	Steven L. Moore
Title:	Vice President

CRÉDIT INDUSTRIEL ET COMMERCIAL, as a Lender

By:	/s/ Brian O’Leary
Name:	Brian O’Leary
Title:	Managing Director

By:	/s/ Marcus Edward
Name:	Marcus Edward
Title:	Managing Director

RAYMOND JAMES BANK, FSB, as a Lender

By:	/s/ Steven F. Paley
Name:	Steven F. Paley
Title:	Sr. Vice President

THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND, as a Lender

By:	/s/ Edward A. Boyle
Name:	Edward A. Boyle
Title:	SVP

By:	/s/ Louise O’Connor
Name:	Louise O’Connor
Title:	VP

THE BANK OF NEW YORK MELLON,
as a Lender

By:	/s/ Robert Besser
Name:	Robert Besser
Title:	Vice President

ING CAPITAL LLC,
as a Lender

By:	/s/ Dan W. Lamprecht
Name:	Dan W. Lamprecht
Title:	Managing Director

ISRAEL DISCOUNT BANK OF NEW YORK,
as a Lender

By:	/s/ George Ahlmeyer
Name:	George Ahlmeyer
Title:	Senior Vice President

By:	/s/ Michael M. Diamond
Name:	Michael M. Diamond
Title:	Vice President

SIEMENS FINANCIAL SERVICES, INC.,
as a Lender

By:	/s/ David Kantes
Name:	David Kantes
Title:	Senior Vice President and Chief Risk Officer

By:	/s/ Carol Walters
Name:	Carol Walters
Title:	Vice President-Documentation

SOVEREIGN BANK,
as a Lender

By:	/s/ Clifford A. Gaysunas, Jr.
Name:	Clifford A. Gaysunas, Jr.
Title:	Vice President

BANK OF CHINA, LOS ANGELES BRANCH,
as a Lender

By:	/s/ Feng Chang
Name:	Feng Chang
Title:	Branch Manager & FVP

SUMITOMO MITSUI BANKING CORPORATION,
as a Lender

By:	/s/ Yasuhiko Imai
Name:	Yasuhiko Imai
Title:	Senior Vice President

GREENSTONE FARM CREDIT SERVICES, ACA/FLCA,
as a Lender

By:	/s/ Curtis Flammini
Name:	Curtis Flammini
Title:	Vice President

COMERICA BANK,
as a Lender

By:	/s/ Steve D. Clear
Name:	Steve D. Clear
Title:	Vice President

FIRST NATIONAL BANK OF PENNSYLVANIA,
as a Lender

By:	/s/ Stephen R. Stage
Name:	Stephen R. Stage
Title:	Assistant Vice President

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD,
as a Lender

By:	/s/ Charles Stewart
Name:	Charles Stewart
Title:	Vice President

UNITED OVERSEAS BANK LIMITED, NEW YORK AGENCY,
as a Lender

By:	/s/ K. Jin Koh
Name:	K. Jin Koh
Title:	SVP & GM

By:	/s/ Mario Sheng
Name:	Mario Sheng
Title:	AVP

RZB FINANCE LLC,
as a Lender

By:	/s/ John A. Valiska
Name:	John A. Valiska
Title:	First Vice President

By:	/s/ Marta Miller
Name:	Marta Miller
Title:	Vice President

CAJA DE AHORROS Y MONTE DE PIEDAD DE MADRID MIAMI AGENCY,
as a Lender

By:	/s/ Pablo Hernandez
Name:	Pablo Hernandez
Title:	Deputy General Manager

By:	/s/ Jose Cueto
Name:	Jose Cueto
Title:	Deputy General Manager

BANK LEUMI USA,
as a Lender

By:	/s/ Steven Caligor
Name:	Steven Caligor
Title:	Senior Vice President

CITY NATIONAL BANK,
as a Lender

By:	/s/ Jeanine Smith
Name:	Jeanine Smith
Title:	VP

PB CAPITAL CORPORATION,
as a Lender

By:	/s/ Ronni J. Leopold
Name:	Ronni J. Leopold
Title:	Vice President

By:	/s/ Christoph A. Belanger
Name:	Christoph A. Belanger
Title:	Vice President

STATE BANK OF INDIA, LOS ANGELES AGENCY,
as a Lender

By:	/s/ Sanjay Gautam
Name:	Sanjay Gautam
Title:	V.P. Credit and Operations

BADGERLAND FINANCIAL, ACA,
as a Lender

By:	/s/ Kenneth H. Rue
Name:	Kenneth H. Rue
Title:	VP Loan Participations & Capital Markets

AGSTAR FINANCIAL SERVICES, PCA,
as a Lender

By:	/s/ Troy Mostaert
Name:	Troy Mostaert
Title:	Vice President

CALIFORNIA FIRST NATIONAL BANK,
as a Lender

By:	/s/ D. N. Lee
Name:	D. N. Lee
Title:	Senior Vice President

LOAN FUNDING XIII, LLC, for itself or as agent for Corporated Funding XIII, LLC, as a Lender

By:	/s/ Aaron A. Meyer
Name:	Aaron A. Meyer
Title:	Principal
Silvermine Capital Management, LLC

BANK OF COMMUNICATIONS CO., LTD., NEW YORK BRANCH,
as a Lender

By:	/s/ Shelley He
Name:	Shelley He
Title:	Deputy General Manager

THE BANK OF EAST ASIA, LIMITED, NEW YORK BRANCH,
as a Lender

By:	/s/ Kenneth A. Pettis
Name:	Kenneth A. Pettis
Title:	Senior Vice President

By:	/s/ Kitty Sin
Name:	Kitty Sin
Title:	Senior Vice President

FIRST COMMERCIAL BANK, LOS ANGELES BRANCH,
as a Lender

By:	/s/ Wen-Han Wu
Name:	Wen-Han Wu
Title:	Deputy General Manager

HUA NAN COMMERCIAL BANK, LTD., NEW YORK AGENCY,
as a Lender

By:	/s/ Henry Hsieh
Name:	Henry Hsieh
Title:	Assistant Vice President

P.T. BANK NEGARA INDONESIA (PERSERO) TBK., NEW YORK AGENCY,
as a Lender

By:	/s/ Jerry Phillips
Name:	Jerry Phillips
Title:	Credit Manager

MEGA INTERNATIONAL COMMERCIAL BANK CO., LTD. NEW YORK BRANCH,
as a Lender

By:	/s/ Priscilla Hsing
Name:	Priscilla Hsing
Title:	VP & DGM

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as a Lender

By:	/s/ Scottye Lindsey
Name:	Scottye Lindsey
Title:	Director

By:	/s/ Carin Keegan
Name:	Carin Keegan
Title:	Director

GOLDMAN SACHS BANK USA,
as a Lender

By:	/s/ Mark Walton
Name:	Mark Walton
Title:	Authorized Signatory

MORGAN STANLEY BANK, N.A.,
as a Lender

By:	/s/ Melissa James
Name:	Melissa James
Title:	Authorized Signatory

FIRSTRUST BANK,
as a Lender

By:	/s/ Ellen Frank
Name:	Ellen Frank
Title:	Vice President

FCS FINANCIAL, PCA,
as a Lender

By:	/s/ Laura Roessler
Name:	Laura Roessler
Title:	Senior Lending Officer

EXHIBIT A

FORM OF COMMITTED LOAN NOTICE

Date:                     ,

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of January 29, 2010 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; unless otherwise defined herein, the terms defined therein being used herein as therein defined), among Del Monte Corporation, a Delaware corporation, as the Borrower, Del Monte Foods Company, a Delaware corporation, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, Barclays Capital, the investment banking division of Barclays Bank PLC and BMO Capital Markets, as Co-Syndication Agents and Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., New York Branch, SunTrust Bank and U.S. Bank National Association, as Co-Documentation Agents.

The undersigned hereby requests (select one):

☐ A Borrowing of [Term A][Revolving Credit] Loans

☐ A conversion of [Term A][Revolving Credit] Loans from [Eurodollar][Base] Rate Loans to [Base][Eurodollar] Rate Loans

☐ A continuation of [Term A][Revolving Credit] Loans that are Eurodollar Rate Loans

☐ A repayment of [Term A][Revolving Credit] Loans

1.	On (a Business Day).

2.	In the amount of $ .

3.	[For Borrowings] Comprised of .

                    [Type of Loan requested]

4.	[For Eurodollar Rate Loans] With an Interest Period of [months/weeks/days].

[For Revolving Credit Borrowings] The Revolving Credit Borrowing requested herein complies with the proviso to the first sentence of Section 2.01(b) of the Credit Agreement.

DEL MONTE CORPORATION

By:
Name:
Title:

A-1

Form of Committed Loan Notice

EXHIBIT B

FORM OF SWING LINE LOAN NOTICE

Date:                     ,

To:	Bank of America, N.A., as Swing Line Lender

Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of January 29, 2010 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; unless otherwise defined herein, the terms defined therein being used herein as therein defined), among Del Monte Corporation, a Delaware corporation, as the Borrower, Del Monte Foods Company, a Delaware corporation, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, Barclays Capital, the investment banking division of Barclays Bank PLC and BMO Capital Markets, as Co-Syndication Agents and Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., New York Branch, SunTrust Bank and U.S. Bank National Association, as Co-Documentation Agents.

The undersigned hereby requests a Swing Line Loan ☐ or Swing Line Repayment☐:

1.	On (a Business Day).

2.	In the amount of $ .

The Swing Line Borrowing requested herein complies with the requirements of the provisos to the first sentence of Section 2.04(a) of the Credit Agreement.

DEL MONTE CORPORATION

By:
Name:
Title:

B-1

Form of Swing Line Loan Notice

EXHIBIT C-1

FORM OF TERM A NOTE

$[ ]	[DATE]

FOR VALUE RECEIVED, the undersigned (the “Borrower”), HEREBY PROMISES TO PAY to                                          or its registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of each Term A Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement, dated as of January 29, 2010 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; unless otherwise defined herein, the terms defined therein being used herein as therein defined), among Del Monte Corporation, a Delaware corporation, as the Borrower, Del Monte Foods Company, a Delaware corporation, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, Barclays Capital, the investment banking division of Barclays Bank PLC and BMO Capital Markets, as Co-Syndication Agents and Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., New York Branch, SunTrust Bank and U.S. Bank National Association, as Co-Documentation Agents.

The Borrower promises to pay interest on the unpaid principal amount of each Term A Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Term A Note is one of the Term A Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Term A Note is also entitled to the benefits of the Guaranty and is secured by the Collateral, which Guaranty and Collateral may be terminated as provided therefor in the Credit Agreement. Upon the occurrence and during the continuance of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Term A Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. Term A Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Term A Note and endorse thereon the date, amount and maturity of its Term A Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Term A Note.

C-1-1

Form of Term A Note

THIS TERM A NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

DEL MONTE CORPORATION

By:
Name:
Title:

C-1-2

Form of Term A Note

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By
______________	______________	______________	______________	______________	______________	______________
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______________	______________	______________	______________	______________	______________	______________
______________	______________	______________	______________	______________	______________	______________
______________	______________	______________	______________	______________	______________	______________
______________	______________	______________	______________	______________	______________	______________
______________	______________	______________	______________	______________	______________	______________
______________	______________	______________	______________	______________	______________	______________
______________	______________	______________	______________	______________	______________	______________
______________	______________	______________	______________	______________	______________	______________
______________	______________	______________	______________	______________	______________	______________
______________	______________	______________	______________	______________	______________	______________

C-1-3

Form of Term A Note

EXHIBIT C-2

FORM OF REVOLVING CREDIT NOTE

$[ ]	[DATE]

FOR VALUE RECEIVED, the undersigned (the “Borrower”), HEREBY PROMISES TO PAY to                                      or its registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of each Revolving Credit Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement, dated as of January 29, 2010 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; unless otherwise defined herein, the terms defined therein being used herein as therein defined), among Del Monte Corporation, a Delaware corporation, as the Borrower, Del Monte Foods Company, a Delaware corporation, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, Barclays Capital, the investment banking division of Barclays Bank PLC and BMO Capital Markets, as Co-Syndication Agents and Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., New York Branch, SunTrust Bank and U.S. Bank National Association, as Co-Documentation Agents.

The Borrower promises to pay interest on the unpaid principal amount of each Revolving Credit Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. Except as otherwise provided in Section 2.04(f) of the Credit Agreement with respect to Swing Line Loans, all payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Revolving Credit Note is one of the Revolving Credit Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Revolving Credit Note is also entitled to the benefits of the Guaranty and is secured by the Collateral, which Guaranty and Collateral may be terminated as provided therefor in the Credit Agreement. Upon the occurrence and during the continuance of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Revolving Credit Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. Revolving Credit Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Revolving Credit Note and endorse thereon the date, amount and maturity of its Revolving Credit Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Revolving Credit Note.

C-2-1

Form of Revolving Credit Note

THIS REVOLVING CREDIT NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

DEL MONTE CORPORATION

By:
Name:
Title:

C-2-2

Form of Revolving Credit Note

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By
______________	______________	______________	______________	______________	______________	______________
______________	______________	______________	______________	______________	______________	______________
______________	______________	______________	______________	______________	______________	______________
______________	______________	______________	______________	______________	______________	______________
______________	______________	______________	______________	______________	______________	______________
______________	______________	______________	______________	______________	______________	______________
______________	______________	______________	______________	______________	______________	______________
______________	______________	______________	______________	______________	______________	______________
______________	______________	______________	______________	______________	______________	______________
______________	______________	______________	______________	______________	______________	______________
______________	______________	______________	______________	______________	______________	______________
______________	______________	______________	______________	______________	______________	______________
______________	______________	______________	______________	______________	______________	______________
______________	______________	______________	______________	______________	______________	______________
______________	______________	______________	______________	______________	______________	______________

C-2-3

Form of Revolving Credit Note

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

To: Bank of America, N.A., as Administrative Agent, and the Lenders that are parties to the Credit Agreement referred to below

Reference is made to that certain Credit Agreement, dated as of January 29, 2010 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; unless otherwise defined herein, the terms defined therein being used herein as therein defined), among Del Monte Corporation, a Delaware corporation, as the Borrower, Del Monte Foods Company, a Delaware corporation, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, Barclays Capital, the investment banking division of Barclays Bank PLC and BMO Capital Markets, as Co-Syndication Agents and Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., New York Branch, SunTrust Bank and U.S. Bank National Association, as Co-Documentation Agents.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the                                      of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on behalf of the Borrower, and that:

I. Report. Enclosed herewith is a copy of the [consolidated balance sheet of Holdings and its Subsidiaries as at             ,          (the “Computation Date”), and the related consolidated statements of income or operations, stockholders’ equity and cash flows for the fiscal year ending on the Computation Date, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, which consolidated statements are audited and accompanied by a report and opinion of a Registered Public Accounting Firm of nationally recognized standing, which report and opinion have been prepared in accordance with generally accepted auditing standards]1 [a consolidated balance sheet of Holdings and its Subsidiaries as at             ,          (the “Computation Date”), and the related consolidated statements of income or operations for the fiscal quarter ended on the Computation Date and for the portion of Holdings’ fiscal year ended on the Computation Date and consolidated statements of cash flows for the portion of Holdings’ fiscal year ended on the Computation Date, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, which report fairly presents the financial condition, results of operation and cash flows of Holdings and its Subsidiaries in accordance with GAAP, subject only to normal year end adjustments and the absence of footnotes]2.

[1]	For annual reports only.
[2]	For quarterly reports only.

Form of Compliance Certificate

II. Financial Tests. The Borrower hereby certifies and warrants to you that the following is a true and correct computation as at the Computation Date of the following ratios and/or financial restrictions contained in the Credit Agreement:

(A) Section 7.10(a): Total Debt Ratio:

(1) Aggregate outstanding principal amount of all Total Debt (other than Revolving Credit Loans) on the last day of the Measurement Period ending on the Computation Date (hereinafter, the term “Measurement Period” referring to such Measurement Period ending on the Computation Date):

$

(2) Aggregate outstanding amount of any indebtedness for borrowed money of any Receivables Subsidiary pursuant to any Qualified Receivables Transaction as of the last day of the Measurement Period (without duplication):

$

(3) The sum of the aggregate outstanding principal amount of all Revolving Credit Loans outstanding on the last day of each of the twelve fiscal months during the Measurement Period:	$

(4) Item (A)(3) divided by 12:	$

(5) Item (A)(1) plus Item (A)(2) plus Item (A)(4):	$

(6) EBITDA of Holdings for the Measurement Period (Item (C)(7)):	$

(7) Ratio of Item (A)(5) to Item (A)(6):		to 1

(8)	Maximum permitted:

Four Fiscal Quarters Ending	Maximum Total Debt Ratio
Closing Date through January 29, 2012	3.75:1.00
April 29, 2012 through January 26, 2014	3.50:1.00
April 27, 2014 and thereafter	3.25:1.00

Form of Compliance Certificate

(B) Section 7.10(b): Fixed Charge Coverage Ratio:3

(1) EBITDA of Holdings for the Measurement Period (Item (C)(7)):	$

(2) Capital Expenditures made during the Measurement Period by Holdings, the Borrower or any of their respective Subsidiaries:	$

(3) Item (B)(1) minus Item (B)(2):	$

(4) Interest Expense of Holdings payable in cash for the Measurement Period:	$

(5) The scheduled installments of principal of the Term A Loans for the Measurement Period:[4]	$

(6) Any amounts paid as a dividend or distribution by Holdings to any holder of any of its Equity Interests during the Measurement Period (other than amounts paid in consideration for or in connection with any stock repurchases by Holdings):	$

(7) Cash income taxes of Holdings and its Subsidiaries paid during the Measurement Period (other than income taxes on income arising directly from Dispositions):	$

(8) Item (B)(4) plus Item (B)(5) plus Item (B)(6) plus Item (B)(7):	$

(9) Ratio of Item (B)(3) to Item (B)(8):		to 1.00

(10) Minimum required:

Four Fiscal Quarters Ending	Minimum Fixed Charge Coverage Ratio
Closing Date through January 29, 2012	1.15:1.00

April 29, 2012 and thereafter	1.25:1.00

[3]

To the extent that any Acquisition or Disposition of a Person or a division or similar business unit occurred during the Measurement Period, each of Items (B)(1), (B)(2), (B)(4), (B)(5) and (B)(7) shall be calculated on a pro forma basis as if each such Acquisition or Disposition of a Person or a division or similar business unit occurred prior to the first day of the Measurement Period and otherwise on the basis set forth in the definition of “EBITDA” in the Credit Agreement.

[4]

Excluding the last scheduled installment of principal of the Term A Loans and giving effect to any reduction of such scheduled installments by virtue of the application of any prepayments or repayments made which reduced scheduled installments pro rata pursuant to Section 2.05 of the Credit Agreement.

Form of Compliance Certificate

(C) EBITDA:5

(1) Consolidated Net Income of Holdings for the Measurement Period excluding, to the extent reflected in determining such Consolidated Net Income, extraordinary or non-recurring gains and losses for the Measurement Period:	$

(2) To the extent deducted in determining such Consolidated Net Income and without duplication:

(A) Interest Expense for the Measurement Period (including, without limitation, all costs (including associated tender costs and call premiums) incurred in connection with the prepayment of any Indebtedness):

$

(B) Income tax expense for the Measurement Period:	$

(C) Depreciation and amortization (including amortization of goodwill and other intangible assets or any non-cash impairment charges in respect of intangible assets) of Holdings for the Measurement Period:

$

(D) Non-cash charges for the Measurement Period:	$

(E) Losses from sales of assets other than inventory sold in the ordinary course of business:	$

(3) Cash expenditures made in the Measurement Period to reduce any non-cash charges established in the Measurement Period or a prior Measurement Period:	$

(4) Non-cash credits and gains from sales of assets other than assets (including inventory) sold in the ordinary course of business, to the extent reflected in determining such Consolidated Net Income and without duplication:	$

(5) Cash payments received in the Measurement Period to offset any non-cash credits established in the Measurement Period or a prior Measurement Period:	$

(6) Transaction fees, costs and expenses incurred in connection with (a) the Transactions, (b) the issuance of Indebtedness permitted by the Credit Agreement (including permitted refinancings, refundings,

[5]	EBITDA shall be calculated on a pro forma basis as set forth in the definition thereof.

Form of Compliance Certificate

renewals or extensions thereof, and specifically including any increase pursuant to Section 2.14 or 2.15 of the Credit Agreement or the incurrence of any New Term Loan), (c) any Acquisitions permitted by the Credit Agreement or consummated in a prior period (including any reasonable and customary fees, costs and expenses incurred in connection with the integration of the businesses acquired thereby) and management incentive payments, in each case to the extent deducted in determining such Consolidated Net Income and without duplication:	$

(7) EBITDA for the Measurement Period: (Sum of Items (C)(1), (C)(2)(A) through (E), (C)(5) and (C)(6)) minus (Sum of Items (C)(3) and (C)(4)):	$

Form of Compliance Certificate

(D) Revolving Credit Loan Pricing, Term A Loan Pricing and L/C Fee Rate:

(1) Total Debt Ratio (Item (A)(7)):	to 1.00

(2) Applicable Rate for Base Rate Loans:

Revolving Credit Loans	________
Term A Loans	________

(3) Applicable Rate for Eurodollar Rate Loans:

Revolving Credit Loans	________
Term A Loans	________

(4) Applicable Rate for Letter of Credit Fee:	________

III. Defaults. The Borrower hereby further certifies and warrants to you that no Default or Event of Default has occurred and is continuing.

IN WITNESS WHEREOF, the Borrower has caused this Certificate to be executed and delivered by a Responsible Officer this      day of                     , 20    .

DEL MONTE CORPORATION

By:
Name:
Title:

Form of Compliance Certificate

EXHIBIT E-1

FORM OF ASSIGNMENT AND ASSUMPTION

This ASSIGNMENT AND ASSUMPTION (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [INSERT NAME OF ASSIGNOR] (the “Assignor”) and [INSERT NAME OF ASSIGNEE] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, Letters of Credit, guarantees, and Swing Line Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor:

2. Assignee:                                                   [and is an Affiliate/Approved Fund of [identify Lender]]

3. Borrower: Del Monte Corporation

4. Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

5. Credit Agreement: The Credit Agreement, dated as of January 29, 2010, among Del Monte Corporation, a Delaware corporation, as the Borrower, Del Monte Foods Company, a

E-1-1

Form of Assignment and Assumption

Delaware corporation, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, Barclays Capital, the investment banking division of Barclays Bank PLC and BMO Capital Markets, as Co-Syndication Agents and Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., New York Branch, SunTrust Bank and U.S. Bank National Association, as Co-Documentation Agents

6. Assigned Interest:

Facility Assigned		Aggregate Amount of Commitment/Loans for all Lenders*	Amount of Commitment/Loans Assigned*	Percentage Assigned of Commitment/Loans[1]

	[2]	$	$		%
		$	$		%
		$	$		%

[7. Trade Date:                     ]3

Effective Date:                     , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

*	Amount to be Adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[1]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[2]

Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Credit Commitment”, “Term Loan A Commitment”, etc.).

[3]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

E-1-2

Form of Assignment and Assumption

[Consented to and][4] Accepted:
BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

[Consented to:
DEL MONTE CORPORATION

By:
Name:
Title:	][5]

[Consented to:
BANK OF AMERICA, N.A., as [L/C Issuer][6][Swing Line Lender][7]

By:
Name:
Title:	]

[4]

To be added for assignments in respect of (a) any Term Commitment or Revolving Credit Commitment if the Assignee is not a Lender with a Commitment in respect of the applicable Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender, or (b) any Term Loan if the Assignee is not a Lender, an Affiliate of a Lender or an Approved Fund.

[5]	To be added only if no Event of Default has occurred and is continuing at the time of Assignment.
[6]	To be added only if the assignment increases the obligation of the Assignee to participate in exposure under one or more Letters of Credit.
[7]	To be added only if the assignment is in respect of the Revolving Credit Facility.

E-1-3

Form of Assignment and Assumption

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to or on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in

E-1-4

Form of Assignment and Assumption

payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

E-1-5

Form of Assignment and Assumption

EXHIBIT E-2

FORM OF ADMINISTRATIVE QUESTIONNAIRE

E-2-1

Form of Administrative Questionnaire

Confidential	BANK OF AMERICA, N.A.
Borrower Name

I. Borrower Name:	Del Monte Corporation
$1,100,000,000 Credit Facility

II. Legal Name of Lender for Signature Page:

III. Domestic Address:	IV. Eurodollar Address:

V. Contact Information:

	Credit Contact	Operations Contact	Legal Counsel

Name:

Title:

Address:

Telephone:

Facsimile:

E:Mail Address

	Secondary Credit Contact	Secondary Operations Contact	Draft Documentation Contact

Name:

Title:

Address:

Telephone:

Facsimile:

E Mail Address

E-2-2

Form of Administrative Questionnaire

Confidential	BANK OF AMERICA, N.A.
Borrower Name

VI. Lender’s Fed Wire Payment Instructions:

Pay to:

(Name of Lender)

	(ABA#)	(City/State)

	(Account #)	(Account Name)

(Attention)

VII. Lender’s Standby L/C Fed Wire Payment Instructions (if applicable):

Pay to:

(Name of Lender)

	(ABA#)	(City/State)

	(Account #)	(Account Name)

(Attention)

VIII. Organizational Structure:

Type of Entity:

Lender’s Tax ID:

IX. Name of Authorized Officer:

Name:

Signature:

Date:

E-2-3

Form of Administrative Questionnaire

Confidential	BANK OF AMERICA, N.A.
Borrower Name

X. Bank of America Contact Information:

	Credit Contact	Operations Contact	Secondary Operations Contact

Name:

Title:

Address:

Telephone:

Facsimile:

E Mail Address

X. Bank of America Payment Instructions:

Pay to:	Sent under separate cover

PLEASE RETURN COMPLETED LENDER’S INFORMATION AND TAX FORM TO:

E-2-4

Form of Administrative Questionnaire

EXHIBIT F

FORM OF SUBSIDIARY GUARANTY

SUBSIDIARY GUARANTY

Dated as of             , 20

From

THE GUARANTORS NAMED HEREIN

and

THE ADDITIONAL GUARANTORS REFERRED TO HEREIN

as Guarantors

in favor of

THE SECURED PARTIES REFERRED TO IN

THE CREDIT AGREEMENT REFERRED TO HEREIN

Form of Guaranty

T A B L E O F C O N T E N T S

Exhibit A - Guaranty Supplement

Form of Guaranty

SUBSIDIARY GUARANTY

SUBSIDIARY GUARANTY dated as of             , 20     made by the Persons listed on the signature pages hereof under the caption “Guarantor” and the Additional Guarantors (as defined in Section 8(b)) (such Persons so listed and the Additional Guarantors being, collectively, the “Guarantors” and, individually, each a “Guarantor”) in favor of the Secured Parties (as defined in the Credit Agreement referred to below).

WHEREAS, Del Monte Corporation, a Delaware corporation (the “Borrower”), is party to a Credit Agreement dated as of January [    ], 2010 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the capitalized terms defined therein and not otherwise defined herein being used herein as therein defined) with Del Monte Foods Company, a Delaware corporation (“Holdings”), Bank of America, N.A. (“Bank of America”) as Administrative Agent, Swing Line Lender and L/C Issuer, the other Lenders party thereto, Barclays Capital, the investment banking division of Barclays Bank PLC and BMO Capital Markets, as Co-Syndication Agents and Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., New York Branch, SunTrust Bank and U.S. Bank National Association, as Co-Documentation Agents;

WHEREAS, pursuant to Section 6.12 of the Credit Agreement, the Borrower is obligated, or, pursuant to the definition of “Guarantors” in the Credit Agreement, the Borrower has elected, to cause each Guarantor to execute and deliver this Guaranty to the Administrative Agent;

WHEREAS, each Guarantor derives substantial direct and indirect benefits from the transactions contemplated by the Credit Agreement;

NOW, THEREFORE, in consideration of the premises and in order to induce the Lenders to make and maintain Loans, the L/C Issuer to issue and maintain Letters of Credit under the Credit Agreement, the Cash Management Banks to enter into and maintain the Secured Cash Management Agreements and the Hedge Banks to enter into and maintain Secured Hedge Agreements from time to time, each Guarantor, jointly and severally with each other Guarantor, hereby agrees as follows:

Section 1. Guaranty; Limitation of Liability. (a) Each Guarantor hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of each other Loan Party or other Guarantor now or hereafter existing under or in respect of the Loan Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such Obligations being the “Guaranteed Obligations”), and agrees to pay any and all reasonable expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by the Administrative Agent or any other Secured Party in enforcing any rights under this Guaranty or any other Loan Document to the extent such Secured Party is entitled to reimbursement of any such expenses by any Loan Party or Guarantor pursuant to the terms of the

Form of Guaranty

relevant Loan Document. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party or other Guarantor to any Secured Party under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party or other Guarantor.

(b) Each Guarantor, and by its acceptance of this Guaranty, the Administrative Agent and each other Secured Party, hereby confirms that it is the intention of all such Persons that this Guaranty and the Obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Code of the United States, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty and the Obligations of each Guarantor hereunder. To effectuate the foregoing intention, the Administrative Agent, the other Secured Parties and the Guarantors hereby irrevocably agree that the Obligations of each Guarantor under this Guaranty at any time shall be limited to the maximum amount as will result in the Obligations of such Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance.

(c) Each Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Secured Party under this Guaranty, the Guaranty of Holdings contained in the Credit Agreement or any other guaranty in respect of the Obligations, such Guarantor will contribute, to the maximum extent permitted by applicable law, such amounts to each other Guarantor and Holdings and each other guarantor so as to maximize the aggregate amount paid to the Secured Parties under or in respect of the Loan Documents.

Section 2. Guaranty Absolute. Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Secured Party with respect thereto. The Obligations of each Guarantor under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other Obligations of any other Loan Party or Guarantor under or in respect of the Loan Documents, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Borrower or any other Loan Party or Guarantor or whether the Borrower or any other Loan Party or Guarantor is joined in any such action or actions. The liability of each Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of any other Loan Party or Guarantor under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or any of its Subsidiaries or otherwise;

Form of Guaranty

(c) any taking, exchange, release or non-perfection of any Collateral or any other collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

(d) any manner of application of Collateral or any other collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any Collateral or any other collateral for all or any of the Guaranteed Obligations or any other Obligations of any Loan Party or Guarantor under the Loan Documents or any other assets of any Loan Party or any of its Subsidiaries;

(e) any change, restructuring or termination of the corporate structure or existence of any Loan Party or any of its Subsidiaries;

(f) any failure of any Secured Party to disclose to any Loan Party or other Guarantor any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party or Guarantor now or hereafter known to such Secured Party (each Guarantor waiving any duty on the part of the Secured Parties to disclose such information);

(g) the failure of any other Person to execute or deliver this Guaranty, any Guaranty Supplement (as hereinafter defined) or any other guaranty or agreement or the release or reduction of liability of any Guarantor or other guarantor or surety with respect to the Guaranteed Obligations; or

(h) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by any Secured Party that might otherwise constitute a defense available to, or a discharge of, any Loan Party, any Guarantor or any other guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Secured Party or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or any other Loan Party or Guarantor or otherwise, all as though such payment had not been made.

Section 3. Waivers and Acknowledgments. (a) Each Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that any Secured Party protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Loan Party, any Guarantor or any other Person or any Collateral.

Form of Guaranty

(b) Each Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(c) Each Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by any Secured Party that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against any of the other Loan Parties, any other Guarantor, any other guarantor or any other Person or any Collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the Obligations of such Guarantor hereunder.

(d) Each Guarantor acknowledges that the Administrative Agent may, without notice to or demand upon such Guarantor and without affecting the liability of such Guarantor under this Guaranty, foreclose under any mortgage by nonjudicial sale, and each Guarantor hereby waives any defense to the recovery by the Administrative Agent and the other Secured Parties against such Guarantor of any deficiency after such nonjudicial sale and any defense or benefits that may be afforded by applicable law.

(e) Each Guarantor hereby unconditionally and irrevocably waives any duty on the part of any Secured Party to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party or any of its Subsidiaries now or hereafter known by such Secured Party.

(f) Each Guarantor acknowledges that it receives substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and the Secured Hedge Agreements and that the waivers set forth in Section 2 and this Section 3 are knowingly made in contemplation of such benefits.

Section 4. Subrogation. Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Borrower, any other Loan Party, any other Guarantor or any other insider guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s Obligations under or in respect of this Guaranty or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Secured Party against the Borrower, any other Loan Party, any other Guarantor or any other insider guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower, any other Loan Party, any other Guarantor or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, all Letters of Credit, all Secured Hedge Agreements and all Secured Cash Management Agreements shall have expired or been terminated and the Commitments shall have expired or been terminated. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the

Form of Guaranty

latest of (a) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty, (b) the latest date of expiration, cancellation or termination of all Letters of Credit, all Secured Hedge Agreements and all Secured Cash Management Agreements (or the cash collateralization thereof in a manner satisfactory to the Secured Parties) and (c) the termination of all Commitments, such amount shall be received and held in trust for the benefit of the Secured Parties, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising. If (i) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, (ii) all of the Commitments have been terminated and (iii) all Letters of Credit, all Secured Hedge Agreements and all Secured Cash Management Agreements shall have expired or been cancelled or terminated (or have been cash collateralized in a manner satisfactory to the Secured Parties), the Secured Parties will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by such Guarantor pursuant to this Guaranty.

Section 5. Payments Free and Clear of Taxes, Etc. Any and all payments by or on account of any obligation of any Guarantor hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Indemnified Taxes or Other Taxes on the same terms and to the same extent that payments by the Borrower and Holdings are required to be made free and clear of Indemnified Taxes and Other Taxes pursuant to the terms of Section 3.01 of the Credit Agreement.

Section 6. Representations and Warranties. Each Guarantor hereby makes each representation and warranty made in the Loan Documents by the Borrower with respect to such Guarantor and each Guarantor hereby further represents and warrants as follows:

(a) There are no conditions precedent to the effectiveness of this Guaranty that have not been satisfied or waived.

(b) Such Guarantor has, independently and without reliance upon any Secured Party and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Guaranty and each other Loan Document to which it is or is to be a party, and such Guarantor has established adequate means of obtaining from each other Loan Party and Guarantor on a continuing basis information pertaining to, and is now and on a continuing basis will be completely familiar with, the business, condition (financial or otherwise), operations, performance, properties and prospects of such other Loan Party and Guarantor.

Section 7. Covenants. Each Guarantor covenants and agrees that, so long as any part of the Guaranteed Obligations shall remain unpaid, any Letter of Credit shall be outstanding, any Lender shall have any Commitment or any Secured Hedge Agreement or Secured Cash

Form of Guaranty

Management Agreement shall be in effect, such Guarantor will perform and observe, and cause each of its Subsidiaries to perform and observe, all of the terms, covenants and agreements set forth in the Loan Documents on its or their part to be performed or observed or that the Borrower has agreed to cause such Guarantor or such Subsidiaries to perform or observe.

Section 8. Amendments, Guaranty Supplements, Etc. (a) No amendment or waiver of any provision of this Guaranty and no consent to any departure by any Guarantor therefrom shall in any event be effective unless the same shall be in writing and signed by the Required Lenders and each of the Guarantors and acknowledged by the Administrative Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all of the Lenders, (a) reduce or limit the obligations of any Guarantor hereunder, release any Guarantor hereunder or otherwise limit any Guarantor’s liability with respect to the Obligations owing to the Secured Parties under or in respect of the Loan Documents, (b) postpone any date fixed for payment hereunder or (c) change the number of Secured Parties or the percentage of (x) the Commitments, (y) the aggregate unpaid principal amount of the Loans or (z) the aggregate Outstanding Amount of outstanding Letters of Credit that, in each case, shall be required for the Secured Parties or any of them to take any action hereunder.

(b) Upon the execution and delivery by any Person of a guaranty supplement in substantially the form of Exhibit A hereto (each, a “Guaranty Supplement”), (i) such Person shall be referred to as an “Additional Guarantor” and shall become and be a Guarantor hereunder, and each reference in this Guaranty or in any other Loan Document to a “Guarantor” or a “Subsidiary Guarantor” shall also mean and be a reference to such Additional Guarantor, and (ii) each reference herein to “this Guaranty”, “hereunder”, “hereof” or words of like import referring to this Guaranty, and each reference in any other Loan Document to the “Guaranty”, the “Subsidiary Guaranty”, “thereunder”, “thereof” or words of like import referring to this Guaranty, shall mean and be a reference to this Guaranty as supplemented by such Guaranty Supplement.

Section 9. Notices and Other Communications; Facsimile Copies.

(a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or (subject to subsection (c) below) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to any Guarantor, addressed to it in care of the Borrower at the Borrower’s address, facsimile number, electronic mail address or telephone number specified on Schedule 11.02 of the Credit Agreement or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties;

Form of Guaranty

(ii) if to the Administrative Agent, at its address, facsimile number, electronic mail address or telephone number specified on Schedule 11.02 of the Credit Agreement or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(iii) if to any other party, at such other address as shall be designated by such party in a written notice to each other party.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (A) actual receipt by the relevant party hereto and (B)(1) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (2) if delivered by mail, four Business Days after deposit in the mails (certified or registered), postage prepaid; (3) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (4) if delivered by electronic mail (which form of delivery is subject to the provisions of subsection (c) below), when delivered. In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.

(b) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile or other electronic imaging means. The effectiveness of such document and signatures shall, subject to applicable law, have the same force and effect as manually signed originals and shall be binding on each Guarantor. The Administrative Agent may also require that any such document and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any such document or signature.

(c) Electronic Communications. Notices and other communications to the Secured Parties hereunder may be delivered or furnished by electronic communications (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent and the Guarantors. The Administrative Agent or any Guarantor may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Section 10. No Waiver; Remedies. No failure on the part of any Secured Party to exercise, and no delay in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 11. Right of Set-off. In addition to any right or remedy of the Secured Parties provided by law, if an Event of Default exists, or the Loans have been accelerated, each Secured Party is authorized at any time and from time to time, without prior notice to any Guarantor, any such notice being waived by such Guarantor to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Secured Party or any Affiliate of such Secured Party to or for the credit or the account of such Guarantor against

Form of Guaranty

any and all Obligations then due and owing to such Secured Party and each Affiliate of such Secured Party and each Secured Party and Affiliate thereof is hereby irrevocably authorized to permit such set-off and application. Each Secured Party agrees promptly to notify the relevant Guarantor and the Administrative Agent after any such set-off and application made by such Secured Party; provided that the failure to give such notice shall not affect the validity of such set-off and application.

Section 12. Indemnification. (a) Without limitation on any other Obligations of any Guarantor or remedies of the Secured Parties under this Guaranty, each Guarantor shall, to the fullest extent permitted by law, indemnify and hold harmless each Indemnitee from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, charges, expenses and disbursements (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee) of any kind or nature whatsoever which may be imposed on, incurred by or asserted against any Indemnitee in connection with or as a result of any failure of any Guaranteed Obligations to be the legal, valid and binding obligations of any Loan Party or Guarantor enforceable against such Loan Party or Guarantor in accordance with their terms.

(b) Each Guarantor hereby also agrees that none of the Indemnitees shall have any liability (whether direct or indirect, in contract, tort or otherwise) to any of the Guarantors or any of their respective Affiliates or any of their respective officers, directors, employees, agents and advisors, and each Guarantor hereby agrees not to assert any claim against any Indemnitee on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Facilities, the actual or proposed use of the proceeds of the Loans or the Letters of Credit, the Loan Documents (other than any Secured Hedge Agreement or any Secured Cash Management Agreement) or any of the transactions contemplated by the Loan Documents (other than any Secured Hedge Agreement or any Secured Cash Management Agreement).

(c) Without prejudice to the survival of any of the other agreements of any Guarantor under this Guaranty or any of the other Loan Documents, the agreements and obligations of each Guarantor contained in Section 1(a) (with respect to enforcement expenses), the last sentence of Section 2, Section 5 and this Section 12 shall survive the payment in full of the Guaranteed Obligations and all of the other amounts payable under this Guaranty.

Section 13. Subordination. Each Guarantor hereby subordinates any and all debts, liabilities and other Obligations owed to such Guarantor by each other Loan Party and Guarantor (the “Subordinated Obligations”) to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 13:

(a) Prohibited Payments, Etc. Except during the continuance of any Event of Default (including the commencement and continuation of any proceeding under any Debtor Relief Law relating to any other Loan Party or Guarantor) and so long as the Administrative Agent has not delivered written notice to the Guarantor of the Required Lenders’ intent to exercise their rights under this Section 13, each Guarantor may receive regularly scheduled payments from any other Loan Party or other Guarantor on account of the Subordinated Obligations. After the occurrence and during the continuance of any

Form of Guaranty

Event of Default (including the commencement and continuation of any proceeding under any Debtor Relief Law relating to any other Loan Party or Guarantor), and so long as the Administrative Agent has delivered written notice to such Guarantor of the Required Lenders’ intent to exercise their rights under this Section 13, no Guarantor shall demand, accept or take any action to collect any payment on account of the Subordinated Obligations.

(b) Prior Payment of Guaranteed Obligations. In any proceeding under any Debtor Relief Law relating to any other Loan Party or Guarantor, each Guarantor agrees that the Secured Parties shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Debtor Relief Law, whether or not constituting an allowed claim in such proceeding (“Post Petition Interest”)) before such Guarantor receives payment of any Subordinated Obligations.

(c) Turn-Over. After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Debtor Relief Law relating to any other Loan Party or Guarantor), each Guarantor shall, if the Administrative Agent so requests in writing, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Secured Parties and deliver such payments to the Administrative Agent on account of the Guaranteed Obligations (including all Post Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of such Guarantor under the other provisions of this Guaranty.

(d) Administrative Agent Authorization. After the occurrence and during the continuance of any Event of Default (including the commencement and continuation of any proceeding under any Debtor Relief Law relating to any other Loan Party or Guarantor) and so long as written notice has been delivered to the relevant Guarantor of the Required Lenders’ intent to exercise their rights under this Section 13, the Administrative Agent is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of each Guarantor, to collect and enforce, and to submit claims in respect of, Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post Petition Interest), and (ii) to require each Guarantor (A) to collect and enforce, and to submit claims in respect of, Subordinated Obligations and (B) to pay any amounts received on such obligations to the Administrative Agent for application to the Guaranteed Obligations (including any and all Post Petition Interest).

Section 14. Continuing Guaranty; Assignments under the Credit Agreement. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the latest of (i) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty, (ii) the latest date of expiration, cancellation or termination of all Letters of Credit, all Secured Hedge Agreements and all Secured Cash Management Agreements (or the cash collateralization thereof in a manner satisfactory to the Secured Parties) and (iii) the termination of all Commitments, (b) be binding upon the Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Secured Parties and their successors,

Form of Guaranty

transferees and assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, any Secured Party may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement (including, without limitation, all or any portion of its Commitments, the Loans owing to it and the Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Secured Party herein or otherwise, in each case as and to the extent provided in Section 11.06 of the Credit Agreement. No Guarantor shall have the right to assign its rights or obligations hereunder or any interest herein without the prior written consent of the Secured Parties. Notwithstanding anything herein to the contrary, the Administrative Agent agrees to release this Guaranty and all obligations of the Guarantors hereunder during a Guaranty Release Period on the terms set forth in the Credit Agreement or at such other times pursuant to such other conditions as set forth in the Credit Agreement.

Section 15. Execution in Counterparts. This Guaranty and each amendment, waiver and consent with respect hereto may be executed in any number of counterparts and by different parties thereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Section 16. Governing Law; Jurisdiction; Waiver of Jury Trial, Etc. (a) THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAW OF THE STATE OF NEW YORK; PROVIDED THAT THE SECURED PARTIES SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS GUARANTY, EACH GUARANTOR CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF SUCH COURTS. EACH GUARANTOR IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS GUARANTY OR ANY DOCUMENT RELATED HERETO. EACH GUARANTOR WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY NEW YORK LAW.

Section 17. Waiver of Jury Trial EACH GUARANTOR WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS GUARANTY, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AGENT-RELATED PERSON, PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. EACH GUARANTOR AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A

Form of Guaranty

COURT WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, EACH GUARANTOR FURTHER AGREES THAT ITS RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS GUARANTY OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENT, RENEWAL, SUPPLEMENT OR MODIFICATION TO THIS GUARANTY OR ANY OF THE OTHER LOAN DOCUMENTS.

[Remainder of Page Intentionally Left Blank]

Form of Guaranty

IN WITNESS WHEREOF, each Guarantor has caused this Guaranty to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

[GUARANTORS]

[ ]

By
Name:
Title:

[ ]

By
Name:
Title:

Form of Guaranty

Exhibit A

To The

Subsidiary Guaranty

FORM OF SUBSIDIARY GUARANTY SUPPLEMENT

                 ,

Bank of America, N.A., as Administrative Agent

[Insert address of Administrative Agent]

Attention:

Credit Agreement dated as of January [__], 2010 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among

Del Monte Corporation, a Delaware corporation (the “Borrower”),

Del Monte Foods Company, a Delaware corporation (“Holdings”),

Bank of America, N.A. as Administrative Agent,

Swing Line Lender and L/C Issuer, the other Lenders party thereto, Barclays Capital, the investment banking division of Barclays Bank PLC and BMO Capital Markets, as Co-Syndication Agents and Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., New York Branch, SunTrust Bank and U.S. Bank National Association, as Co-Documentation Agents.

Ladies and Gentlemen:

Reference is made to the Credit Agreement and to the Subsidiary Guaranty, dated as of [            ], made by the Guarantors referred to therein in favor of the Secured Parties referred to in the Credit Agreement (such Subsidiary Guaranty, as in effect on the date hereof and as it may hereafter be amended, supplemented or otherwise modified from time to time, together with this Guaranty Supplement, being the “Subsidiary Guaranty”). The capitalized terms defined in the Subsidiary Guaranty or in the Credit Agreement and not otherwise defined herein are used herein as therein defined.

Section 1. Guaranty; Limitation of Liability. (a) The undersigned hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of each other Loan Party or Guarantor now or hereafter existing under or in respect of the Loan Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premium, fees, indemnities, contract causes of action, costs, expenses or otherwise (such Obligations being the “Guaranteed Obligations”), and agrees to pay any and all reasonable expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by the Administrative Agent or any other Secured Party in enforcing any rights under this Guaranty Supplement, the Subsidiary Guaranty or any other Loan Document to the extent such Secured Party is entitled to reimbursement of any such expenses by any Loan Party or Guarantor pursuant to the terms of the relevant Loan Document. Without limiting the generality of the foregoing, the undersigned’s

Form of Guaranty

liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party or Guarantor to any Secured Party under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party or Guarantor.

(b) The undersigned, and by its acceptance of this Guaranty Supplement, the Administrative Agent and each other Secured Party, hereby confirms that it is the intention of all such Persons that this Guaranty Supplement, the Subsidiary Guaranty and the Obligations of the undersigned hereunder and thereunder not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Code of the United States, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty Supplement, the Subsidiary Guaranty and the Obligations of the undersigned hereunder and thereunder. To effectuate the foregoing intention, the Administrative Agent, the other Secured Parties and the undersigned hereby irrevocably agree that the Obligations of the undersigned under this Guaranty Supplement and the Subsidiary Guaranty at any time shall be limited to the maximum amount as will result in the Obligations of the undersigned under this Guaranty Supplement and the Subsidiary Guaranty not constituting a fraudulent transfer or conveyance.

(c) The undersigned hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Secured Party under this Guaranty Supplement, the Subsidiary Guaranty or the Guaranty of Holdings contained in the Credit Agreement, as the case may be, or any other guaranty in respect of the Obligations, the undersigned will contribute, to the maximum extent permitted by applicable law, such amounts to each other Guarantor and Holdings and each other guarantor so as to maximize the aggregate amount paid to the Secured Parties under or in respect of the Loan Documents.

Section 2. Obligations Under the Guaranty. The undersigned hereby agrees, as of the date first above written, to be bound as a Guarantor by all of the terms and conditions of the Subsidiary Guaranty to the same extent as each of the other Guarantors thereunder. The undersigned further agrees, as of the date first above written, that each reference in the Subsidiary Guaranty to an “Additional Guarantor” or a “Guarantor” shall also mean and be a reference to the undersigned, and each reference in any other Loan Document to a “Guarantor”, a “Subsidiary Guarantor” or a “Loan Party” shall also mean and be a reference to the undersigned.

Section 3. Representations and Warranties. The undersigned hereby, with respect to itself, makes each representation and warranty set forth in Section 6 of the Subsidiary Guaranty to the same extent as each other Guarantor.

Section 4. Delivery by Telecopier. Delivery of an executed counterpart of a signature page to this Guaranty Supplement by telecopier or other electronic imaging means shall be effective as delivery of an original executed counterpart of this Guaranty Supplement.

Form of Guaranty

Section 5. Governing Law; Jurisdiction; Waiver of Jury Trial, Etc. (a) THIS GUARANTY SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAW OF THE STATE OF NEW YORK; PROVIDED THAT THE SECURED PARTIES SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS GUARANTY SUPPLEMENT, THE SUBSIDIARY GUARANTY OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS GUARANTY SUPPLEMENT, THE UNDERSIGNED CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF SUCH COURTS. THE UNDERSIGNED IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS GUARANTY SUPPLEMENT OR ANY DOCUMENT RELATED HERETO. THE UNDERSIGNED WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY NEW YORK LAW.

Section 6. Waiver of Jury Trial THE UNDERSIGNED WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS GUARANTY SUPPLEMENT, THE SUBSIDIARY GUARANTY, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY INDEMNITEE, PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE UNDERSIGNED AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE UNDERSIGNED FURTHER AGREES THAT ITS RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS GUARANTY SUPPLEMENT, THE SUBSIDIARY GUARANTY OR ANY OTHER LOAN DOCUMENT OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENT, RENEWAL, SUPPLEMENT OR MODIFICATION TO THIS GUARANTY SUPPLEMENT, THE SUBSIDIARY GUARANTY OR ANY OF THE OTHER LOAN DOCUMENTS.

[Remainder of Page Intentionally Left Blank]

Form of Guaranty

IN WITNESS WHEREOF, the undersigned has caused this Guaranty Supplement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

Very truly yours,

[NAME OF ADDITIONAL GUARANTOR]

By
Name:
Title:

Form of Guaranty

EXHIBIT G

FORM OF SECURITY AGREEMENT

SECURITY AGREEMENT

Dated January 29, 2010

From

The Grantors referred to herein

as Grantors

to

BANK OF AMERICA, N.A.

as Administrative Agent

Form of Security Agreement

Form of Security Agreement

Schedules

Schedule I	-	Location, Chief Executive Office, Type of Organization, Jurisdiction of Organization and Organizational Identification Number
Schedule II	-	Pledged Equity and Pledged Debt
Schedule III	-	[Intentionally Omitted]
Schedule IV	-	Changes in Name, Location, Etc.
Schedule V	-	Patents, Trademarks and Trade Names, Copyrights and IP Agreements
Schedule VI	-	Securities Accounts
Schedule VII	-	Commercial Tort Claims
Schedule VIII	-	Letters of Credit
Exhibits
Exhibit A	-	Form of Security Agreement Supplement
Exhibit B	-	[Intentionally Omitted]
Exhibit C	-	Form of Security Control Agreement
Exhibit D	-	Form of Intellectual Property Security Agreement
Exhibit E	-	Form of Intellectual Property Security Agreement Supplement
Exhibit F	-	Form of Consent to Assignment of Letter of Credit Rights

Form of Security Agreement

SECURITY AGREEMENT

SECURITY AGREEMENT dated January 29, 2010 made by DEL MONTE CORPORATION, a Delaware corporation (the “Company”), the other Persons listed on the signature pages hereof and the Additional Grantors (as defined in Section 23) (the Company, the Persons so listed and the Additional Grantors being, collectively, the “Grantors”), to BANK OF AMERICA, N.A. (“Bank of America”), as administrative agent (in such capacity, together with any successor administrative agent appointed pursuant to Article IX of the Credit Agreement (as hereinafter defined), the “Administrative Agent”) for the Secured Parties (as defined in the Credit Agreement).

PRELIMINARY STATEMENTS.

(1) The Company has entered into a Credit Agreement of even date herewith (said Credit Agreement, as it may hereafter be amended, amended and restated, supplemented or otherwise modified from time to time, being the “Credit Agreement”), with Del Monte Foods Company, a Delaware corporation, the Lenders party thereto, Bank of America, as Administrative Agent, swing line lender and L/C issuer, Barclays Capital, the investment banking division of Barclays Bank PLC and BMO Capital Markets, as co-syndication agents and Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., New York Branch, SunTrust Bank and U.S. Bank National Association, as co-documentation agents.

(2) Pursuant to the Credit Agreement, the Grantors are entering into this Agreement in order to grant to the Administrative Agent for the ratable benefit of the Secured Parties a security interest in the Collateral (as hereinafter defined).

(3) Each Grantor is the owner of the shares of stock or other Equity Interests (the “Initial Pledged Equity”) set forth opposite such Grantor’s name on and as otherwise described in Part I of Schedule II hereto and issued by the Persons named therein and of the indebtedness (the “Initial Pledged Debt”) set forth opposite such Grantor’s name on and as otherwise described in Part II of Schedule II hereto and issued by the obligors named therein.

(4) Each Grantor has established the securities accounts with the securities intermediaries identified on Schedule VI hereto (the “Securities Accounts”).

(5) The Company is the beneficiary under certain letters of credit as described in Schedule VIII.

(6) It is a condition precedent to the making of Loans by the Lenders and the issuance of Letters of Credit by the L/C Issuer under the Credit Agreement and the entry into Secured Hedge Agreements by the Hedge Banks and Secured Cash Management Agreements by the Cash Management Banks from time to time that the Grantors shall have granted the security interest contemplated by this Agreement. Each Grantor will derive substantial direct and indirect benefit from the transactions contemplated by the Loan Documents.

(7) Terms defined in the Credit Agreement and not otherwise defined in this Agreement are used in this Agreement as defined in the Credit Agreement. Further, unless

Form of Security Agreement

otherwise defined in this Agreement or in the Credit Agreement, terms defined in Article 8 or 9 of the UCC (as defined below) are used in this Agreement as such terms are defined in such Article 8 or 9. “UCC” means the Uniform Commercial Code as in effect, from time to time, in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

NOW, THEREFORE, in consideration of the premises and in order to induce the Lenders to make Loans and issue Letters of Credit under the Credit Agreement and to induce the Hedge Banks to enter into Secured Hedge Agreements and the Cash Management Banks to enter into Secured Cash Management Agreements from time to time, each Grantor hereby agrees with the Administrative Agent for the ratable benefit of the Secured Parties as follows:

Section 1. Grant of Security. To secure the payment of the Secured Obligations (as defined in Section 2 hereof), each Grantor hereby grants to the Administrative Agent, for the ratable benefit of the Secured Parties, a security interest in such Grantor’s right, title and interest in and to the following, in each case, as to each type of property described below, whether now owned or hereafter acquired by such Grantor, wherever located, and whether now or hereafter existing or arising (collectively, the “Collateral”):

(a) all equipment in all of its forms, including, without limitation, all machinery, tools, motor vehicles, vessels, aircraft, furniture and fixtures, and all parts thereof and all accessions thereto, including, without limitation, computer programs and supporting information that constitute equipment within the meaning of the UCC (any and all such property being the “Equipment”);

(b) all inventory in all of its forms, including, without limitation, (i) all raw materials, work in process, finished goods and materials used or consumed in the manufacture, production, preparation or shipping thereof, (ii) goods in which such Grantor has an interest in mass or a joint or other interest or right of any kind (including, without limitation, goods in which such Grantor has an interest or right as consignee) and (iii) goods that are returned to or repossessed or stopped in transit by such Grantor, and all accessions thereto and products thereof and documents therefor, including, without limitation, computer programs and supporting information that constitute inventory within the meaning of the UCC (any and all such property being the “Inventory”);

(c) all accounts (including, without limitation, health-care-insurance receivables), chattel paper (including, without limitation, tangible chattel paper and electronic chattel paper), instruments (including, without limitation, promissory notes), deposit accounts, letter-of-credit rights, general intangibles (including, without limitation, payment intangibles) and other obligations of any kind, whether or not arising out of or in connection with the sale or lease of goods or the rendering of services and whether or not earned by performance, and all rights now or hereafter existing in and to all supporting obligations and in and to all security agreements, mortgages, Liens, leases, letters of credit and other contracts securing or otherwise relating to the foregoing property (any

Form of Security Agreement

and all of such accounts, chattel paper, instruments, deposit accounts, letter-of-credit rights, general intangibles and other obligations, to the extent not referred to in clause (d), (e) or (f) below, being the “Receivables,” and any and all such supporting obligations, security agreements, mortgages, Liens, leases, letters of credit and other contracts being the “Related Contracts”);

(d) the following (the “Security Collateral”):

(i) the Initial Pledged Equity and the certificates, if any, representing the Initial Pledged Equity, and all dividends, distributions, return of capital, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Initial Pledged Equity and all warrants, rights or options issued thereon or with respect thereto;

(ii) the Initial Pledged Debt and the instruments, if any, evidencing the Initial Pledged Debt, and all interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Initial Pledged Debt;

(iii) all additional shares of stock and other Equity Interests from time to time acquired by such Grantor in any manner, other than the Equity Interests in any Receivables Subsidiary or any Special Purpose Vehicle (such shares and other Equity Interests, together with the Initial Pledged Equity, being the “Pledged Equity”), and the certificates, if any, representing such additional shares or other Equity Interests, and all dividends, distributions, return of capital, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares or other Equity Interests and all warrants, rights or options issued thereon or with respect thereto;

(iv) all additional indebtedness from time to time owed to such Grantor (such indebtedness, together with the Initial Pledged Debt, being the “Pledged Debt”) and the instruments, if any, evidencing such indebtedness, and all interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such indebtedness;

(v) each Securities Account, all security entitlements with respect to all financial assets from time to time credited to any Securities Account, and all financial assets, and all dividends, distributions, return of capital, interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such security entitlements or such financial assets and all warrants, rights or options issued thereon or with respect thereto; and

Form of Security Agreement

(vi) all other investment property (including, without limitation, all (A) securities, whether certificated or uncertificated, (B) security entitlements and (C) securities accounts) in which such Grantor has now, or acquires from time to time hereafter, any right, title or interest in any manner, and the certificates or instruments, if any, representing or evidencing such investment property, and all dividends, distributions, return of capital, interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such investment property and all warrants, rights or options issued thereon or with respect thereto;

(e) the Tax Sharing Agreement and any certificate, opinion, document, instrument or other agreement delivered to such Grantor in connection with or pursuant to the Tax Sharing Agreement, the IP Agreements (as hereinafter defined), and each Secured Hedge Agreement to which such Grantor is now or may hereafter become a party, in each case as such agreements may be amended, amended and restated, supplemented or otherwise modified from time to time (collectively, the “Assigned Agreements”), including, without limitation, (i) all rights of such Grantor to receive moneys due and to become due under or pursuant to the Assigned Agreements, (ii) all rights of such Grantor to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Assigned Agreements, (iii) claims of such Grantor for damages arising out of or for breach of or default under the Assigned Agreements and (iv) the right of such Grantor to terminate the Assigned Agreements, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder (all such Collateral being the “Agreement Collateral”);

(f) the following (collectively, the “Account Collateral”):

(i) any cash collateral account maintained from time to time pursuant to Section 2.03(g) of the Credit Agreement (each such account, a “Cash Collateral Account”) and each other deposit account of any Grantor, and all funds and financial assets from time to time credited thereto (including, without limitation, all Cash Equivalents), all interest, dividends, distributions, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such funds and financial assets, and all certificates and instruments, if any, from time to time representing or evidencing such Cash Collateral Accounts and such other deposit accounts;

(ii) all promissory notes, certificates of deposit, deposit accounts, checks and other instruments from time to time delivered to or otherwise possessed by the Administrative Agent for or on behalf of such Grantor, including, without limitation, those delivered or possessed in substitution for or in addition to any or all of the then existing Account Collateral; and

(iii) all interest, dividends, distributions, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the then existing Account Collateral; and

Form of Security Agreement

(g) the following (collectively, the “Intellectual Property Collateral”):

(i) all patents, patent applications, utility models and statutory invention registrations, all inventions claimed or disclosed therein and all improvements thereto (“Patents”);

(ii) all trademarks, service marks, domain names, trade dress, logos, designs, slogans, trade names, business names, corporate names and other source identifiers, whether registered or unregistered (provided that no security interest shall be granted in United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law), together, in each case, with the goodwill symbolized thereby (“Trademarks”);

(iii) all copyrights, including, without limitation, copyrights in Computer Software (as hereinafter defined), internet web sites and the content thereof, whether registered or unregistered (“Copyrights”);

(iv) all computer software, programs and databases (including, without limitation, source code, object code and all related applications and data files), firmware and documentation and materials relating thereto, together with any and all maintenance rights, service rights, programming rights, hosting rights, test rights, improvement rights, renewal rights and indemnification rights and any substitutions, replacements, improvements, error corrections, updates and new versions of any of the foregoing (“Computer Software”);

(v) all confidential and proprietary information, including, without limitation, know-how, trade secrets, manufacturing and production processes and techniques, inventions, research and development information, databases and data, including, without limitation, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information (collectively, “Trade Secrets”), and all other intellectual, industrial and intangible property of any type, including, without limitation, industrial designs and mask works;

(vi) all registrations and applications for registration for any of the foregoing (other than any United States intent-to-use trademark applications described in the proviso in clause (ii) above), including, without limitation, those registrations and applications for registration set forth in Schedule V hereto (as such Schedule V may be supplemented from time to time by any IP Security Agreement Supplement), together with all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations thereof;

(vii) all tangible embodiments of the foregoing, all rights in the foregoing provided by international treaties or conventions, all rights

Form of Security Agreement

corresponding thereto throughout the world and all other rights of any kind whatsoever of such Grantor accruing thereunder or pertaining thereto;

(viii) all agreements, permits, consents, orders and franchises relating to the license, development, use or disclosure of any of the foregoing to which such Grantor, now or hereafter, is a party or a beneficiary, including, without limitation, the agreements set forth in Schedule V hereto (“IP Agreements”); and

(ix) any and all claims for damages and injunctive relief for past, present and future infringement, dilution, misappropriation, violation, misuse or breach with respect to any of the foregoing, with the right, but not the obligation, to sue for and collect, or otherwise recover, such damages;

(h) all commercial tort claims described in Schedule VII hereto (collectively, together with any commercial tort claims as to which the Grantors have complied with the requirements of Section 7(c), the “Commercial Tort Claims Collateral”);

(i) all books and records (including, without limitation, customer lists, credit files, printouts and other computer output materials and records) of such Grantor pertaining to any of the Collateral; and

(j) all proceeds of, collateral for, income, royalties and other payments now or hereafter due and payable with respect to, and supporting obligations relating to, any and all of the Collateral (including, without limitation, proceeds, collateral and supporting obligations that constitute property of the types described in clauses (a) through (i) of this Section 1 and this clause (j)) and, to the extent not otherwise included, all (A) payments under insurance (whether or not the Administrative Agent is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral, (B) tort claims, including, without limitation, all commercial tort claims and (C) cash;

provided, however that anything contained herein notwithstanding, the term “Collateral” (and all defined terms relating to types of Collateral set forth above or otherwise in this Agreement) shall not include any of the following (collectively, the “Excluded Assets”): (1) margin stock (within the meaning of Regulation U of the FRB), (2) any agreement with a third party existing on the date hereof that prohibits the grant of a Lien on (but not merely the assignment of or of any interest in) such agreement or any of the Grantor’s rights thereunder without the consent of such party or under which a consent to such grant is otherwise required, which consent has not been obtained, except to the extent any such prohibition is made ineffective as a result of Section 9-401, 9-406(d), 9-407, 9-408, or 9-409 of the UCC; (3) any license, permit or other governmental approval that, under the terms and conditions of such governmental approval or under Applicable Law, cannot be subjected to a Lien without the consent of the relevant Governmental Authority which consent has not been obtained; (4) any Equipment subject to a lease that prohibits the granting of a Lien on such Equipment, provided that such lease is secured by a Lien on such Equipment that is permitted pursuant to Section 7.01(i) of the Credit Agreement and such Lien remains outstanding; (5)(i) any commodity contract or commodity account, (ii) any Swap Contract permitted under the Credit Agreement relating to commodities (including without

Form of Security Agreement

limitation commodity swaps, commodity options and forward commodity contracts) that prohibits the granting of a Lien on such agreement, and (iii) any deposit account (and all funds and financial assets from time to time credited thereto), any letter of credit, any securities, and any of the proceeds of any of the foregoing , to the extent any Swap Contract permitted under the Credit Agreement relating to commodities (including without limitation commodity swaps, commodity options and forward commodity contracts) requires the granting of a Lien on such assets to secure the obligations under such Swap Contract and prohibits the granting of a Lien on such assets to any other party; (6) any Grantor’s Equity Interests in Cahill Associates Limited Partnership, Cahill North LLC or Cahill South LLC 23 to the extent that any Organization Document of such Person prohibits the applicable Grantor from granting a Lien in the interest of such Grantor therein (the foregoing Equity Interests referenced in this clause (6) being collectively the “Excluded Initial Equity Interests”); provided further, that the Excluded Initial Equity Interests shall cease to be excluded from the Collateral and from the definitions of “Collateral” and “Security Collateral” on the earlier of (x) the time that the prohibition of assignment or of the creation of a Lien in such Excluded Initial Equity Interests is no longer in effect or (y) the applicable Grantor has obtained the consent of any necessary parties under the terms of the relevant Organization Document to the assignment of, or creation of a Lien in such Excluded Initial Equity Interests; (7) any leasehold interests in real property; and (8) any of the outstanding voting Equity Interests of a controlled foreign corporation (as such term is defined in the United States Internal Revenue Code of 1986, as amended) in excess of the equity of such corporation representing 66% of the voting power of the Equity Interests of such controlled foreign corporation.

Section 2. Security for Obligations. This Agreement secures, in the case of each Grantor, the payment of all Obligations of such Grantor now or hereafter existing under the Loan Documents, in each case, whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest, fees, premiums, penalties, indemnifications, contract causes of action, costs, expenses or otherwise (all such Obligations being the “Secured Obligations”). Without limiting the generality of the foregoing, this Agreement secures, as to each Grantor, the payment of all amounts that constitute part of the Secured Obligations and would be owed by such Grantor to any Secured Party under the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving a Loan Party.

Section 3. Grantors Remain Liable. Anything herein to the contrary notwithstanding, (a) each Grantor shall remain liable under the contracts and agreements included in such Grantor’s interests in the Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Administrative Agent of any of the rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral and (c) no Secured Party shall have any obligation or liability under the contracts and agreements included in the Collateral by reason of this Agreement or any other Loan Document, nor shall any Secured Party be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

Form of Security Agreement

Section 4. Delivery and Control of Security Collateral. (a) Except as otherwise permitted by Section 4(f), all certificates or instruments evidencing Security Collateral owned by the Grantors shall be delivered to and held by or on behalf of the Administrative Agent pursuant hereto and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Administrative Agent. The Administrative Agent shall have the right, at any time from and after the occurrence and during the continuance of an Event of Default and without notice to any Grantor, to transfer to or to register in the name of the Administrative Agent or any of its nominees any or all of the Security Collateral. In addition, the Administrative Agent shall have the right, at any time from and after the occurrence and during the continuance of an Event of Default, to exchange certificates or instruments representing or evidencing Security Collateral for certificates or instruments of smaller or larger denominations. Also, the Administrative Agent shall have the right, at any time from and after the occurrence and during the continuance of an Event of Default, to convert Security Collateral consisting of financial assets credited to a Securities Account to Security Collateral consisting of financial assets held directly by the Administrative Agent, and to convert Security Collateral consisting of financial assets held directly by the Administrative Agent to Security Collateral consisting of financial assets credited to a Securities Account.

(b) Except as otherwise permitted by Section 4(f), with respect to any Security Collateral in which any Grantor has any right, title or interest and that constitutes an uncertificated security, such Grantor will cause the issuer thereof either (i) to register the Administrative Agent as the registered owner of such security or (ii) to agree in an authenticated record with such Grantor and the Administrative Agent that such issuer will comply with instructions with respect to such security originated by the Administrative Agent without further consent of such Grantor, such authenticated record to be in form and substance satisfactory to the Administrative Agent. With respect to any Pledged Equity in which any Grantor has any right, title or interest and that is not an uncertificated security, upon the request of the Administrative Agent after the occurrence and during the continuance of an Event of Default, such Grantor will notify each issuer of such Pledged Equity that such Pledged Equity is subject to the security interest granted hereunder.

(c) Except as otherwise permitted by Section 4(f), with respect to any Security Collateral in which any Grantor has any right, title or interest and that constitutes a security entitlement as to which the Administrative Agent is not the securities intermediary, such Grantor will cause the securities intermediary with respect to such security entitlement either (i) to identify in its records the Administrative Agent as the entitlement holder of such security entitlement against such securities intermediary or (ii) to agree in an authenticated record with such Grantor and the Administrative Agent that such securities intermediary will comply with entitlement orders (that is, notifications communicated to such securities intermediary directing transfer or redemption of the financial asset to which such Grantor has a security entitlement) originated by the Administrative Agent without further consent of such Grantor, such authenticated record to be in substantially the form of Exhibit C hereto or otherwise in form and substance reasonably satisfactory to the Administrative Agent (such agreement being a “Security Control Agreement”).

Form of Security Agreement

(d) Except as otherwise permitted by Section 4(f), no Grantor will change or add any securities intermediary that maintains any securities account in which any of the Collateral is credited or carried, or change or add any such securities account, in each case without first complying with the above provisions of this Section 4 in order to perfect the security interest granted hereunder in such Collateral.

(e) Upon the request of the Administrative Agent upon the occurrence and during the continuance of an Event of Default, each Grantor will notify each issuer of Pledged Debt that such Pledged Debt is subject to the security interest granted hereunder.

(f) Notwithstanding anything to the contrary herein, no Grantor shall have any obligation to comply with the requirements of Section 4(a) through (d) unless all Security Collateral in which the Grantors have any right, title or interest has an aggregate fair market value in excess of $25,000,000 (the “Securities Value Condition”), and no Grantor shall have any obligation to comply with the requirements of Section 4(a) through (d) until 30 days have passed since the satisfaction of the Securities Value Condition, whereupon the Grantors shall be required to comply with the requirements of Section 4(a) through (d); provided, however, the Grantors shall be permitted not to comply with the requirements of Section 4(a) through (d) in respect of a portion of the Securities Collateral with an aggregate fair market value not in excess of $25,000,000.

Section 5. Maintaining the Account Collateral. (a) If required to do so pursuant to Section 2.03(g) of the Credit Agreement, the Company will maintain one or more Cash Collateral Accounts with Bank of America.

(b) Except as set forth in the Credit Agreement, the Administrative Agent shall have sole right to direct the disposition of funds with respect to any Cash Collateral Account; and it shall be a term and condition of each Cash Collateral Account, notwithstanding any term or condition to the contrary in any other agreement relating to such Cash Collateral Account, that except as set forth in the Credit Agreement, no amount (including, without limitation, interest on Cash Equivalents credited thereto) will be paid or released to or for the account of, or withdrawn by or for the account of, the Company or any other Person from such Cash Collateral Account.

(c) The Administrative Agent may, at any time and without notice to, or consent from, the Grantor, transfer, or direct the transfer of, funds from any Cash Collateral Account to satisfy the Grantor’s obligations in respect of L/C Obligations as set forth in Section 2.03(g) of the Credit Agreement.

Section 6. Investing of Amounts in any Cash Collateral Account. The Administrative Agent will, subject to the provisions of Sections 5 and 21, from time to time (a) invest amounts received with respect to any Cash Collateral Account in such Cash Equivalents as the Company may select, such Cash Equivalents to be credited to (A) such Cash Collateral Account or (B) in the case of Cash Equivalents consisting of Securities Collateral, a securities account in which the Administrative Agent is the securities intermediary or a securities account subject to a Security Control Agreement, and (b) invest interest paid on the Cash Equivalents referred to in clause (a) above, and reinvest other proceeds of any such Cash

Form of Security Agreement

Equivalents that may mature or be sold, in each case in such Cash Equivalents selected and credited in the same manner. Interest and proceeds that are not invested or reinvested in Cash Equivalents as provided above shall be deposited and held in such Cash Collateral Account. In addition, the Administrative Agent shall have the right at any time to exchange such Cash Equivalents for similar Cash Equivalents of smaller or larger determinations, or for other Cash Equivalents, credited to such Cash Collateral Account, as the case may be.

Section 7. Maintaining Electronic Chattel Paper, Transferable Records and Letter-of-Credit Rights and Giving Notice of Commercial Tort Claims. So long as any Loan or any other Obligation (other than contingent indemnification obligations for which no claim has been asserted) of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding (and not cash collateralized in an amount equal to 105% of the L/C Obligations then outstanding), any Secured Hedge Agreement or Secured Cash Management Agreement shall be in effect or any Lender shall have any Commitment:

(a) Except as otherwise permitted by Section 7(c), each Grantor will maintain all (i) electronic chattel paper so that the Administrative Agent has control of the electronic chattel paper in the manner specified in Section 9-105 of the UCC and (ii) all transferable records, so that the Administrative Agent has control of the transferable records in the manner specified in Section 16 of the Uniform Electronic Transactions Act, as in effect in the jurisdiction governing such transferable record (“UETA” );

(b) Except as otherwise permitted by Section 7(c), each Grantor will maintain all letter-of-credit rights (including, without limitation, all letter-of-credit rights associated with the letters of credit described in Schedule VIII) so that the Administrative Agent has control of the letter-of-credit rights in the manner specified in Section 9-107 of the UCC; and

(c) Notwithstanding anything to the contrary herein, no Grantor shall have any obligation to comply with the requirements of Section 7(a) and (b) unless the aggregate principal amount of all electronic chattel paper and tangible chattel paper, the aggregate value of all transferable records and the aggregate face amount of all letter-of-credit rights in which the Grantors have any right, title or interest is in the aggregate in excess of $25,000,000 (the “Value Condition”), and no Grantor shall have any obligation to comply with the requirements of Section 7(a) and (b) until 30 days have passed since the satisfaction of the Value Condition, whereupon the Grantors shall be required to comply with the requirements of Section 7(a) and (b); provided, however, the Grantors shall be permitted not to comply with the requirements of Section 7(a) and (b) in respect of a portion of the Collateral described therein with an aggregate principal amount, value or face amount, as the case may be, not in excess of $25,000,000.

(d) Each Grantor will, within forty-five (45) days after the end of each fiscal quarter of such Grantor, give notice to the Administrative Agent of any commercial tort claim in excess of $2,500,000 that such Grantor has elected to prosecute and will promptly thereafter execute or otherwise authenticate a supplement to this Agreement, and otherwise take all necessary action, to subject such commercial tort claim to the first priority security interest created under this Agreement.

Form of Security Agreement

Section 8. Representations and Warranties. Each Grantor represents and warrants as follows:

(a) As of the date hereof, such Grantor’s exact legal name, as defined in Section 9-503(a) of the UCC, is correctly set forth in Schedule I hereto. As of the date hereof, such Grantor’s only material trade names, domain names and marks are listed on Schedule V hereto. As of the date hereof, such Grantor is located (within the meaning of Section 9-307 of the UCC) and has its chief executive office in the state or jurisdiction set forth in Schedule I hereto. As of the date hereof, the information set forth in Schedule I hereto with respect to such Grantor is true and accurate in all material respects. Such Grantor has not previously changed its name, location, chief executive office, type of organization, jurisdiction of organization or organizational identification number from those set forth in Schedule I hereto within the last five years prior to the date hereof, except as disclosed in Schedule IV hereto.

(b) As of the date hereof, the Grantors’ principal facilities are as set forth in Del Monte Foods Company’s Form 10-K filed with the SEC on July 1, 2009. All Security Collateral consisting of certificated securities and instruments have been delivered to the Administrative Agent, to the extent required by Section 4 hereof. All originals of all tangible chattel paper have been delivered to the Administrative Agent to the extent required by Section 7 hereof. None of the Receivables or Agreement Collateral is evidenced by a promissory note or other instrument that has not been delivered to the Administrative Agent if so required by Section 4 hereof.

(c) Such Grantor is the legal and beneficial owner of the Collateral of such Grantor free and clear of any Lien of others, except for the security interest created under this Agreement or permitted by Section 7.01 of the Credit Agreement. No authorized and effective financing statement or other instrument similar in effect covering all or any part of such Collateral or listing such Grantor or, to such Grantor’s knowledge, any trade name of such Grantor as debtor is on file in any recording office, except such as may have been filed in favor of the Administrative Agent relating to the Loan Documents or as otherwise permitted by the Credit Agreement.

(d) The Pledged Equity pledged by such Grantor hereunder, to the extent consisting of shares of stock of a corporation, has been duly authorized and validly issued and is fully paid and non-assessable. With respect to the Pledged Equity that is an uncertificated security, to the extent required by Section 4 hereof, such Grantor has caused the issuer thereof either (i) to register the Administrative Agent as the registered owner of such security or (ii) to agree in an authenticated record with such Grantor and the Administrative Agent that such issuer will comply with instructions with respect to such security originated by the Administrative Agent without further consent of such Grantor. If such Grantor is an issuer of Pledged Equity, such Grantor confirms that it has received notice of such security interest.

(e) As of the date hereof, the Initial Pledged Equity pledged by such Grantor constitutes the percentage of the issued and outstanding Equity Interests of the issuers thereof indicated on Schedule II hereto. As of the date hereof, the Initial Pledged Debt

Form of Security Agreement

constitutes all of the outstanding indebtedness owed to such Grantor by the issuers thereof and is outstanding in the principal amount indicated on Schedule II hereto.

(f) All of the investment property (other than commodity contracts or commodity accounts) owned by such Grantor as of the date hereof is listed on Schedule 5.08(e) to the Credit Agreement or Schedule VI hereto.

(g) [Intentionally Omitted]

(h) As of the date hereof and as of each date that Schedule VIII is required to be amended pursuant hereto, such Grantor is not a beneficiary or assignee under any letter of credit with a face value in excess of $1,000,000, other than the letters of credit described in Schedule VIII hereto, as such Schedule VIII may be amended from time to time by written notice from such Grantor to the Administrative Agent (provided, however, that such Grantor shall only be obligated to amend such Schedule VIII within forty-five (45) days after the end of any fiscal quarter in which such Grantor has become a beneficiary or assignee of any such letter of credit), and legal, binding and enforceable Consents to Assignment of Letter of Credit Rights, in the form of the Consent to Assignment of Letter of Credit Rights attached hereto as Exhibit F, are in effect for each such letter of credit that constitutes Collateral, except to the extent control over any such letter-of-credit right is not required by Section 7(b) hereof.

(i) This Agreement creates in favor of the Administrative Agent for the benefit of the Secured Parties a valid security interest in the Collateral of such Grantor, securing the payment of the Secured Obligations. When UCC financing statements naming each Grantor, as debtor and the Administrative Agent, as secured party, and identifying the Collateral have been filed with the Secretary of State of the jurisdiction of incorporation of each Grantor, the security interest created under this Agreement shall constitute a perfected security interest in the Collateral described on such UCC financing statements to the extent that a security interest therein may be perfected by filing pursuant to the relevant UCC, prior to all other Liens and rights of others therein except for Liens permitted by Section 7.01 of the Credit Agreement.

(j) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or, to any Grantor’s knowledge, any other third party is required for (i) the grant by such Grantor of the security interest granted hereunder or for the execution, delivery or performance of this Agreement by such Grantor, (ii) the perfection (to the extent that such perfection is required hereunder) or maintenance of the security interest created hereunder (including the first priority nature of such security interest, subject to Liens permitted by Section 7.01 of the Credit Agreement), except for the filing of financing and continuation statements under the UCC, the recordation of the Intellectual Property Security Agreements referred to in Section 13(e) with the U.S. Patent and Trademark Office and the U.S. Copyright Office and the actions described in Section 4 with respect to Security Collateral or (iii) the exercise by the Administrative Agent of its voting or other rights provided for in this Agreement or the remedies in respect of the Collateral pursuant to this Agreement, except (A) as may be required in connection with the disposition of any portion of the Security

Form of Security Agreement

Collateral by laws affecting the offering and sale of securities generally; (B) (solely in the case of Collateral in which this Agreement does not require that the Administrative Agent have a perfected security interest) for any steps required for the Administrative Agent to obtain such a perfected security interest; or (C) compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976 to the extent required prior to the exercise of any remedies with respect to the Pledged Equity.

(k) The Inventory that has been produced or distributed by such Grantor has been produced in material compliance with all requirements of the Fair Labor Standards Act.

(l) As to itself and its Intellectual Property Collateral:

(i) To such Grantor’s knowledge, the operation of such Grantor’s business as currently conducted or as contemplated to be conducted and the use of the Intellectual Property Collateral in connection therewith do not conflict with, infringe, misappropriate, dilute, misuse or otherwise violate the intellectual property rights of any third party, except to the extent any such infringement, misappropriation, dilution, misuse or other violation could not reasonably be expected to result in a Material Adverse Effect.

(ii) Such Grantor is the exclusive owner of all right, title and interest in and to such Grantor’s interests in the Intellectual Property Collateral, and is entitled to use all Intellectual Property Collateral subject only to the terms of the IP Agreements, except to the extent that the failure to so own such Intellectual Property Collateral or to be so entitled to use such Intellectual Property Collateral could not reasonably be expected to result in a Material Adverse Effect.

(iii) The Intellectual Property Collateral set forth on Schedule V hereto includes all material registered patents, patent applications, domain names, trademark registrations and applications (excluding any intent-to-use trademark applications), copyright registrations and applications and material IP Agreements owned by such Grantor as of the date hereof.

(iv) The Intellectual Property Collateral is subsisting and has not been adjudged invalid or unenforceable in whole or in part, and to the best of such Grantor’s knowledge, is valid and enforceable, except to the extent that any such failure to subsist, invalidity or unenforceability could not reasonably be expected to result in a Material Adverse Effect.

(v) Such Grantor has made or performed all filings, recordings and other acts and has paid all required fees and taxes to maintain and protect its interest in each and every such item of Intellectual Property Collateral in full force and effect throughout the United States, and to protect and maintain its interest therein including, without limitation, recordations of any of its interests in the Patents and Trademarks with the U.S. Patent and Trademark Office, and recordation of any of its interests in the Copyrights with the U.S. Copyright

Form of Security Agreement

Office, except to the extent that any failure to make or perform such filings, recording or other acts, to pay such required fees and taxes or to maintain and protect such interest so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Such Grantor has used proper statutory notice in connection with its use of each patent, trademark and copyright in the Intellectual Property Collateral, except to the extent that any such failure to use proper statutory notice could not reasonably be expected to result in a Material Adverse Effect.

(vi) No claim, action, suit, investigation, litigation or proceeding has been asserted or is pending or to such Grantor’s knowledge threatened against such Grantor (i) based upon or challenging or seeking to deny or restrict the Grantor’s rights in or use of any of the Intellectual Property Collateral, (ii) alleging that the Grantor’s rights in or use of the Intellectual Property Collateral or that any services provided by, processes used by, or products manufactured or sold by, such Grantor infringe, misappropriate, dilute, misuse or otherwise violate any patent, trademark, copyright or any other proprietary right of any third party, or (iii) alleging that the Intellectual Property Collateral is being licensed or sublicensed in violation or contravention of the terms of any license or other agreement if in any such case an adverse determination could reasonably be expected to result in a Material Adverse Effect. To such Grantor’s knowledge, no Person is engaging in any activity that infringes, misappropriates, dilutes, misuses or otherwise violates the Intellectual Property Collateral or the Grantor’s rights in or use thereof where such activity could reasonably be expected to result in a Material Adverse Effect. Except as set forth on Schedule V hereto, as of the date hereof, such Grantor has not granted any material license, release, covenant not to sue, non-assertion assurance, or other right to any Person with respect to any part of the Intellectual Property Collateral. The consummation of the transactions contemplated by the Loan Documents will not result in the termination or material impairment of any of the material Intellectual Property Collateral.

(m) As of the date hereof, the Grantor has no commercial tort claims (as defined in Section 9-102(13) of the UCC) of which it is aware other than those listed in Schedule VII hereto.

Section 9. Further Assurances. (a) Each Grantor agrees that from time to time, at the expense of such Grantor, such Grantor will promptly execute and deliver, or otherwise authenticate, all further instruments and documents, and take all further action that may be necessary or desirable, or that the Administrative Agent may request, in order to perfect and protect any pledge or security interest granted or purported to be granted by such Grantor hereunder or to enable the Administrative Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral of such Grantor. In furtherance of the foregoing, each Grantor will promptly, upon the request of the Administrative Agent, with respect to Collateral of such Grantor: (i) to the extent required by the terms of Sections 4 through 8 hereof, inclusive, if any such Collateral shall be evidenced by a promissory note or other instrument or chattel paper, deliver and pledge to the Administrative Agent hereunder such note or instrument or chattel paper duly indorsed and accompanied by duly executed instruments of transfer or

Form of Security Agreement

assignment, all in form and substance reasonably satisfactory to the Administrative Agent; (ii) execute or authenticate and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Administrative Agent may reasonably request, in order to perfect (to the extent that such perfection is required hereunder) and preserve the security interest granted or purported to be granted by such Grantor hereunder; provided, however, that no Grantor shall be required to undertake or cause to be undertaken on its behalf any actions in any foreign jurisdiction to perfect the security interest granted hereby in the securities of any foreign issuer; (iii) deliver and pledge to the Administrative Agent for benefit of the Secured Parties certificates representing Security Collateral that constitutes certificated securities, accompanied by undated stock or bond powers executed in blank to the extent required by Section 4 hereof; (iv) take all action necessary to ensure that the Administrative Agent has control of Collateral consisting of deposit accounts, electronic chattel paper, investment property, letter-of-credit rights and transferable records as provided in Sections 9-104, 9-105, 9-106 and 9-107 of the UCC and in Section 16 of UETA, in each case, solely to the extent contemplated by Sections 4 through 8 hereof, inclusive (in the case of deposit accounts, solely to the extent required by Section 6.12(c) of the Credit Agreement); (v) at the request of the Administrative Agent following the occurrence and during the continuance of a Default, take all action to ensure that the Administrative Agent’s security interest is noted on any certificate of ownership related to any Collateral evidenced by a certificate of ownership to the extent that such Collateral has a book value in excess of $250,000 or $1,000,000 in the aggregate for all such Collateral; (vi) at the request of the Administrative Agent if so required by Section 7 hereof, cause the Administrative Agent to be the beneficiary under all letters of credit that constitute Collateral with all rights of a transferee under Section 5-114(e) of the UCC; and (vii) deliver to the Administrative Agent evidence that all other action that the Administrative Agent may deem reasonably necessary or desirable in order to perfect (to the extent that such perfection is required hereunder) and protect the security interest created by such Grantor under this Agreement has been taken.

(b) Each Grantor hereby authorizes the Administrative Agent to file one or more financing or continuation statements, and amendments thereto, including, without limitation, one or more financing statements indicating that such financing statements cover all assets or all personal property (or words of similar effect) of such Grantor, in each case without the signature of such Grantor, and regardless of whether any particular asset described in such financing statements falls within the scope of the UCC or the granting clause of this Agreement. A photocopy or other reproduction of this Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law. Each Grantor ratifies its authorization for the Administrative Agent to have filed such financing statements, continuation statements or amendments filed prior to the date hereof.

(c) Each Grantor will furnish to the Administrative Agent from time to time statements and schedules further identifying and describing the Collateral of such Grantor and such other reports in connection with such Collateral as the Administrative Agent may reasonably request, all in reasonable detail.

Section 10. As to Equipment and Inventory. Each Grantor will furnish to the Administrative Agent a statement respecting any loss or damage exceeding $10,000,000 to any

Form of Security Agreement

of the Equipment or Inventory of such Grantor, within forty-five (45) days after the end of the fiscal quarter in which such loss or damage occurs.

Section 11. Insurance. (a) Each Grantor will, at its own expense, maintain with financially sound and reputable independent insurers, insurance with respect to the Equipment and Inventory constituting Collateral of such Grantor against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons. Each policy for property damage insurance with respect to the Equipment and Inventory constituting Collateral shall provide for all losses (except for losses of less than $20,000,000 per occurrence) to be paid directly to the Administrative Agent. Each such policy shall in addition (i) name such Grantor and the Administrative Agent as insured parties thereunder (without any representation or warranty by or obligation upon the Administrative Agent) as their interests may appear, (ii) provide that there shall be no recourse against the Administrative Agent for payment of premiums or other amounts with respect thereto and (iii) provide that at least 10 days’ prior written notice of cancellation or of lapse shall be given to the Administrative Agent by the insurer. Each Grantor will, if so requested by the Administrative Agent, deliver to the Administrative Agent original or duplicate policies of such insurance and, as often as the Administrative Agent may reasonably request (which shall not be more often than once in any calendar year unless an Event of Default shall have occurred and be continuing), a report of a reputable insurance broker with respect to such insurance. Further, each Grantor will, at the request of the Administrative Agent after the occurrence and during the continuance of an Event of Default, duly execute and deliver instruments of assignment of such insurance policies to comply with the requirements of Section 10 and cause the insurers to acknowledge notice of such assignment.

(b) Reimbursement under any liability insurance maintained by any Grantor pursuant to this Section 11 may be paid directly to the Person who shall have incurred liability covered by such insurance.

(c) So long as no Event of Default shall have occurred and be continuing, all insurance payments received by the Administrative Agent in connection with any loss, damage or destruction of any Inventory or Equipment will be released by the Administrative Agent to the applicable Grantor. Upon the occurrence and during the continuance of a Default under Section 8.01(a), (f) or (g) of the Credit Agreement or an Event of Default, to the extent that (i) the amount of any such insurance payments exceeds the cost of any repair, replacement or restoration, or (ii) such insurance payments are not otherwise required by the applicable Grantor to complete any repair, replacement or restoration required hereunder, the Administrative Agent will not be required to release the amount thereof to such Grantor and may hold or continue to hold such amount in a cash collateral account as additional security for the Secured Obligations of such Grantor (except that the Administrative Agent will release to such Grantor any such amount if and to the extent that any prepayment of Obligations is required under the Credit Agreement in connection with the receipt of such amount and such prepayment has been made).

Section 12. Post-Closing Changes; Bailees; Collections on Assigned Agreements, Receivables and Related Contracts. (a) No Grantor will change its name, type of organization, jurisdiction of organization, organizational identification number or location

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(within the meaning of Section 9-307 of the UCC) from those set forth in Section 8(a) of this Agreement without first giving at least 15 days’ prior written notice to the Administrative Agent (provided, that in the case of a change resulting from a merger not otherwise prohibited under the terms of the Credit Agreement, the notice may be given simultaneously with such merger) and taking all action required by the Administrative Agent for the purpose of perfecting (to the extent that such perfection is required hereunder) or protecting the security interest granted by this Agreement. Each Grantor will permit representatives of the Administrative Agent at reasonable times upon reasonable prior notice during normal business hours to inspect and make abstracts from its records and other documents relating to the Collateral. If a Grantor does not have an organizational identification number and later obtains one, it will forthwith notify the Administrative Agent of such organizational identification number.

(b) [Intentionally Omitted]

(c) Except as otherwise provided in this clause (c), each Grantor will continue to collect, at its own expense, all amounts due or to become due such Grantor under the Assigned Agreements, Receivables and Related Contracts. In connection with such collections, such Grantor may take (and, at the Administrative Agent’s written direction after the occurrence and during the continuance of a Default under Section 8.01(a), (f) or (g) of the Credit Agreement or an Event of Default, will take) such action as such Grantor or the Administrative Agent may deem necessary or advisable to enforce collection of the Assigned Agreements, Receivables and Related Contracts; provided, however, that the Administrative Agent shall have the right at any time after the occurrence and during the continuance of an Event of Default, upon written notice to such Grantor of its intention to do so, to notify the account debtors under any Assigned Agreements, Receivables and Related Contracts of the assignment of such Assigned Agreements, Receivables and Related Contracts to the Administrative Agent and to direct such account debtors to make payment of all amounts due or to become due to such Grantor thereunder directly to the Administrative Agent and, upon such notification and at the expense of such Grantor, to enforce collection of any such Assigned Agreements, Receivables and Related Contracts, to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done, and to otherwise exercise all rights with respect to such Assigned Agreements, Receivables and Related Contracts, including, without limitation, those set forth set forth in Section 9-607 of the UCC. After receipt by any Grantor of the notice from the Administrative Agent referred to in the proviso to the preceding sentence, (i) all amounts and proceeds (including, without limitation, instruments) received by such Grantor in respect of the Assigned Agreements, Receivables and Related Contracts of such Grantor shall be received in trust for the benefit of the Administrative Agent hereunder, shall be segregated from other funds of such Grantor and shall be forthwith paid over to the Administrative Agent in the same form as so received (with any necessary indorsement) to be deposited in a cash collateral account and either (A) released to such Grantor so long as no Event of Default shall have occurred and be continuing or (B) if any Event of Default shall have occurred and be continuing, applied as provided in Section 21(b) and (ii) such Grantor will not, without the written consent of the Administrative Agent, adjust, settle or compromise the amount or payment of any Receivable or amount due on any Assigned Agreement or Related Contract, release wholly or partly any account debtor or obligor thereof, or allow any credit or discount thereon. No Grantor will permit or consent to the subordination of its right to payment under any of the Assigned Agreements, Receivables and Related Contracts to any other indebtedness or

Form of Security Agreement

obligations of the account debtor or obligor thereof unless such Grantor deems such subordination advisable in the exercise of its reasonable business judgment.

Section 13. As to Intellectual Property Collateral. (a) With respect to each item of its Intellectual Property Collateral, each Grantor agrees to take, at its expense, all necessary steps, including, without limitation, in the U.S. Patent and Trademark Office, the U.S. Copyright Office and any other governmental authority, to (i) maintain the validity and enforceability of such Intellectual Property Collateral and maintain such Intellectual Property Collateral in full force and effect, and (ii) pursue the registration and maintenance of each patent, trademark, or copyright registration or application, now or hereafter included in such Intellectual Property Collateral of such Grantor, including, without limitation, the payment of required fees and taxes, the filing of responses to office actions issued by the U.S. Patent and Trademark Office, the U.S. Copyright Office or other governmental authorities, the filing of applications for renewal or extension, the filing of affidavits under Sections 8 and 15 of the U.S. Trademark Act, the filing of divisional, continuation, continuation-in-part, reissue and renewal applications or extensions, the payment of maintenance fees and the participation in interference, reexamination, opposition, cancellation, infringement and misappropriation proceedings, unless in any such case the failure to so maintain or pursue the registration and maintenance of any such Intellectual Property Collateral could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Grantor shall, without the written consent of the Administrative Agent, discontinue use of or otherwise abandon any Intellectual Property Collateral, or abandon any right to file an application for patent, trademark, or copyright, unless in any such case such Grantor shall have previously determined that such use or the pursuit or maintenance of such Intellectual Property Collateral is no longer desirable in the conduct of such Grantor’s business and that the loss thereof would not be reasonably likely to have a Material Adverse Effect.

(b) Each Grantor agrees, within forty-five (45) days after the end of each fiscal quarter, to notify the Administrative Agent if such Grantor becomes aware during such fiscal quarter (i) that any item of the Intellectual Property Collateral may have become abandoned, placed in the public domain, invalid or unenforceable, or of any adverse determination or development regarding such Grantor’s ownership of any of the Intellectual Property Collateral or its right to register the same or to keep and maintain and enforce the same, or (ii) of any adverse determination or the institution of any proceeding (including, without limitation, the institution of any proceeding in the U.S. Patent and Trademark Office or any court) regarding any item of the Intellectual Property Collateral and, in each case, such occurrence could reasonably be expected to result in a Material Adverse Effect.

(c) In the event that any Grantor becomes aware that any material item of the Intellectual Property Collateral is being infringed or misappropriated by a third party, such Grantor shall, within forty-five (45) days after the end of the fiscal quarter in which such Grantor becomes so aware, notify the Administrative Agent and shall take such actions, at its expense, as such Grantor reasonably determines to be appropriate under the circumstances to protect or enforce such Intellectual Property Collateral, including, without limitation, suing for infringement or misappropriation and for an injunction against such infringement or misappropriation.

(d) [Intentionally Omitted]

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(e) With respect to its registered Intellectual Property Collateral and applications therefor as of the date hereof, each Grantor agrees to execute or otherwise authenticate an agreement, in substantially the form set forth in Exhibit D hereto or otherwise in form and substance reasonably satisfactory to the Administrative Agent (an “Intellectual Property Security Agreement”), for recording the security interest granted hereunder to the Administrative Agent in such Intellectual Property Collateral with the U.S. Patent and Trademark Office, the U.S. Copyright Office and any other governmental authorities necessary to perfect the security interest hereunder in such Intellectual Property Collateral.

(f) Each Grantor agrees that should it obtain an ownership interest in any item of the type set forth in Section 1(g) that is not on the date hereof a part of the Intellectual Property Collateral (“After-Acquired Intellectual Property”) (i) the provisions of this Agreement shall automatically apply thereto, and (ii) any such After-Acquired Intellectual Property and, in the case of trademarks, the goodwill symbolized thereby, shall automatically become part of the Intellectual Property Collateral subject to the terms and conditions of this Agreement with respect thereto. Within forty-five (45) days after the end of each fiscal quarter of any Grantor, such Grantor shall give written notice to the Administrative Agent identifying the After-Acquired Intellectual Property acquired since the delivery of the last such report, and such Grantor shall contemporaneously therewith execute and deliver to the Administrative Agent with such written notice, or otherwise authenticate, an agreement substantially in the form of Exhibit E hereto or otherwise in form and substance reasonably satisfactory to the Administrative Agent (an “IP Security Agreement Supplement”) covering such After-Acquired Intellectual Property which IP Security Agreement Supplement shall be recorded with the U.S. Patent and Trademark Office, the U.S. Copyright Office and any other governmental authorities necessary to perfect the security interest hereunder in such After-Acquired Intellectual Property.

Section 14. Voting Rights; Dividends; Etc. (a) So long as no Event of Default shall have occurred and be continuing:

(i) Each Grantor shall be entitled to exercise, in the use of its reasonable business judgment, any and all voting and other consensual rights pertaining to the Security Collateral of such Grantor or any part thereof for any purpose.

(ii) Each Grantor shall be entitled to receive and retain any and all dividends, interest and other distributions paid in respect of the Security Collateral of such Grantor if and to the extent that the payment thereof is not otherwise prohibited by the terms of the Loan Documents.

(iii) The Administrative Agent will execute and deliver (or cause to be executed and delivered) to each Grantor all such proxies and other instruments as such Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting and other rights that it is entitled to exercise pursuant to paragraph (i) above and to receive the dividends or interest payments that it is authorized to receive and retain pursuant to paragraph (ii) above.

(b) Upon the occurrence and during the continuance of an Event of Default:

(i) All rights of each Grantor (x) to exercise or refrain from exercising the voting and other consensual rights that it would otherwise be entitled to exercise pursuant to Section 14(a)(i) shall, upon written notice to such Grantor by the Administrative Agent, cease and (y) to receive the dividends, interest and other distributions that it would otherwise be authorized to receive and retain pursuant to Section 14(a)(ii) shall, upon written notice to such Grantor by the Administrative Agent, cease, and all such rights shall thereupon become vested in the Administrative Agent, which shall thereupon have the sole right to exercise or refrain from exercising such voting and other consensual rights and to receive and hold as Security Collateral such dividends, interest and other distributions.

Form of Security Agreement

(ii) All dividends, interest and other distributions that are received by any Grantor contrary to the provisions of paragraph (i) of this Section 14(b) shall be received in trust for the benefit of the Administrative Agent, shall be segregated from other funds of such Grantor and shall be forthwith paid over to the Administrative Agent as Security Collateral in the same form as so received (with any necessary indorsement).

(iii) The Administrative Agent shall be authorized to send to each Securities Intermediary as defined in and under any Security Control Agreement a Notice of Exclusive Control as defined in and under such Security Control Agreement.

Section 15. As to the Assigned Agreements. Each Grantor hereby consents on its behalf and on behalf of its Subsidiaries to the assignment and pledge to the Administrative Agent for benefit of the Secured Parties of each Assigned Agreement to which it is a party by any other Grantor hereunder.

Section 16. Payments Under the Assigned Agreements. (a) Each Grantor agrees that, after the occurrence of any payment default or after the Lenders have elected to exercise their remedies under Section 8.02 of the Credit Agreement, all payments due or to become due under or in connection with any Assigned Agreement will be made directly to a cash collateral account or as otherwise directed by the Administrative Agent.

(b) All moneys received or collected pursuant to Section 16(a) above shall be applied as provided in Section 21(b).

Section 17. As to Letter-of-Credit Rights. Upon the occurrence and during the continuance of an Event of Default, each Grantor will, promptly upon written request by the Administrative Agent, (i) notify (and such Grantor hereby authorizes the Administrative Agent to notify) the issuer and each nominated person with respect to each of the Related Contracts consisting of letters of credit that the proceeds thereof have been assigned to the Administrative Agent hereunder and any payments due or to become due in respect thereof are to be made directly to the Administrative Agent or its designee and (ii) arrange for the Administrative Agent to become the transferee beneficiary of letter of credit.

Section 18. Administrative Agent Appointed Attorney-in-Fact. Each Grantor hereby irrevocably appoints the Administrative Agent such Grantor’s attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor or otherwise,

Form of Security Agreement

from time to time in the Administrative Agent’s discretion from and after the occurrence and during the continuance of an Event of Default, to take any action and to execute any instrument that the Administrative Agent may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation:

(a) if such Grantor has failed to do so, to obtain and adjust insurance required to be paid to the Administrative Agent pursuant to Section 11,

(b) to ask for, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral,

(c) to receive, indorse and collect any drafts or other instruments, documents and chattel paper, in connection with clause (a) or (b) above, and

(d) to file any claims or take any action or institute any proceedings that the Administrative Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce compliance with the terms and conditions of any Assigned Agreement or the rights of the Administrative Agent with respect to any of the Collateral.

Section 19. Administrative Agent May Perform. If any Grantor fails to perform any agreement contained herein, the Administrative Agent may, but without any obligation to do so and without notice, itself perform, or cause performance of, such agreement, and the expenses of the Administrative Agent incurred in connection therewith shall be payable by such Grantor under Section 22.

Section 20. The Administrative Agent’s Duties. (a) The powers conferred on the Administrative Agent hereunder are solely to protect the Secured Parties’ interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Administrative Agent shall have no duty as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not any Secured Party has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral. The Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which it accords its own property.

(b) Anything contained herein to the contrary notwithstanding, the Administrative Agent may from time to time, when the Administrative Agent deems it to be necessary, appoint one or more subagents (each a “Subagent”) for the Administrative Agent hereunder with respect to all or any part of the Collateral. In the event that the Administrative Agent so appoints any Subagent with respect to any Collateral, (i) the assignment and pledge of such Collateral and the security interest granted in such Collateral by each Grantor hereunder shall be deemed for purposes of this Security Agreement to have been made to such Subagent, in

Form of Security Agreement

addition to the Administrative Agent, for the ratable benefit of the Secured Parties, as security for the Secured Obligations of such Grantor, (ii) such Subagent shall automatically be vested, in addition to the Administrative Agent, with all rights, powers, privileges, interests and remedies of the Administrative Agent hereunder with respect to such Collateral, and (iii) the term “Administrative Agent,” when used herein in relation to any rights, powers, privileges, interests and remedies of the Administrative Agent with respect to such Collateral, shall include such Subagent; provided, however, that no such Subagent shall be authorized to take any action with respect to any such Collateral unless and except to the extent expressly authorized in writing by the Administrative Agent.

Section 21. Remedies. If any Event of Default shall have occurred and be continuing:

(a) The Administrative Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the UCC (whether or not the UCC applies to the affected Collateral) and also may: (i) require each Grantor to, and each Grantor hereby agrees that it will at its expense and upon request of the Administrative Agent forthwith, assemble all or part of the Collateral as directed by the Administrative Agent and make it available to the Administrative Agent at a place and time to be designated by the Administrative Agent that is reasonably convenient to both parties; (ii) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Administrative Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Administrative Agent may deem commercially reasonable; (iii) occupy any premises owned or leased by any of the Grantors where the Collateral or any part thereof is assembled or located for a reasonable period in order to effectuate its rights and remedies hereunder or under law, without obligation to such Grantor in respect of such occupation; and (iv) exercise any and all rights and remedies of any of the Grantors under or in connection with the Collateral, or otherwise in respect of the Collateral, including, without limitation, (A) any and all rights of such Grantor to demand or otherwise require payment of any amount under, or performance of any provision of, the Assigned Agreements, the Receivables, the Related Contracts and the other Collateral, (B) withdraw, or cause or direct the withdrawal, of all funds with respect to the Account Collateral and (C) exercise all other rights and remedies with respect to the Assigned Agreements, the Receivables, the Related Contracts and the other Collateral, including, without limitation, those set forth in Section 9-607 of the UCC. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten days’ notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Administrative Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(b) Any cash held by or on behalf of the Administrative Agent and all cash proceeds received by or on behalf of the Administrative Agent in respect of any sale of,

Form of Security Agreement

collection from, or other realization upon all or any part of the Collateral may, in the discretion of the Administrative Agent, be held by the Administrative Agent as collateral for, and/or then or at any time thereafter applied (after payment of any amounts payable to the Administrative Agent pursuant to Section 22) by the Administrative Agent for the ratable benefit of the Secured Parties against, all or any part of the Secured Obligations, in the following manner:

(i) first, paid to the Agents for any amounts then owing to the Agents pursuant to Section 11.04 of the Credit Agreement or otherwise under the Loan Documents, ratably in accordance with such respective amounts then owing to the Agents; and

(ii) second, ratably (A) paid to the Lenders, the Hedge Banks and the Cash Management Banks for any amounts then owing to them, in their capacities as such, under the Loan Documents, ratably in accordance with such respective amounts then owing to such Lenders, Hedge Banks and Cash Management Banks, provided that, for purposes of this Section 21, the amount owing to any such Hedge Bank pursuant to any Secured Hedge Agreement to which it is a party (other than any amount theretofore accrued and unpaid) shall be deemed to be equal to the Swap Termination Value therefor and (B) deposited as Collateral in a Cash Collateral Account up to an amount equal to 105% of the aggregate Outstanding Amount of all outstanding L/C Obligations, provided further that in the event that any such Letter of Credit is drawn, the Administrative Agent shall pay to the Issuing Bank that issued such Letter of Credit the amount held in such Cash Collateral Account in respect of such Letter of Credit, provided further that, to the extent that any such Letter of Credit shall expire or terminate undrawn and as a result thereof the amount of the Collateral in such Cash Collateral Account shall exceed 105% of the aggregate Outstanding Amount of all then outstanding L/C Obligations, such excess amount of such Collateral shall be applied in accordance with the remaining order of priority set out in this Section 21(b).

Any surplus of such cash or cash proceeds held by or on the behalf of the Administrative Agent and remaining after payment in full of all the Secured Obligations shall be paid over to the applicable Grantor or to whomsoever may be lawfully entitled to receive such surplus.

(c) All payments received by any Grantor under or in connection with any Assigned Agreement or otherwise in respect of the Collateral shall be received in trust for the benefit of the Administrative Agent, shall be segregated from other funds of such Grantor and shall be forthwith paid over to the Administrative Agent in the same form as so received (with any necessary indorsement).

(d) The Administrative Agent may, without notice to any Grantor except as required by law and at any time or from time to time, charge, set-off and otherwise apply all or any part of the Secured Obligations against any funds held with respect to the Account Collateral or in any other deposit account.

Form of Security Agreement

(e) In the event of any sale or other disposition of any of the Intellectual Property Collateral of any Grantor, the goodwill symbolized by any Trademarks subject to such sale or other disposition shall be included therein, and such Grantor shall supply to the Administrative Agent or its designee such Grantor’s know-how and expertise, and documents and things relating to any Intellectual Property Collateral subject to such sale or other disposition, and such Grantor’s customer lists and other records and documents relating to such Intellectual Property Collateral and to the manufacture, distribution, advertising and sale of products and services of such Grantor.

(f) The Administrative Agent is authorized, in connection with any sale of the Security Collateral pursuant to this Section 21, to deliver or otherwise disclose to any prospective purchaser of the Security Collateral any information in its possession relating to such Security Collateral.

Section 22. Indemnity and Expenses. (a) Whether or not the transactions contemplated hereby are consummated, each Grantor shall indemnify and hold each Indemnitee harmless from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, charges, expenses and disbursements (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee) of any kind or nature whatsoever (excluding costs and expenses specifically referred to in Section 11.04 of the Credit Agreement) which may at any time (including at any time following repayment of the Loans, the termination of the Letters of Credit and the termination, resignation or replacement of any Agent or replacement of any Lender) be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with the execution, delivery, enforcement, performance or administration of this Agreement or any other agreement, letter or instrument delivered in connection with the transactions contemplated hereby or the consummation of the transactions contemplated hereby or any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of any Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such Indemnified Liabilities (i) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (ii) result from a claim brought by the Company or any other Loan Party against such Indemnitee for material breach of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Company or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the use by others of this Agreement or any other agreement, letter or instrument delivered in connection with the transactions contemplated hereby transmitted through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party or any of its officers, directors or employees. In no event

Form of Security Agreement

shall any Indemnitee have any liability for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages) relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the date hereof). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 22 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnitee or any other Person, whether or not an Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents are consummated. All amounts due under this Section 22 shall be payable within ten Business Days after demand therefor. The agreements in this Section 22 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations. The Administrative Agent and each Lender agrees that in the event that any investigation, litigation or proceeding is asserted or threatened in writing or instituted against it or any other Indemnitee, or any remedial, removal or response action which is requested of it or any other Indemnitee, for which the Administrative Agent or such Lender may desire indemnity or defense hereunder, the Administrative Agent or such Lender shall notify the Company in writing of such event; provided that failure to so notify the Company shall not affect the right of the Administrative Agent or such Lender to seek indemnification under this Section.

(b) Each Grantor will upon demand pay to the Administrative Agent the amount of any and all reasonable expenses, including, without limitation, the reasonable fees and expenses of its counsel and of any experts and agents, that the Administrative Agent may incur in connection with (i) the administration of this Agreement, (ii) the custody, preservation, use or operation of, or the sale of, collection from or other realization upon, any of the Collateral of such Grantor, (iii) the exercise or enforcement of any of the rights of the Administrative Agent or the other Secured Parties hereunder or (iv) the failure by such Grantor to perform or observe any of the provisions hereof.

Section 23. Amendments; Waivers; Additional Grantors; Etc. (a) No amendment or waiver of any provision of this Agreement, and no consent to any departure by any Grantor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of any Secured Party to exercise, and no delay in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

(b) Upon the execution and delivery by any Person of a security agreement supplement in substantially the form of Exhibit A hereto (each a “Security Agreement Supplement”), such Person shall be referred to as an “Additional Grantor” and shall be and become a Grantor hereunder, and each reference in this Agreement and the other Loan Documents to “Grantor” shall also mean and be a reference to such Additional Grantor, and each reference in this Agreement and the other Loan Documents to the “Collateral” shall also mean

Form of Security Agreement

and be a reference to the Collateral granted by such Additional Grantor and each reference in this Agreement to a Schedule shall also mean and be a reference to the schedules attached to such Security Agreement Supplement.

Section 24. Notices, Etc. (a) Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered, if to any Grantor, addressed to it at the address, facsimile number or (subject to clause (c) below), electronic mail address set forth opposite its name on the signature pages hereof, if to any Agent or any Lender, at its address, facsimile number or (subject to clause (c) below), electronic mail address specified in Section 11.02 of the Credit Agreement, if to any Hedge Bank party to any Secured Hedge Agreement, at its address, facsimile number or (subject to clause (c) below), electronic mail address specified in the Secured Hedge Agreement to which it is a party, if to any Cash Management Bank party to any Secured Cash Management Agreement, at its address, facsimile number or (subject to clause (c) below), electronic mail address specified in the Secured Cash Management Agreement to which it is a party, or, as to any party, at such other address as shall be designated by such party in a written notice to each other party. All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of clause (c) below), when delivered. In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.

(b) Effectiveness of Facsimile Documents and Signatures. This Agreement may be transmitted and/or signed by facsimile or other electronic imaging means. The effectiveness of such document and signatures shall, subject to applicable law, have the same force and effect as manually signed original and shall be binding on each Grantor. The Administrative Agent may also require that any such document and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any such document or signature.

(c) Limited Use of Electronic Mail. Notices and other communications to the Administrative Agent hereunder may be delivered or furnished by electronic communications (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent and each Grantor. The Administrative Agent or any Grantor may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Section 25. Continuing Security Interest; Assignments Under the Credit Agreement. This Agreement shall create a continuing security interest in the Collateral of each Grantor party hereto and shall (a) remain in full force and effect until the latest of (i) the payment in full in cash of the Secured Obligations (other than contingent indemnification obligations for which no claim has been asserted), (ii) the termination in full of the Commitments and (iii) the termination or expiration of all Letters of Credit, all Secured Hedge Agreements and all Secured

Form of Security Agreement

Cash Management Agreements (or, in the case of Letters of Credit, the cash collateralization thereof in an amount equal to 105% of the face value thereof), (b) be binding upon each Grantor, its successors and assigns and (c) inure, together with the rights and remedies of the Administrative Agent hereunder, to the benefit of the Secured Parties and their respective successors, transferees and assigns; provided, however, that upon any Grantor ceasing to be a Guarantor pursuant to the terms of the Credit Agreement or the Guaranty (whether by a permitted disposition of the Equity Interests in such Grantor or otherwise), this Agreement and all related Collateral Documents will terminate as to such Grantor. Without limiting the generality of the foregoing clause (c), any Lender may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement (including, without limitation, all or any portion of its Commitments, the Loans owing to it and the Note or Notes, if any, held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, in each case as provided in Section 11.06 of the Credit Agreement.

Section 26. Release; Termination. (a) (x) Upon any sale, lease, transfer or other disposition of any item of Collateral of any Grantor in accordance with the terms of the Loan Documents (other than sales of Inventory in the ordinary course of business), and (y) upon the occurrence of the Collateral Release Date, the Administrative Agent will, at such Grantor’s expense, execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted hereby; provided, however, that, in the case of a release pursuant to clause (x) above, (i) such Grantor shall have delivered to the Administrative Agent, at least five Business Days prior to the date of the proposed release, a certificate of such Grantor to the effect that the transaction is in compliance with the Loan Documents together with a form of release for execution by the Administrative Agent and (ii) the proceeds of any such sale, lease, transfer or other disposition required to be applied, or any payment to be made in connection therewith, in accordance with Section 2.05 of the Credit Agreement shall, to the extent so required, be paid or made to, or in accordance with the instructions of, the Administrative Agent when and as required under Section 2.05 of the Credit Agreement. Notwithstanding any other provision herein to the contrary, upon the consummation of any Qualified Receivables Transaction (including without limitation any sales, conveyances or other transfers of Receivables Program Assets thereunder), the security interest granted hereunder in any Receivables Program Assets subject to such Qualified Receivables Transaction shall be automatically released.

(b) Upon the latest of (i) the payment in full in cash of the Secured Obligations (other than contingent indemnification obligations for which no claim has been asserted), (ii) the termination in full of the Commitments and (iii) the termination or expiration of all Letters of Credit , all Secured Hedge Agreements and all Secured Cash Management Agreements (or, in the case of Letters of Credit, the Cash Collateralization thereof in an amount equal to 105% of the face value thereof), the pledge and security interest granted hereby shall terminate and all rights to the Collateral shall revert to the applicable Grantor. In addition, upon any Grantor ceasing to be a Guarantor pursuant to the terms of the Credit Agreement or the Guaranty (whether by a permitted disposition of the Equity Interests in such Grantor or otherwise), the pledge and security interest granted hereby and by each other applicable Collateral Document shall terminate with respect to the Collateral of such Grantor and all rights to such Collateral shall revert to such Grantor. Upon any such termination as contemplated in

Form of Security Agreement

this Section 26(b), the Administrative Agent will, at the applicable Grantor’s expense, execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.

Section 27. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Section 28. The Mortgages. In the event that any of the Collateral hereunder is also subject to a valid and enforceable Lien under the terms of any Mortgage and the terms of such Mortgage are inconsistent with the terms of this Agreement, then with respect to such Collateral, the terms of such Mortgage shall be controlling in the case of fixtures and real estate leases, letting and licenses of, and contracts and agreements relating to the lease of, real property, and the terms of this Agreement shall be controlling in the case of all other Collateral.

Section 29. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

[Remainder of Page Intentionally Left Blank]

Form of Security Agreement

IN WITNESS WHEREOF, each Grantor has caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

Address for Notices:	DEL MONTE CORPORATION
One Market @ The Landmark
San Francisco, CA 94105
Attn: Treasurer	By
Name:
Title:

With a copy to:

One Market @ The Landmark

San Francisco, CA 94105

Attn: General Counsel

Form of Security Agreement

Address for Notices:	DEL MONTE FOODS COMPANY
One Market @ The Landmark
San Francisco, CA 94105
Attn: Treasurer	By
Name:
Title:

With a copy to:

One Market @ The Landmark

San Francisco, CA 94105

Attn: General Counsel

Form of Security Agreement

Schedule I to the

Security Agreement

LOCATION, CHIEF EXECUTIVE OFFICE, TYPE OF ORGANIZATION,

JURISDICTION OF ORGANIZATION AND ORGANIZATIONAL IDENTIFICATION

NUMBER

Grantor	Location	Chief Executive Office	Type of Organization	Jurisdiction of Organization	Organizational I.D. No.

Form of Security Agreement

Schedule II to the

Security Agreement

PLEDGED EQUITY AND PLEDGED DEBT

Part I

Grantor	Issuer	Class of Equity Interest	Par Value	Certificate No(s)	Number of Shares	Percentage of Outstanding Shares

Part II

Grantor	Debt Issuer	Description of Debt	Debt Certificate No(s).	Final Maturity	Outstanding Principal Amount

Form of Security Agreement

Schedule III to the

Security Agreement

[INTENTIONALLY OMITTED]

Form of Security Agreement

Schedule IV to the

Security Agreement

CHANGES IN NAME, LOCATION, ETC.

Changes in the Grantor’s Name (including new grantor with a new name and names associated with all predecessors in interest of the Grantor)

Changes in the Grantor’s Location

Changes in the Grantor’s Chief Executive Office

Changes in the Type of Organization

Changes in the Jurisdiction of Organization

Changes in the Organizational Identification Number

Form of Security Agreement

Schedule V to the

Security Agreement

INTELLECTUAL PROPERTY

I. Patents

Grantor	Patent Titles	Country	Patent No.	Applic. No.	Filing Date	Issue Date

II. Domain Names and Trademarks

Grantor	Domain Name/ Mark	Country	Mark	Reg. No.	Applic. No.	Filing Date	Issue Date

III. Trade Names

Names

IV. Copyrights

Grantor	Title of Work	Country	Title	Reg. No.	Applic. No.	Filing Date	Issue Date

V. IP Agreements

Grantor	IP Agreements

Form of Security Agreement

Schedule VI to the

Security Agreement

SECURITIES ACCOUNTS AND COMMODITY ACCOUNTS

I.

Securities Accounts:

Grantor	Account Number	Account Title	Name and Address of Securities Intermediary

II.

Commodity Accounts:

Broker	Account Number	Account Title	Address

Form of Security Agreement

Schedule VII to the

Security Agreement

COMMERCIAL TORT CLAIMS

[Describe nature of claim(s)-see Comment 5 to UCC Section 9-108]

Form of Security Agreement

Schedule VIII to the

Security Agreement

LETTERS OF CREDIT

Beneficiary (Grantor)	Issuer	Nominated Person	Account Party	Number	Maximum Available Amount	Date

Form of Security Agreement

Exhibit A to the

Security Agreement

FORM OF SECURITY AGREEMENT SUPPLEMENT

[Date of Security Agreement Supplement]

Bank of America, N.A. (“Bank of America”),

as the Administrative Agent for the

Secured Parties referred to in the

Credit Agreement referred to below

Attn:

Del Monte Corporation

Ladies and Gentlemen:

Reference is made to (i) the Credit Agreement dated as of January 29, 2010 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Del Monte Corporation, a Delaware corporation, as the borrower, Del Monte Foods Company, a Delaware corporation, the Lenders party thereto, Bank of America, N.A. (“Bank of America”), as administrative agent, swing line lender and L/C issuer, Barclays Capital, the investment banking division of Barclays Bank PLC and BMO Capital Markets, as co-syndication agents and Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., New York Branch, SunTrust Bank and U.S. Bank National Association, as co-documentation agents and (ii) the Security Agreement dated January 29, 2010 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”) made by the Grantors from time to time party thereto in favor of Bank of America, as Administrative Agent (together with any successor Administrative Agent appointed pursuant to Article IX of the Credit Agreement, the “Administrative Agent”) for the Secured Parties. Terms defined in the Credit Agreement or the Security Agreement and not otherwise defined herein are used herein as defined in the Credit Agreement or the Security Agreement.

SECTION 1. Grant of Security. The undersigned hereby grants to the Administrative Agent, for the ratable benefit of the Secured Parties, a security interest in, all of its right, title and interest in and to all of the Collateral of the undersigned, whether now owned or hereafter acquired by the undersigned, wherever located and whether now or hereafter existing or arising, including, without limitation, the property and assets of the undersigned set forth on the attached supplemental schedules to the Schedules to the Security Agreement.

SECTION 2. Security for Obligations. The grant of a security interest in, the Collateral by the undersigned under this Security Agreement Supplement and the Security Agreement secures the payment of all Obligations of the undersigned now or hereafter existing

Form of Security Agreement

under or in respect of the Loan Documents, in each case whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest, premiums, penalties, fees, indemnifications, contract causes of action, costs, expenses or otherwise.

SECTION 3. Supplements to Security Agreement Schedules. The undersigned has attached hereto supplemental Schedules I through VIII to Schedules I through VIII, respectively, to the Security Agreement, and the undersigned hereby certifies, as of the date first above written, that such supplemental schedules are complete and correct in all material respects.

SECTION 4. Representations and Warranties. The undersigned hereby makes each representation and warranty set forth in Section 8 of the Security Agreement (as supplemented by the attached supplemental schedules) to the same extent as each other Grantor.

SECTION 5. Obligations Under the Security Agreement. The undersigned hereby agrees, as of the date first above written, to be bound as a Grantor by all of the terms and provisions of the Security Agreement to the same extent as each of the other Grantors. The undersigned further agrees, as of the date first above written, that each reference in the Security Agreement to an “Additional Grantor” or a “Grantor” shall also mean and be a reference to the undersigned, that each reference to the “Collateral” or any part thereof shall also mean and be a reference to the undersigned’s Collateral or part thereof, as the case may be, and that each reference in the Security Agreement to a Schedule shall also mean and be a reference to the schedules attached hereto.

SECTION 6. Governing Law. This Security Agreement Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

Very truly yours,

[NAME OF ADDITIONAL GRANTOR]

By
Title:

Address for notices:

Form of Security Agreement

Exhibit B to the

Security Agreement

[INTENTIONALLY OMITTED]

Form of Security Agreement

Exhibit C to the

Security Agreement

FORM OF SECURITY CONTROL AGREEMENT

CONTROL AGREEMENT dated as of                 ,         , among                         , a                  (the “Grantor”), Bank of America, N.A., as Administrative Agent (the “Secured Party”), and                     , a                  (“                    ”), as securities intermediary (the “Securities Intermediary”).

PRELIMINARY STATEMENTS:

(1) The Grantor has granted the Secured Party a security interest (the “Security Interest”) in account no.                      maintained by the Securities Intermediary for the Grantor (the “Account”).

(2) Terms defined in Article 8 or 9 of the Uniform Commercial Code in effect in the State of New York (the “N.Y. Uniform Commercial Code”) are used in this Agreement as such terms are defined in such Article 8 or 9.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements contained herein, the parties hereto hereby agree as follows:

SECTION 1. The Account. The Grantor and Securities Intermediary represent and warrant to, and agree with, the Grantor and the Secured Party that:

(a) The Securities Intermediary maintains the Account for the Grantor, and all property held by the Securities Intermediary for the account of the Grantor is, and will continue to be, credited to the Account.

(b) The Account is a securities account. The Securities Intermediary is the securities intermediary with respect to the property credited from time to time to the Account. The Grantor is the entitlement holder with respect to the property credited from time to time to the Account.

(c) The State of New York is, and will continue to be, the Securities Intermediary’s jurisdiction for purposes of Section 8-110(e) of the N.Y. Uniform Commercial Code so long as the Security Interest shall remain in effect.

(d) Exhibit A attached hereto is a statement of the property credited to the Account on the date hereof.

(e) The Grantor and the Securities Intermediary do not know of any claim to or interest in the Account or any property credited to the Account, except for claims and interests of the parties referred to in this Agreement.

Form of Security Agreement

SECTION 2. Control by Secured Party. The Securities Intermediary will comply with all notifications it receives directing it to transfer or redeem any property in the Account (each an “Entitlement Order”) or other directions concerning the Account (including, without limitation, directions to distribute to the Secured Party proceeds of any such transfer or redemption or interest or dividends on property in the Account) originated by the Secured Party without further consent by the Grantor or any other person.

SECTION 3. Grantor’s Rights in Account.

(a) Except as otherwise provided in this Section 3, the Securities Intermediary will comply with Entitlement Orders originated by the Grantor without further consent by the Secured Party.

(b) Until the Securities Intermediary receives a notice from the Secured Party that the Secured Party will exercise exclusive control over the Account (a “Notice of Exclusive Control”), the Securities Intermediary may distribute to the Grantor all interest and regular cash dividends on property in the Account.

(c) If the Securities Intermediary receives from the Secured Party a Notice of Exclusive Control, the Securities Intermediary will cease:

(i) complying with Entitlement Orders or other directions concerning the Account originated by the Grantor and

(ii) distributing to the Grantor interest and dividends on property in the Account.

SECTION 4. Priority of Secured Party’s Security Interest. (a) The Securities Intermediary subordinates in favor of the Secured Party any security interest, lien, or right of setoff it may have, now or in the future, against the Account or property in the Account, except that the Securities Intermediary will retain its prior lien on property in the Account to secure payment for property purchased for the Account and normal commissions and fees for the Account.

(b) The Securities Intermediary will not agree with any Person not party to this Agreement that the Securities Intermediary will comply with Entitlement Orders originated by such Person.

SECTION 5. Statements, Confirmations, and Notices of Adverse Claims. (a) The Securities Intermediary will send copies of all statements and confirmations for the Account simultaneously to the Grantor and the Secured Party.

(b) When the Securities Intermediary knows of any claim or interest in the Account or any property credited to the Account other than the claims and interests of the parties referred to in this Agreement, the Securities Intermediary will promptly notify the Secured Party and the Grantor of such claim or interest.

Form of Security Agreement

SECTION 6. The Securities Intermediary’s Responsibility. (a) Except for permitting a withdrawal, delivery, or payment in violation of Section 3, the Securities Intermediary will not be liable to the Secured Party for complying with Entitlement Orders or other directions concerning the Account from the Grantor that are received by the Securities Intermediary before the Securities Intermediary receives and has a reasonable opportunity to act on a Notice of Exclusive Control.

(b) The Securities Intermediary will not be liable to the Grantor or the Secured Party for complying with a Notice of Exclusive Control or with an Entitlement Order or other direction concerning the Account originated by the Secured Party, even if the Grantor notifies the Securities Intermediary that the Secured Party is not legally entitled to issue the Notice of Exclusive Control or Entitlement Order or such other direction unless the Securities Intermediary takes the action after it is served with an injunction, restraining order, or other legal process enjoining it from doing so, issued by a court of competent jurisdiction, and had a reasonable opportunity to act on the injunction, restraining order or other legal process.

(c) This Agreement does not create any obligation of the Securities Intermediary except for those expressly set forth in this Agreement and in Part 5 of Article 8 of the N.Y. Uniform Commercial Code. In particular, the Securities Intermediary need not investigate whether the Secured Party is entitled under the Secured Party’s agreements with the Grantor or Secured Party to give an Entitlement Order or other direction concerning the Account or a Notice of Exclusive Control. The Securities Intermediary may rely on notices and communications it believes given by the appropriate party.

SECTION 7. Indemnity. The Grantor will indemnify the Securities Intermediary, its officers, directors, employees and agents against claims, liabilities and expenses arising out of this Agreement (including, without limitation, reasonable attorney’s fees and disbursements), except to the extent the claims, liabilities or expenses are caused by the Securities Intermediary’s gross negligence or willful misconduct.

SECTION 8. Termination; Survival. (a) The Secured Party may terminate this Agreement by notice to the Securities Intermediary and the Grantor. If the Secured Party notifies the Securities Intermediary that the Security Interest has terminated, this Agreement will immediately terminate.

(b) The Securities Intermediary may terminate this Agreement on 60 days’ prior notice to the Secured Party and the Grantor, provided that before such termination the Securities Intermediary and the Grantor shall make arrangements to transfer the property in the Account to another securities intermediary that shall have executed, together with the Grantor, a control agreement in favor of the Secured Party in respect of such property in substantially the form of this Agreement or otherwise in form and substance satisfactory to the Secured Party.

(c) Sections 6 and 7 will survive termination of this Agreement.

SECTION 9. Governing Law. This Agreement and the Account will be governed by the law of the State of New York. The Securities Intermediary and the Grantor may

Form of Security Agreement

not change the law governing the Account without the Secured Party’s express prior written agreement.

SECTION 10. Entire Agreement. This Agreement is the entire agreement, and supersedes any prior agreements, and contemporaneous oral agreements, of the parties concerning its subject matter.

SECTION 11. Amendments. No amendment of, or waiver of a right under, this Agreement will be binding unless it is in writing and signed by the party to be charged.

SECTION 12. Financial Assets. The Securities Intermediary agrees with the Secured Party and the Grantor that, to the fullest extent permitted by applicable law, all property credited from time to time to the Account will be treated as financial assets under Article 8 of the N.Y. Uniform Commercial Code.

SECTION 13. Notices. A notice or other communication to a party under this Agreement will be in writing (except that Entitlement Orders may be given orally), will be sent to the party’s address set forth under its name below or to such other address as the party may notify the other parties and will be effective on receipt.

SECTION 14. Binding Effect. This Agreement shall become effective when it shall have been executed by the Grantor, the Secured Party, and the Securities Intermediary, and thereafter shall be binding upon and inure to the benefit of the Grantor, the Secured Party and the Securities Intermediary and their respective successors and assigns.

SECTION 15. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of an original executed counterpart of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

[NAME OF GRANTOR]

By
Title:

Address:

Form of Security Agreement

BANK OF AMERICA, N.A., as Administrative Agent

By
Title:

Address:

[NAME OF SECURITIES INTERMEDIARY]

By
Title:

Address:

Form of Security Agreement

Exhibit D to the

Security Agreement

FORM OF INTELLECTUAL PROPERTY SECURITY AGREEMENT

This INTELLECTUAL PROPERTY SECURITY AGREEMENT (as amended, amended and restated, supplemented or otherwise modified from time to time, the “IP Security Agreement”) dated                 ,         , is made by the Persons listed on the signature pages hereof (collectively, the “Grantors”) in favor of Bank of America, N.A. (“Bank of America”), as Administrative Agent (the “Administrative Agent”) for the Secured Parties (as defined in the Credit Agreement referred to below).

WHEREAS, Del Monte Corporation, a Delaware corporation, has entered into a Credit Agreement dated as of January 29, 2010 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Del Monte Corporation, a Delaware corporation, as the borrower, Del Monte Foods Company, a Delaware corporation, the Lenders party thereto, Bank of America, N.A. (“Bank of America”), as administrative agent, swing line lender and L/C issuer, Barclays Capital, the investment banking division of Barclays Bank PLC and BMO Capital Markets, as co-syndication agents and Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., New York Branch, SunTrust Bank and U.S. Bank National Association, as co-documentation agents. Terms defined in the Credit Agreement and not otherwise defined herein are used herein as defined in the Credit Agreement.

WHEREAS, as a condition precedent to the making of Loans and the issuance of Letters of Credit by the Lenders under the Credit Agreement and the entry into Secured Hedge Agreements by the Hedge Banks and Secured Cash Management Agreements by the Cash Management Banks from time to time, each Grantor has executed and delivered that certain Security Agreement dated January 29, 2010 made by the Grantors to Bank of America, as the Administrative Agent (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”).

WHEREAS, under the terms of the Security Agreement, the Grantors have granted to the Administrative Agent, for the ratable benefit of the Secured Parties, a security interest in, among other property, certain intellectual property of the Grantors, and have agreed as a condition thereof to execute this IP Security Agreement for recording with the U.S. Patent and Trademark Office, the United States Copyright Office and other governmental authorities.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Grantor agrees as follows:

SECTION 1. Grant of Security. Each Grantor hereby grants to the Administrative Agent for the ratable benefit of the Secured Parties a security interest in all of such Grantor’s right, title and interest in and to the following (the “Collateral”):

(i) the registered patents and patent applications set forth in Schedule A hereto (the “Patents”);

Form of Security Agreement

(ii) the registered trademark and service mark registrations and applications set forth in Schedule B hereto (provided that no security interest shall be granted in United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law), together with the goodwill symbolized thereby (the “Trademarks”);

(iii) all copyrights, whether registered or unregistered, now owned or hereafter acquired by such Grantor, including, without limitation, the copyright registrations and applications and exclusive copyright licenses set forth in Schedule C hereto (the “Copyrights”);

(iv) all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations of any of the foregoing, all rights in the foregoing provided by international treaties or conventions, all rights corresponding thereto throughout the world and all other rights of any kind whatsoever of such Grantor accruing thereunder or pertaining thereto;

(v) any and all claims for damages and injunctive relief for past, present and future infringement, dilution, misappropriation, violation, misuse or breach with respect to any of the foregoing, with the right, but not the obligation, to sue for and collect, or otherwise recover, such damages; and

(vi) any and all proceeds of, collateral for, income, royalties and other payments now or hereafter due and payable with respect to, and supporting obligations relating to, any and all of the Collateral of or arising from any of the foregoing.

SECTION 2. Security for Obligations. The grant of a security interest in, the Collateral by each Grantor under this IP Security Agreement secures the payment of all Obligations of such Grantor now or hereafter existing under or in respect of the Loan Documents, whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest, premiums, penalties, fees, indemnifications, contract causes of action, costs, expenses or otherwise.

SECTION 3. Recordation. Each Grantor authorizes and requests that the Register of Copyrights, the Commissioner for Patents and the Commissioner for Trademarks and any other applicable government officer record this IP Security Agreement.

SECTION 4. Execution in Counterparts. This IP Security Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

SECTION 5. Grants, Rights and Remedies. This IP Security Agreement has been entered into in conjunction with the provisions of the Security Agreement. Each Grantor does hereby acknowledge and confirm that the grant of the security interest hereunder to, and the rights and remedies of, the Administrative Agent with respect to the Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated herein by reference as if fully set forth herein.

Form of Security Agreement

SECTION 6. Governing Law. This IP Security Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, each Grantor has caused this IP Security Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

DEL MONTE CORPORATION

By
Name:
Title:

Address for Notices:

[NAME OF GRANTOR]

By
Name:
Title:

Address for Notices:

[NAME OF GRANTOR]

By
Name:
Title:

Address for Notices:

[ETC.]

Form of Security Agreement

Exhibit E to the

Security Agreement

FORM OF INTELLECTUAL PROPERTY SECURITY AGREEMENT SUPPLEMENT

This INTELLECTUAL PROPERTY SECURITY AGREEMENT SUPPLEMENT (this “IP Security Agreement Supplement”) dated                 ,         , is made by the Person listed on the signature page hereof (the “Grantor”) in favor of Bank of America, N.A. (“Bank of America”), as Administrative Agent (the “Administrative Agent”) for the Secured Parties (as defined in the Credit Agreement referred to below).

WHEREAS, Del Monte Corporation, a Delaware corporation, has entered into a Credit Agreement dated as of January 29, 2010 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Del Monte Corporation, a Delaware corporation, as the borrower, Del Monte Foods Company, a Delaware corporation, the Lenders party thereto, Bank of America, N.A. (“Bank of America”), as administrative agent, swing line lender and L/C issuer, Barclays Capital, the investment banking division of Barclays Bank PLC and BMO Capital Markets, as co-syndication agents and Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., New York Branch, SunTrust Bank and U.S. Bank National Association, as co-documentation agents. Terms defined in the Credit Agreement and not otherwise defined herein are used herein as defined in the Credit Agreement.

WHEREAS, pursuant to the Credit Agreement, the Grantor and certain other Persons have executed and delivered that certain Security Agreement dated January 29, 2010 made by the Grantor and such other Persons to Bank of America, as the Administrative Agent (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”) and that certain Intellectual Property Security Agreement dated January 29, 2010 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “IP Security Agreement”).

WHEREAS, under the terms of the Security Agreement, the Grantor has granted to the Administrative Agent, for the ratable benefit of the Secured Parties, a security interest in the Additional Collateral (as defined in Section 1 below) of the Grantor and has agreed as a condition thereof to execute this IP Security Agreement Supplement for recording with the U.S. Patent and Trademark Office, the United States Copyright Office and other governmental authorities.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Grantor agrees as follows:

SECTION 1. Grant of Security. Each Grantor hereby grants to the Administrative Agent, for the ratable benefit of the Secured Parties, a security interest in all of such Grantor’s right, title and interest in and to the following (the “Collateral”):

(i) the registered patents and patent applications set forth in Schedule A hereto (the “Patents”);

Form of Security Agreement

(ii) the registered trademark and service mark registrations and applications set forth in Schedule B hereto (provided that no security interest shall be granted in United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law), together with the goodwill symbolized thereby (the “Trademarks”);

(iii) the copyright registrations and applications and exclusive copyright licenses set forth in Schedule C hereto (the “Copyrights”);

(iv) all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations of any of the foregoing, all rights in the foregoing provided by international treaties or conventions, all rights corresponding thereto throughout the world and all other rights of any kind whatsoever of such Grantor accruing thereunder or pertaining thereto;

(v) all any and all claims for damages and injunctive relief for past, present and future infringement, dilution, misappropriation, violation, misuse or breach with respect to any of the foregoing, with the right, but not the obligation, to sue for and collect, or otherwise recover, such damages; and

(vi) any and all proceeds of, collateral for, income, royalties and other payments now or hereafter due and payable with respect to, and supporting obligations relating to, any and all of the foregoing or arising from any of the foregoing.

SECTION 2. Supplement to Security Agreement. Schedule V to the Security Agreement is, effective as of the date hereof, hereby supplemented to add to such Schedule the Additional Collateral.

SECTION 3. Security for Obligations. The grant of a security interest in the Additional Collateral by the Grantor under this IP Security Agreement Supplement secures the payment of all Obligations of the Grantor now or hereafter existing under or in respect of the Loan Documents, whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest, premiums, penalties, fees, indemnifications, contract causes of action, costs, expenses or otherwise.

SECTION 4. Recordation. The Grantor authorizes and requests that the Register of Copyrights, the Commissioner for Patents and the Commissioner for Trademarks and any other applicable government officer to record this IP Security Agreement Supplement.

SECTION 5. Grants, Rights and Remedies. This IP Security Agreement Supplement has been entered into in conjunction with the provisions of the Security Agreement. The Grantor does hereby acknowledge and confirm that the grant of the security interest hereunder to, and the rights and remedies of, the Administrative Agent with respect to the Additional Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated herein by reference as if fully set forth herein.

Form of Security Agreement

SECTION 6. Governing Law. This IP Security Agreement Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, the Grantor has caused this IP Security Agreement Supplement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

[NAME OF GRANTOR]

By
Name:
Title:

Address for Notices:

Form of Security Agreement

Exhibit F to the

Security Agreement

FORM OF CONSENT TO ASSIGNMENT OF LETTER OF CREDIT RIGHTS

To:	BANK OF AMERICA, N.A., as Administrative Agent

[                                         ]

[                                         ]

[                                         ]

[INSERT NAME OF BENEFICIARY], as Beneficiary

[                                         ]

[                                         ]

[                                         ]

We refer to the [INSERT ALL IDENTIFYING INFORMATION WITH RESPECT TO RELEVANT LETTER OF CREDIT] (as it may be amended, supplemented or otherwise modified from time to time, the “Letter of Credit”), a true copy of which is attached hereto. The Letter of Credit has been established in favor of [INSERT NAME OF BENEFICIARY], as beneficiary (the “Beneficiary”), and we are the [issuing bank (the “Issuing Bank”)][nominated person (the “Nominated Person”)] required to give value thereunder pursuant to one [or more] drawing[s] upon the satisfaction of the conditions stated in the Letter of Credit. The liability of the [Issuing Bank][Nominated Person] for action or omissions under the Letter of Credit is governed by the laws of [INSERT RELEVANT JURISDICTION], as chosen by agreement in the Letter of Credit. The signatories to this consent letter are the only persons obligated to give value under the Letter of Credit.

We hereby confirm that there is no term in the Letter of Credit or other restriction which prohibits, restricts or requires any person’s consent to the Beneficiary’s assignment of or creation of a security interest in the rights to payment or performance under the Letter of Credit. We hereby consent to and acknowledge the assignment by the Beneficiary of all proceeds of and rights to payment and performance under the Letter of Credit in favor of Bank of America, N.A., as Administrative Agent (the “Administrative Agent”) pursuant to the Security Agreement dated as of January 29, 2010 executed by the Beneficiary and other parties thereto, as Grantors, in favor of the Administrative Agent, as such agreement may be amended, amended and restated, supplemented or otherwise modified from time to time (the “Security Agreement”).

Form of Security Agreement

We hereby agree to pay, irrespective of, and without deduction for, any counterclaim, defense, recoupment or set-off, all proceeds of the Letter of Credit that would otherwise be paid to the Beneficiary directly to the Administrative Agent to the following account:

[                                         ]

[                                         ]

[                                         ]

[                                         ]

We hereby confirm and agree that the Letter of Credit is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects and that the Administrative Agent shall have no liability or obligation under or with respect to the Letter of Credit or any document related thereto as a result of this consent letter, the Security Agreement or otherwise.

This consent letter may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same consent letter. Delivery of an executed counterpart of a signature page to this consent letter by telecopier shall be effective as delivery of an original executed counterpart of this consent letter.

This consent letter shall be governed by, and construed in accordance with, the laws of the State of New York.

[NAME OF ISSUING BANK]

By:
Name:
Title:

[NAME OF NOMINATED PERSON]

By:
Name:
Title:

Form of Security Agreement

The above is acknowledged and agreed to:

[NAME OF GRANTOR/BENEFICIARY]

By
Name:
Title:

Address for Notices:

Form of Security Agreement

EXHIBIT H

FORM OF MORTGAGE

SPACE ABOVE THIS LINE RESERVED FOR RECORDER’S USE

DEED OF TRUST, SECURITY AGREEMENT, ASSIGNMENT OF RENTS

AND LEASES AND FIXTURE FILING ([STATE])

by and from

[                    ], “Grantor”

to

[                    ], “Trustee”

for the benefit of

BANK OF AMERICA, N.A., in its capacity as Agent, “Beneficiary”

Dated as of [    ]

Location:	[ ]

Municipality:	[ ]

County:	[ ]

State:	[ ]

[insert only if deed of trust is capped: THE MAXIMUM PRINCIPAL INDEBTEDNESS WHICH IS SECURED BY OR WHICH BY ANY CONTINGENCY MAY BE SECURED BY THIS DEED

OF TRUST IS $            .]

THE SECURED PARTY (BENEFICIARY) DESIRES THIS FIXTURE FILING

TO BE INDEXED AGAINST THE RECORD OWNER OF THE REAL ESTATE DESCRIBED

HEREIN.

PREPARED BY, RECORDING REQUESTED BY,

AND WHEN RECORDED MAIL TO:

Shearman & Sterling LLP

599 Lexington Avenue

New York, New York 10022-6069

Attention: Malcolm K. Montgomery, Esq.

File #

Form of Mortgage

DEED OF TRUST, SECURITY AGREEMENT, ASSIGNMENT OF RENTS

AND LEASES AND FIXTURE FILING ([STATE])

THIS DEED OF TRUST, SECURITY AGREEMENT, ASSIGNMENT OF RENTS AND LEASES AND FIXTURE FILING ([STATE]) (this “Deed of Trust”) is dated as of January 29, 2010 by and from [                    ], a [                    ] (“Grantor”), whose address is [                    ] to [                    ], a [                    ] (“Trustee”), with an address at 388 Market Street, Suite 1300, San Francisco, CA 94111, for the benefit of BANK OF AMERICA, N.A., a national association, as administrative agent (in such capacity, “Agent”) for the Secured Parties as defined in the Credit Agreement (defined below), having an address at 1455 Market Street, 5th Floor Agency Management, CA5-701-05-19, San Francisco, CA 94103 (Agent, together with its successors and assigns, “Beneficiary”). The term “Grantor” shall be synonymous with the term “Trustor” for purposes of California law.

[insert only if deed of trust is capped: ANY PROVISION HEREIN TO THE CONTRARY NOTWITHSTANDING, THE MAXIMUM PRINCIPAL INDEBTEDNESS WHICH IS SECURED BY OR WHICH BY ANY CONTINGENCY MAY BE SECURED BY THIS DEED OF TRUST IS $[                    ] (THE “SECURED AMOUNT”).]

ARTICLE 1

DEFINITIONS

Section 1.1 Definitions. All initially capitalized terms used herein without definition shall have the respective meanings ascribed to them in that certain Credit Agreement dated as of the date even herewith (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Grantor, Del Monte Foods Company, Agent and the other Secured Parties identified therein. As used herein, the following terms shall have the following meanings:

(a) “Event of Default”: The occurrence of an Event of Default under and as defined in the Credit Agreement

(b) “Indebtedness”: (1) All indebtedness of Grantor to Beneficiary or any of the other Secured Parties under the Credit Agreement or any other Loan Document, including, without limitation, the sum of all (a) principal, interest and other amounts owing under or evidenced or secured by the Loan Documents, (b) principal, interest and other amounts which may hereafter be lent by Beneficiary or any of the other Secured Parties under or in connection with the Credit Agreement or any of the other Loan Documents, whether evidenced by a promissory note or other instrument which, by its terms, is secured hereby, and (c) obligations and liabilities of Grantor of any nature now or hereafter existing under or arising in connection with Letters of Credit and other extensions of credit under the Credit Agreement or any of the other Loan Documents and reimbursement obligations in respect thereof, together with interest and other amounts payable with respect thereto, and (2) all other indebtedness, obligations and liabilities now or hereafter existing of any kind of Grantor to Beneficiary or any of the other Secured Parties under documents secured by this Deed of Trust. The Indebtedness secured hereby includes, without limitation, all interest and expenses accruing after the commencement by or against Grantor or any of its affiliates of a proceeding under the Bankruptcy Code (defined below) or any similar law for the relief of debtors. The Credit Agreement contains a revolving credit facility which permits Grantor to borrow certain principal amounts, repay all or a portion of such principal amounts, and reborrow the amounts previously paid to the Secured Parties, all upon satisfaction of certain conditions stated in the Credit Agreement. This Deed of Trust secures all advances and re-advances to Grantor under the Credit Agreement, including, without limitation, those under the revolving credit facility contained therein.

Form of Mortgage

(c) “Mortgaged Property”: All of Grantor’s right, title and interest in and to (1) the fee interest in the real property described in Exhibit A attached hereto and incorporated herein by this reference, together with any greater estate therein as hereafter may be acquired by Grantor (the “Land”), (2) all improvements now owned or hereafter acquired by Grantor, now or at any time situated, placed or constructed upon the Land (the “Improvements”; the Land and Improvements are collectively referred to as the “Premises”), (3) all materials, supplies, equipment, apparatus and other items of personal property now owned or hereafter acquired by Grantor and now or hereafter attached to, installed in or used in connection with any of the Improvements or the Land, and water, gas, electrical, telephone, storm and sanitary sewer facilities and all other utilities whether or not situated in easements, and all equipment, inventory and other goods in which Grantor now has or hereafter acquires any rights or any power to transfer rights and that are or are to become fixtures (as defined in the UCC, defined below) related to the Land (the “Fixtures”), (4) all goods, accounts, general intangibles, instruments, documents, chattel paper and all other personal property of any kind or character, including such items of personal property as defined in the UCC (defined below), now owned or hereafter acquired by Grantor and now or hereafter affixed to, placed upon, used in connection with, arising from or otherwise related to the Premises (the “Personalty”), (5) all reserves, escrows or impounds required under the Credit Agreement or any of the other Loan Documents and all deposit accounts maintained by Grantor with respect to the Mortgaged Property (the “Deposit Accounts”), (6) all leases, licenses, concessions, occupancy agreements or other agreements (written or oral, now or at any time in effect) which grant to any Person a possessory interest in, or the right to use, all or any part of the Mortgaged Property, together with all related security and other deposits (the “Leases”), (7) all of the rents, revenues, royalties, income, proceeds, profits, security and other types of deposits, and other benefits paid or payable by parties to the Leases for using, leasing, licensing possessing, operating from, residing in, selling or otherwise enjoying the Mortgaged Property (the “Rents”), (8) all other agreements, such as construction contracts, architects’ agreements, engineers’ contracts, utility contracts, maintenance agreements, management agreements, service contracts, listing agreements, guaranties, warranties, permits, licenses, certificates and entitlements in any way relating to the construction, use, occupancy, operation, maintenance, enjoyment or ownership of the Mortgaged Property (the “Property Agreements”), (9) all rights, privileges, tenements, hereditaments, rights-of-way, easements, appendages and appurtenances appertaining to the foregoing, (10) all property tax refunds payable with respect to the Mortgaged Property (the “Tax Refunds”), (11) all accessions, replacements and substitutions for any of the foregoing and all proceeds thereof (the “Proceeds”), (12) all insurance policies, unearned premiums therefor and proceeds from such policies covering any of the above property now or hereafter acquired by Grantor (the “Insurance”), and (13) all awards, damages, remunerations, reimbursements, settlements or compensation heretofore made or hereafter to be made by any governmental authority pertaining to any condemnation or other taking (or any purchase in lieu thereof) of all or any portion of the Land, Improvements, Fixtures or Personalty (the “Condemnation Awards”). As used in this Deed of Trust, the term “Mortgaged Property” shall mean all or, where the context permits or requires, any portion of the above or any interest therein.

(d) “Obligations”: All of the agreements, covenants, conditions, warranties, representations and other obligations of Grantor (including, without limitation, the obligation to repay the Indebtedness) under the Credit Agreement and the other Loan Documents to which it is a party.

(e) “Security Agreement”: That certain Security Agreement by and from Grantor and the other grantors referred to therein to Agent and the other Secured Parties dated as of the date even herewith, as the same may hereafter be amended, amended and restated, supplemented or otherwise modified from time to time.

(f) “UCC”: The Uniform Commercial Code of California or, if the creation, perfection and enforcement of any security interest herein granted is governed by the laws of a state other than California, then, as to the matter in question, the Uniform Commercial Code in effect in that state.

Form of Mortgage

ARTICLE 2

GRANT[insert only if the deed of trust is capped: ; REVOLVING LOAN]

Section 2.1 Grant. To secure the full and timely payment of the Indebtedness and the full and timely performance of the Obligations, Grantor GRANTS, BARGAINS, ASSIGNS, SELLS, CONVEYS and CONFIRMS, to Trustee, for the benefit of the Beneficiary, the Mortgaged Property, subject, however, only to the matters that are set forth on Exhibit B attached hereto (the “Permitted Encumbrances”) and to Liens permitted by Section 7.01 of the Credit Agreement, TO HAVE AND TO HOLD the Mortgaged Property, IN TRUST, WITH POWER OF SALE, and Grantor does hereby bind itself, its successors and assigns to WARRANT AND FOREVER DEFEND the title to the Mortgaged Property unto Trustee.

Section 2.2 Treatment of Borrowings and Repayments. [insert only if the deed of trust is capped: Pursuant to the Credit Agreement, the amount of the Indebtedness may increase and decrease from time to time as the Secured Parties advance, Grantor [replace the preceding “Grantor” with “Borrower” if the deed of trust is to secure guaranteed obligations] repays, and the Secured Parties re-advance sums pursuant to the Credit Agreement. For purposes of this Deed of Trust, so long as the balance of the Indebtedness equals or exceeds the Secured Amount, the amount of the Indebtedness secured by this Deed of Trust shall at all times equal only the Secured Amount. Such Secured Amount represents only a portion of the first sums advanced by the Secured Parties in respect of the Indebtedness.

Section 2.3 Reduction of Secured Amount. [insert only if the deed of trust is capped: The Secured Amount shall be reduced only by the last and final sums that Grantor [replace the preceding “Grantor” with “Borrower” if the deed of trust is to secure guaranteed obligations] repays with respect to the Indebtedness and shall not be reduced by any intervening repayments of the Indebtedness. So long as the balance of the Indebtedness exceeds the Secured Amount, any payments and repayments of the Indebtedness shall not be deemed to be applied against, or to reduce, the portion of the Indebtedness secured by this Deed of Trust. Such payments shall instead be deemed to reduce only such portions of the Indebtedness as are secured by other collateral located outside of the State of [                    ].

ARTICLE 3

WARRANTIES, REPRESENTATIONS AND COVENANTS

Grantor warrants, represents and covenants to Beneficiary as follows:

Section 3.1 Title to Mortgaged Property and Lien of this Instrument. Grantor owns the Mortgaged Property free and clear of any liens, claims or interests, except the Permitted Encumbrances and any Liens permitted by Section 7.01 of the Credit Agreement. Subject to the Permitted Encumbrances and any Liens permitted by Section 7.01 of the Credit Agreement, this Deed of Trust creates valid, enforceable first priority liens on that portion of the Mortgaged Property that constitutes real property and first priority security interests against that portion of the Mortgaged Property in which a security interest can be created hereby under the UCC.

Section 3.2 First Lien Status. Grantor shall preserve and protect the first lien and security interest status (subject to the Permitted Encumbrances and any Liens permitted by Section 7.01 of the Credit Agreement) of this Deed of Trust and the other Loan Documents. If any lien or security interest other than a Permitted Encumbrance or Liens permitted by Section 7.01 of the Credit Agreement is asserted against the Mortgaged Property, Grantor shall promptly, and at its expense, (a) give Beneficiary a detailed written notice of such lien or security interest (including origin, amount and other terms), and (b) pay the underlying claim in full or take such other action so as to cause it to be released or contest the same in compliance with the requirements of the Credit Agreement (including the requirement of providing a bond or other security satisfactory to Beneficiary).

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Section 3.3 Payment and Performance. Grantor shall pay the Indebtedness when due under the Credit Agreement and the other Loan Documents and shall perform the Obligations in full when they are required to be performed.

Section 3.4 Replacement of Fixtures and Personalty. Grantor shall not, without the prior written consent of Beneficiary (not to be unreasonably withheld or delayed), permit any of the Fixtures or Personalty owned or leased by Grantor to be removed at any time from the Land or Improvements, unless the removed item is removed temporarily for maintenance and repair or is permitted to be removed or Disposed of pursuant to the Credit Agreement.

Section 3.5 Inspection. Grantor shall permit Beneficiary and the other Secured Parties and their respective agents, representatives and employees, upon reasonable prior notice to Grantor and at reasonable times and subject to the rights of Persons under Leases, to inspect the Mortgaged Property and all books and records of Grantor located thereon, and, if (a) an Event of Default has occurred and is continuing or (b) in the reasonable opinion of the Beneficiary circumstances exist (as a result of an act, or a failure to act, by the Grantor or any of its Affiliates) that could reasonably lead to a material diminution in the fair value of the Mortgaged Property, to conduct such environmental and engineering studies as Beneficiary or the other Secured Parties may require, provided that such inspections and studies shall not materially interfere with the use and operation of the Mortgaged Property.

Section 3.6 Other Covenants. All of the covenants in the Credit Agreement are incorporated herein by reference and, together with covenants in this Article 3, shall be covenants running with the Land.

Section 3.7 Insurance; Condemnation Awards and Insurance Proceeds.

(a) Insurance. Grantor shall maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to the Mortgaged Property against loss or damage of the kinds customarily carried or maintained under similar circumstances by corporations of established reputation engaged in similar businesses. Each such policy of insurance shall name Beneficiary as the loss payee (or, in the case of liability insurance, an additional insured) thereunder for the ratable benefit of the Secured Parties, and shall provide for at least 10 days’ prior written notice to Beneficiary of any cancellation or of any lapse of such policy. In addition to the foregoing, if any portion of the Mortgaged Property is located in an area identified by the Federal Emergency Management Agency as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968 (or any amendment or successor act thereto), then Grantor shall maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount sufficient to comply with all applicable rules and regulations promulgated pursuant to such Act.

(b) Condemnation Awards. Grantor assigns all Condemnation Awards to Beneficiary and authorizes Beneficiary, following the occurrence and during the continuance of an Event of Default, to collect and receive such Condemnation Awards and to give proper receipts and acquittances therefor, in each case, subject to the terms of the Credit Agreement.

(c) Insurance Proceeds. Grantor assigns to Beneficiary all proceeds of any insurance policies insuring against loss or damage to the Mortgaged Property, subject to the terms of the Credit Agreement. Subject to the terms of the Credit Agreement, Grantor authorizes Beneficiary, following the

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occurrence and during the continuance of an Event of Default , to collect and receive such proceeds and authorizes and directs the issuer of each of such insurance policies to make payment for all such losses directly to Beneficiary, instead of to Grantor and Beneficiary jointly. Subject to the terms of the Credit Agreement, so long as no Event of Default has occurred and is continuing, Beneficiary shall make all insurance proceeds with respect to the Mortgaged Property promptly available to Grantor to repair, restore and/or replace the Mortgaged Property to the extent of such loss or damage.

ARTICLE 4

[Intentionally Omitted]

ARTICLE 5

DEFAULT AND FORECLOSURE

Section 5.1 Remedies. Upon the occurrence and during the continuance of an Event of Default, Beneficiary may, at Beneficiary’s election and by or through Trustee or otherwise, exercise any or all of the following rights, remedies and recourses:

(a) Acceleration. Subject to any provisions of the Loan Documents providing for the automatic acceleration of the Indebtedness upon the occurrence of certain Events of Default, declare the Indebtedness to be immediately due and payable, without further notice, presentment, protest, notice of intent to accelerate, notice of acceleration, demand or action of any nature whatsoever (each of which hereby is expressly waived by Grantor), whereupon the same shall become immediately due and payable.

(b) Entry on Mortgaged Property. Enter the Mortgaged Property and take exclusive possession thereof and of all books, records and accounts of Grantor relating thereto or located thereon. If Grantor remains in possession of the Mortgaged Property following the occurrence and during the continuance of an Event of Default and without Beneficiary’s prior written consent, Beneficiary may invoke any legal remedies to dispossess Grantor.

(c) Operation of Mortgaged Property. Hold, lease, develop, manage, operate or otherwise use the Mortgaged Property upon such terms and conditions as Beneficiary may deem reasonable under the circumstances (making such repairs, alterations, additions and improvements and taking other actions, from time to time, as Beneficiary deems reasonably necessary or desirable), and apply all Rents and other amounts collected by Trustee or Beneficiary in connection therewith in accordance with the provisions of Section 5.7.

(d) Foreclosure and Sale. Institute proceedings for the complete foreclosure of this Deed of Trust by judicial action or by power of sale in accordance with applicable law, in which case the Mortgaged Property may be sold for cash or credit in one or more parcels as Beneficiary may determine. With respect to any notices required or permitted under the UCC, Grantor agrees that ten (10) days’ prior written notice shall be deemed commercially reasonable. At any such sale by virtue of any judicial proceedings, power of sale, or any other legal right, remedy or recourse, the title to and right of possession of any such property shall pass to the purchaser thereof, and to the fullest extent permitted by law, Grantor shall be completely and irrevocably divested of all of its right, title, interest, claim, equity, equity of redemption, and demand whatsoever, either at law or in equity, in and to the property sold and such sale shall be a perpetual bar both at law and in equity against Grantor, and against all other Persons claiming or to claim the property sold or any part thereof, by, through or under Grantor. Beneficiary or any of the other Secured Parties may be a purchaser at such sale. If Beneficiary or such other Secured Party is the highest bidder, Beneficiary or such other Secured Party may credit the portion of the purchase price that would be distributed to Beneficiary or such other Secured Party against the Indebtedness in lieu of paying cash. In the event this Deed of Trust is foreclosed by judicial action, appraisement of the Mortgaged Property is waived.

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(e) Receiver. Make application to a court of competent jurisdiction for, and obtain from such court as a matter of strict right and without notice to Grantor or regard to the adequacy of the Mortgaged Property for the repayment of the Indebtedness, the appointment of a receiver of the Mortgaged Property, and Grantor irrevocably consents to such appointment. Any such receiver shall have all the usual powers and duties of receivers in similar cases, including the full power to rent, maintain and otherwise operate the Mortgaged Property upon such terms as may be approved by the court, and shall apply such Rents in accordance with the provisions of Section 5.7.

(f) Other. Exercise all other rights, remedies and recourses granted under the Loan Documents or otherwise available at law or in equity.

Section 5.2 Separate Sales. The Mortgaged Property may be sold in one or more parcels and in such manner and order as Trustee in its sole discretion may elect. The right of sale arising out of any Event of Default shall not be exhausted by any one or more sales.

Section 5.3 Remedies Cumulative, Concurrent and Nonexclusive. Trustee, Beneficiary and the other Secured Parties shall have all rights, remedies and recourses granted in the Loan Documents and available at law or equity (including the UCC), which rights (a) shall be cumulative and concurrent, (b) may be pursued separately, successively or concurrently against Grantor or others obligated under the Loan Documents, or against the Mortgaged Property, or against any one or more of them, at the sole discretion of Trustee, Beneficiary or such other Secured Party, as the case may be, (c) may be exercised as often as occasion therefor shall arise, and the exercise or failure to exercise any of them shall not be construed as a waiver or release thereof or of any other right, remedy or recourse, and (d) are intended to be, and shall be, nonexclusive. No action by Trustee, Beneficiary or any other Secured Party in the enforcement of any rights, remedies or recourses under the Loan Documents or otherwise at law or equity shall be deemed to cure any Event of Default.

Section 5.4 Release of and Resort to Collateral. Beneficiary may release, regardless of consideration and without the necessity for any notice to or consent by the holder of any subordinate lien on the Mortgaged Property, any part of the Mortgaged Property without, as to the remainder, in any way impairing, affecting, subordinating or releasing the lien or security interest created in or evidenced by the Loan Documents or their status as a first and prior lien and security interest (subject to the Permitted Encumbrances and any Liens permitted by Section 7.01 of the Credit Agreement) in and to the Mortgaged Property. For payment of the Indebtedness, Beneficiary may resort to any other security, upon the occurrence of and during the continuance of an Event of Default, in such order and manner as Beneficiary may elect.

Section 5.5 Waiver of Redemption, Notice and Marshalling of Assets. To the fullest extent permitted by law, Grantor hereby irrevocably and unconditionally waives and releases (a) all benefit that might accrue to Grantor by virtue of any present or future statute of limitations or law or judicial decision exempting the Mortgaged Property from attachment, levy or sale on execution or providing for any stay of execution, exemption from civil process, redemption or extension of time for payment, (b) all notices of any Event of Default or of any election by Trustee or Beneficiary to exercise or the actual exercise of any right, remedy or recourse provided for under the Loan Documents, and (c) any right to a marshalling of assets or a sale in inverse order of alienation.

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Section 5.6 Discontinuance of Proceedings. If Trustee, Beneficiary or any other Secured Party shall have proceeded to invoke any right, remedy or recourse permitted under the Loan Documents and shall thereafter elect to discontinue or abandon it for any reason, Trustee, Beneficiary or such other Secured Party, as the case may be, shall have the unqualified right to do so and, in such an event, Grantor, Trustee, Beneficiary and the other Secured Parties shall be restored to their former positions with respect to the Indebtedness, the Obligations, the Loan Documents, the Mortgaged Property and otherwise, and the rights, remedies, recourses and powers of Trustee, Beneficiary and the other Secured Parties shall continue as if the right, remedy or recourse had never been invoked, but no such discontinuance or abandonment shall waive any Event of Default which may then exist or the right of Trustee, Beneficiary or any other Secured Party thereafter to exercise any right, remedy or recourse under the Loan Documents for such Event of Default.

Section 5.7 Application of Proceeds. The proceeds of any sale of, and the Rents and other amounts generated by the holding, leasing, management, operation or other use of the Mortgaged Property, shall be applied by Beneficiary or Trustee (or the receiver, if one is appointed) in the following order unless otherwise required by applicable law:

(a) to the payment of the reasonable costs and expenses of taking possession of the Mortgaged Property and of holding, using, leasing, repairing, improving and selling the same, including, without limitation (1) trustee’s and receiver’s fees and expenses, including the repayment of the amounts evidenced by any receiver’s certificates, (2) court costs, (3) reasonable attorneys’ and accountants’ fees and expenses, and (4) costs of advertisement;

(b) to the payment of the Indebtedness and performance of the Obligations pursuant to Section 8.03 of the Credit Agreement or otherwise under the Loan Documents; and

(c) the balance, if any, to the Persons legally entitled thereto.

Section 5.8 Occupancy After Foreclosure. Any sale of the Mortgaged Property or any part thereof in accordance with Section 5.1(d) will divest all right, title and interest of Grantor in and to the property sold. Subject to applicable law, any purchaser at a foreclosure sale will receive immediate possession of the property purchased. If Grantor retains possession of such property or any part thereof subsequent to such sale, Grantor will be considered a tenant at sufferance of the purchaser, and will, if Grantor remains in possession after demand to remove, be subject to eviction and removal, forcible or otherwise, with or without process of law.

Section 5.9 Additional Advances and Disbursements; Costs of Enforcement.

(a) Upon the occurrence and during the continuance of any Event of Default, Beneficiary and each of the other Secured Parties shall have the right, but not the obligation, to cure such Event of Default in the name and on behalf of Grantor. All sums advanced and expenses incurred at any time by Beneficiary or any other Secured Party under this Section 5.9, or otherwise in accordance with this Deed of Trust or any of the other Loan Documents or applicable law, shall bear interest from the date that such sum is advanced or expense incurred, to and including the date of reimbursement, computed at the highest rate at which interest is then computed on any portion of the Indebtedness, and all such sums, together with interest thereon, shall be secured by this Deed of Trust.

(b) Grantor shall pay all expenses (including reasonable attorneys’ fees and expenses) of or incidental to the perfection and enforcement of this Deed of Trust and the other Loan Documents, or the enforcement, compromise or settlement of the Indebtedness or any claim under this Deed of Trust and the other Loan Documents, and for the curing thereof, or for defending or asserting the rights and claims of Beneficiary in respect thereof, by litigation or otherwise.

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Section 5.10 No Mortgagee in Possession. Neither the enforcement of any of the remedies under this Article 5, the assignment of the Rents and Leases under Article 6, the security interests under Article 7, nor any other remedies afforded to Beneficiary under the Loan Documents, at law or in equity shall cause Trustee, Beneficiary or any other Secured Party to be deemed or construed to be a mortgagee in possession of the Mortgaged Property, to obligate Trustee, Beneficiary or any other Secured Party to lease the Mortgaged Property or attempt to do so, or to take any action, incur any expense, or perform or discharge any obligation, duty or liability whatsoever under any of the Leases or otherwise.

ARTICLE 6

ASSIGNMENT OF RENTS AND LEASES

Section 6.1 Assignment. In furtherance of and in addition to the assignment made by Grantor in Section 2.1 of this Deed of Trust, Grantor hereby absolutely and unconditionally assigns, sells, transfers and conveys to Trustee (for the benefit of Beneficiary) and to Beneficiary all of its right, title and interest in and to all Leases, whether now existing or hereafter entered into, and all of its right, title and interest in and to all Rents. This assignment is an absolute assignment and not an assignment for additional security only. So long as no Event of Default shall have occurred and be continuing, Grantor shall have a revocable license from Trustee and Beneficiary to exercise all rights extended to the landlord under the Leases, including the right to receive and collect all Rents and to hold the Rents in trust for use in the payment and performance of the Obligations and to otherwise use the same. The foregoing license is granted subject to the conditional limitation that no Event of Default shall have occurred and be continuing. Upon the occurrence and during the continuance of an Event of Default, whether or not legal proceedings have commenced, and without regard to waste, adequacy of security for the Obligations or solvency of Grantor, the license herein granted shall automatically expire and terminate, without notice to Grantor by Trustee or Beneficiary (any such notice being hereby expressly waived by Grantor to the extent permitted by applicable law).

Section 6.2 Perfection Upon Recordation. Grantor acknowledges that Beneficiary has taken all actions necessary to obtain, and that upon recordation of this Deed of Trust in the appropriate land records, Beneficiary and Trustee shall have, to the extent permitted under applicable law, a valid and fully perfected, first priority (subject to Permitted Encumbrances and Liens permitted by Section 7.01 of the Credit Agreement), present assignment of the Rents arising out of the Leases. Grantor acknowledges and agrees that upon recordation of this Deed of Trust in the appropriate land records, Beneficiary’s interest in the Rents shall be deemed to be fully perfected, “choate” and enforced as to Grantor and to the extent permitted under applicable law, all third parties, including, without limitation, any subsequently appointed trustee in any case under Title 11 of the United States Code (the “Bankruptcy Code”), without the necessity of commencing a foreclosure action with respect to this Deed of Trust, making formal demand for the Rents, obtaining the appointment of a receiver or taking any other affirmative action.

Section 6.3 Bankruptcy Provisions. Without limitation of the absolute nature of the assignment of the Rents hereunder, Grantor, Trustee and Beneficiary agree that (a) this Deed of Trust shall constitute a “security agreement” for purposes of Section 552(b) of the Bankruptcy Code, (b) the security interest created by this Deed of Trust extends to property of Grantor acquired before the commencement of a case in bankruptcy and to all amounts paid as Rents and (c) such security interest shall extend to all Rents acquired by the estate after the commencement of any case in bankruptcy.

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Section 6.4 No Merger of Estates. So long as part of the Indebtedness and the Obligations secured hereby remain unpaid and undischarged, the fee and leasehold estates to the Mortgaged Property shall not merge, but shall remain separate and distinct, notwithstanding the union of such estates either in Grantor, Beneficiary, any tenant or any third party by purchase or otherwise, unless and until Beneficiary and Trustee shall join in a written instrument expressly effecting such merger and shall duly record the same.

ARTICLE 7

SECURITY AGREEMENT

Section 7.1 Security Interest. This Deed of Trust constitutes a “security agreement” on personal property within the meaning of the UCC and other applicable law and with respect to the Personalty, Fixtures, Leases, Rents, Deposit Accounts, Property Agreements, Tax Refunds, Proceeds, Insurance and Condemnation Awards. To this end, Grantor grants to Beneficiary a first and prior security interest (subject to Liens permitted by Section 7.01 of the Credit Agreement) in the Personalty, Fixtures, Leases, Rents, Deposit Accounts, Property Agreements, Tax Refunds, Proceeds, Insurance, Condemnation Awards and all other Mortgaged Property which is personal property to secure the payment of the Indebtedness and performance of the Obligations, and agrees that Beneficiary shall have all the rights and remedies of a secured party under the UCC with respect to such property. Any notice of sale, disposition or other intended action by Beneficiary with respect to the Personalty, Fixtures, Leases, Rents, Deposit Accounts, Property Agreements, Tax Refunds, Proceeds, Insurance and Condemnation Awards sent to Grantor at least ten (10) days prior to any action under the UCC shall constitute reasonable notice to Grantor. In the event of any inconsistency between the terms of this Deed of Trust and the terms of the Security Agreement with respect to the collateral covered both therein and herein, the Security Agreement shall control and govern to the extent of any such inconsistency.

Section 7.2 Financing Statements. Grantor shall prepare and deliver to Beneficiary such financing statements, and shall execute and deliver to Beneficiary such other documents, instruments and further assurances, in each case in form and substance satisfactory to Beneficiary, as Beneficiary may, from time to time, reasonably consider necessary to create, perfect and preserve Beneficiary’s security interest hereunder. Grantor hereby irrevocably authorizes Beneficiary to cause financing statements (and amendments thereto and continuations thereof) and any such documents, instruments and assurances to be recorded and filed, at such times and places as may be required or permitted by law to so create, perfect and preserve such security interest. Grantor represents and warrants to Beneficiary that Grantor’s jurisdiction of organization is the State of [                    ]. After the date of this Deed of Trust, Grantor shall not change its name, type of organization, organizational identification number (if any), jurisdiction of organization or location (within the meaning of the UCC) without giving at least fifteen (15) days’ prior written notice to Beneficiary.

Section 7.3 Fixture Filing. This Deed of Trust shall also constitute a “fixture filing” for the purposes of the UCC against all of the Mortgaged Property that is or is to become fixtures. The information provided in this Section 7.3 is provided so that this Deed of Trust shall comply with the requirements of the UCC for a mortgage instrument to be filed as a financing statement. Grantor is the “Debtor” and its name and mailing address are set forth in the preamble of this Deed of Trust immediately preceding Article 1. Beneficiary is the “Secured Party” and its name and mailing address from which information concerning the security interest granted herein may be obtained are also set forth in the preamble of this Deed of Trust immediately preceding Article 1. A statement describing the portion of the Mortgaged Property comprising the fixtures hereby secured is set forth in Section 1.1(c) of this Deed of Trust. Grantor represents and warrants to Beneficiary that Grantor is the record owner of the Premises, the employer identification number of Grantor is [                    ] and the organizational identification number of Grantor is [                    ].

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ARTICLE 8

CONCERNING THE TRUSTEE

Section 8.1 Certain Rights. At any time, or from time to time, without liability therefor and without notice, upon written request of Beneficiary and presentation of this Deed of Trust and without affecting any personal liability of any person for payment or performance of the Obligations or the effect of this Deed of Trust upon the remainder of the Mortgaged Property, Trustee may (i) reconvey any part of the Mortgaged Property, (ii) consent in writing to the making of any map or plat thereof, (iii) join in granting any easement thereon, or (iv) join in any extension agreement or any agreement subordinating the lien or charge hereof. With the approval of Beneficiary, Trustee shall have the right to select, employ and consult with counsel. Trustee shall have the right to rely on any instrument, document or signature authorizing or supporting any action taken or proposed to be taken by it hereunder, believed by it in good faith to be genuine. Trustee shall be entitled to reimbursement for actual, reasonable expenses incurred by it in the performance of its duties. Grantor shall, from time to time, pay the compensation due to Trustee hereunder and reimburse Trustee for, and indemnify, defend and save Trustee harmless against, all liability and reasonable expenses which may be incurred by it in the performance of its duties, including those arising from joint, concurrent, or comparative negligence of Trustee; provided, however, that Grantor shall not be liable under such indemnification to the extent such liability or expenses result solely from Trustee’s gross negligence or willful misconduct. Grantor’s obligations under this Section 8.1 shall not be reduced or impaired by principles of comparative or contributory negligence.

Section 8.2 Retention of Money. All moneys received by Trustee shall, until used or applied as herein provided, be held in trust for the purposes for which they were received, but need not be segregated in any manner from any other moneys (except to the extent required by law), and Trustee shall be under no liability for interest on any moneys received by Trustee hereunder.

Section 8.3 Successor Trustees. If Trustee or any successor Trustee shall die, resign or become disqualified from acting in the execution of this trust, or Beneficiary shall desire to appoint a substitute Trustee, Beneficiary shall have full power to appoint one or more substitute Trustees and, if preferred, several substitute Trustees in succession who shall succeed to all the estates, rights, powers and duties of Trustee. Such appointment may be executed by any authorized agent of Beneficiary and as so executed, such appointment shall be conclusively presumed to be executed with authority, valid and sufficient, without further proof of any action. Without limitation of the foregoing, Beneficiary may, from time to time, by a written instrument executed and acknowledged by Beneficiary, recorded in the county in which the Mortgaged Property is located or by otherwise complying with the provisions of applicable law, substitute a successor or successors to any Trustee named herein or acting hereunder; and such successor(s) shall, without conveyance from the predecessor Trustee, succeed to all title, estate, rights, powers and duties of such predecessor.

Section 8.4 Perfection of Appointment. Should any deed, conveyance or instrument of any nature be required from Grantor by any successor Trustee to more fully and certainly vest in and confirm to such successor Trustee such estates, rights, powers and duties, then, upon request by such Trustee, all such deeds, conveyances and instruments shall be made, executed, acknowledged and delivered and shall be caused to be recorded and/or filed by Grantor.

Section 8.5 Trustee Liability. In no event or circumstance shall Trustee or any substitute Trustee hereunder be personally liable under or as a result of this Deed of Trust, either as a result of any action by Trustee (or any substitute Trustee) in the exercise of the powers hereby granted or otherwise, other than as a result of Trustee’s gross negligence or willful misconduct.

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Section 8.6 Trustee’s Acceptance. Trustee accepts this Trust when this Deed of Trust, duly executed and acknowledged, is made a public record as provided by law. Trustee is not obligated to notify any party hereto of pending sale under any other deed of trust or of any action or proceeding in which Grantor, Beneficiary or Trustee shall be a party unless brought by Trustee.

ARTICLE 9

MISCELLANEOUS

Section 9.1 Notices. Any notice required or permitted to be given under this Deed of Trust shall be given in accordance with Section 11.02 of the Credit Agreement.

Section 9.2 Covenants Running with the Land. All Obligations contained in this Deed of Trust are intended by Grantor, Beneficiary and Trustee to be, and shall be construed as, covenants running with the Land. As used herein, “Grantor” shall refer to the party named in the first paragraph of this Deed of Trust and to any subsequent owner of all or any portion of the Mortgaged Property. All Persons who may have or acquire an interest in the Premises or Fixtures shall be deemed to have notice of, and be bound by, the terms of the Credit Agreement and the other Loan Documents; provided, however, that no such party shall be entitled to any rights thereunder without the prior written consent of Beneficiary.

Section 9.3 Attorney-in-Fact. Grantor hereby irrevocably appoints Beneficiary as its attorney-in-fact, which agency is coupled with an interest and with full power of substitution, with full authority in the place and stead of Grantor and in the name of Grantor or otherwise (a) to execute and/or record any notices of completion, cessation of labor or any other similar notices that Beneficiary deems appropriate in its reasonable discretion to protect Beneficiary’s interest, if Grantor shall fail to do so within ten (10) days after written request by Beneficiary, (b) upon the issuance of a deed pursuant to the foreclosure of this Deed of Trust or the delivery of a deed in lieu of foreclosure, to execute all instruments of assignment, conveyance or further assurance with respect to the Leases, Rents, Deposit Accounts, Property Agreements, Tax Refunds, Proceeds, Insurance and Condemnation Awards in favor of the grantee of any such deed and as may be necessary or desirable for such purpose, (c) to prepare and file or record financing statements and continuation statements, and to prepare, execute and file or record applications for registration and like papers necessary to create, perfect or preserve Beneficiary’s security interests and rights in or to any of the Mortgaged Property, and (d) after the occurrence and during the continuance of any Event of Default, to perform any obligation of Grantor hereunder; provided, however, that (1) Beneficiary shall not under any circumstances be obligated to perform any obligation of Grantor; (2) any sums advanced by Beneficiary in such performance shall be added to and included in the Indebtedness and shall bear interest at the highest rate at which interest is then computed on any portion of the Indebtedness; (3) Beneficiary as such attorney-in-fact shall only be accountable for such funds as are actually received by Beneficiary; and (4) Beneficiary shall not be liable to Grantor or any other person or entity for any failure to take any action which it is empowered to take under this Section 9.3.

Section 9.4 Successors and Assigns. This Deed of Trust shall be binding upon and inure to the benefit of Beneficiary, the other Secured Parties, Trustee and Grantor and their respective successors and assigns. Except to the extent permitted by the terms of the Credit Agreement, Grantor shall not, without the prior written consent of Beneficiary, assign any rights, duties or obligations hereunder.

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Section 9.5 No Waiver. Any failure by Beneficiary, the other Secured Parties or Trustee to insist upon strict performance of any of the terms, provisions or conditions of the Loan Documents shall not be deemed to be a waiver of same, and Beneficiary, the other Secured Parties and Trustee shall have the right at any time to insist upon strict performance of all of such terms, provisions and conditions.

Section 9.6 Credit Agreement. If any conflict or inconsistency exists between this Deed of Trust and the Credit Agreement, the Credit Agreement shall govern.

Section 9.7 Release or Reconveyance. Upon payment in full of the Indebtedness and performance in full of the Obligations or upon a sale or other disposition of the Mortgaged Property permitted by the Credit Agreement, Trustee upon Beneficiary’s written request, at Grantor’s expense, shall reconvey, without warranty, the Mortgaged Property then held thereunder to Grantor. The recitals in such reconveyance of any matters or facts shall be conclusive proof of the truthfulness thereof. The grantee in such reconveyance may be described as “the person or persons legally entitled thereto.”

Section 9.8 Waiver of Stay, Moratorium and Similar Rights. Grantor agrees, to the full extent that it may lawfully do so, that it will not at any time insist upon or plead or in any way take advantage of any stay, marshalling of assets, extension, redemption or moratorium law now or hereafter in force and effect so as to prevent or hinder the enforcement of the provisions of this Deed of Trust or the Indebtedness or Obligations secured hereby, or any agreement between Grantor and Beneficiary or any rights or remedies of Trustee, Beneficiary or any other Secured Party.

Section 9.9 Applicable Law. The provisions of this Deed of Trust regarding the creation, perfection and enforcement of the liens and security interests herein granted shall be governed by and construed under the laws of the state in which the Mortgaged Property is located. All other provisions of this Deed of Trust shall be governed by the laws of the State of New York (including, without limitation, Section 5-1401 of the General Obligations Law of the State of New York).

Section 9.10 Headings. The Article, Section and Subsection titles hereof are inserted for convenience of reference only and shall in no way alter, modify or define, or be used in construing, the text of such Articles, Sections or Subsections.

Section 9.11 Severability. If any provision of this Deed of Trust shall be held by any court of competent jurisdiction to be unlawful, void or unenforceable for any reason, such provision shall be deemed severable from and shall in no way affect the enforceability and validity of the remaining provisions of this Deed of Trust.

Section 9.12 Entire Agreement. This Deed of Trust and the other Loan Documents embody the entire agreement and understanding between Grantor and Beneficiary relating to the subject matter hereof and thereof and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof. Accordingly, the Loan Documents may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

Section 9.13 Beneficiary as Agent; Successor Agents.

(a) Agent has been appointed to act as Agent hereunder by the other Secured Parties. Agent shall have the right hereunder to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including, without limitation, the

Form of Mortgage

release or substitution of the Mortgaged Property) in accordance with the terms of the Credit Agreement, any related agency agreement among Agent and the other Secured Parties (collectively, as amended, amended and restated, supplemented or otherwise modified or replaced from time to time, the “Agency Documents”) and this Deed of Trust. Grantor and all other Persons shall be entitled to rely on releases, waivers, consents, approvals, notifications and other acts of Agent, without inquiry into the existence of required consents or approvals of the Secured Parties therefor.

(b) Beneficiary shall at all times be the same Person that is Agent under the Agency Documents. Written notice of resignation by Agent pursuant to the Agency Documents shall also constitute notice of resignation as Agent under this Deed of Trust. Removal of Agent pursuant to any provision of the Agency Documents shall also constitute removal as Agent under this Deed of Trust. Appointment of a successor Agent pursuant to the Agency Documents shall also constitute appointment of a successor Agent under this Deed of Trust. Upon the acceptance of any appointment as Agent by a successor Agent under the Agency Documents, that successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Agent as the Beneficiary under this Deed of Trust, and the retiring or removed Agent shall promptly (i) assign and transfer to such successor Agent all of its right, title and interest in and to this Deed of Trust and the Mortgaged Property, and (ii) execute and deliver to such successor Agent such assignments and amendments and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Agent of the liens and security interests created hereunder, whereupon such retiring or removed Agent shall be discharged from its duties and obligations under this Deed of Trust. After any retiring or removed Agent’s resignation or removal hereunder as Agent, the provisions of this Deed of Trust and the Agency Documents shall inure to its benefit as to any actions taken or omitted to be taken by it under this Deed of Trust while it was Agent hereunder.

ARTICLE 10

LOCAL LAW PROVISIONS

[To Come — ]

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Form of Mortgage

IN WITNESS WHEREOF, Grantor has on the date set forth in the acknowledgement hereto, effective as of the date first above written, caused this instrument to be duly EXECUTED AND DELIVERED by authority duly given.

GRANTOR:	[ ],
a [ ] [ ]

By:
Name:
Title:

Form of Mortgage

State of	)
) ss.
County of	)

On                     , before me,                                 , a Notary Public, personally appeared                             , who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s) or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

[SEAL]

My Commission expires:	Notary Public

Form of Mortgage

EXHIBIT A

LEGAL DESCRIPTION

Legal Description of premises located at [                                    ]:

[See Attached Page(s) For Legal Description]

Form of Mortgage

EXHIBIT B

PERMITTED ENCUMBRANCES

Those exceptions set forth in Schedule B of that certain policy of title insurance issued to Beneficiary by [                    ] on or about the date hereof pursuant to commitment number [                    ].

Form of Mortgage